EXHIBIT 2.1
AGREEMENT AND PLAN OF MERGER

among

DYNEGY INC.,

IEH MERGER SUB LLC

and

IEP MERGER SUB INC.

Dated as of December 15, 2010

TABLE OF CONTENTS

Page

ARTICLE I

THE OFFER

1.1.	The Offer	2
1.2.	Company Action	6
1.3.	Directors	7
1.4.	Top-Up Option	9

ARTICLE II

THE MERGER; CLOSING; EFFECTIVE TIME

2.1.	The Merger	10
2.2.	Closing	10
2.3.	Effective Time	11

ARTICLE III

CERTIFICATE OF INCORPORATION AND

BYLAWS OF THE SURVIVING CORPORATION

3.1.	The Certificate of Incorporation	11
3.2.	The Bylaws	11

ARTICLE IV

OFFICERS AND DIRECTORS

OF THE SURVIVING CORPORATION

4.1.	Directors	11
4.2.	Officers	11

ARTICLE V

EFFECT OF THE MERGER ON CAPITAL STOCK;

EXCHANGE OF CERTIFICATES

5.1.	Effect on Capital Stock	12
5.2.	Exchange of Certificates	12
5.3.	Treatment of Stock Plans	16
5.4.	Adjustments to Prevent Dilution	17

ARTICLE VI

REPRESENTATIONS AND WARRANTIES

6.1.	Representations and Warranties of the Company	17
6.2.	Representations and Warranties of Parent and Merger Sub	40

ARTICLE VII

COVENANTS

7.1.	Interim Operations	45
7.2.	Acquisition Proposals.	51
7.3.	SEC Disclosure Filings; Information Supplied	55
7.4.	Approval of Merger	55
7.5.	Filings; Reasonable Best Efforts; Other Actions; Notification	57
7.6.	Access and Reports	61
7.7.	[Reserved]	62
7.8.	Publicity	62
7.9.	Employee Benefits	62
7.10.	Expenses	64
7.11.	Indemnification; Directors’ and Officers’ Insurance	64
7.12.	Takeover Statutes	66
7.13.	Parent Ownership and Vote	66
7.14.	Financing	69
7.15.	Casualty	70
7.16.	Stockholder Litigation	70
7.17.	Company Financing	70
7.18.	FCPA Matters	71
7.19.	Confidentiality	71
7.20.	Available Funds	72
7.21.	Rights Plan	72

ARTICLE VIII

CONDITIONS

8.1.	Conditions to Each Party’s Obligation to Effect the Merger	72
8.2.	Conditions to Obligations of Parent and Merger Sub	72
8.3.	Conditions to Obligation of the Company	74
8.4.	Frustration of Closing Conditions	74

ARTICLE IX

TERMINATION

9.1.	Termination by Mutual Consent	74
9.2.	Termination by Either Parent or the Company	75
9.3.	Termination by the Company	75
9.4.	Termination by Parent	76
9.5.	Effect of Termination and Abandonment	78

ARTICLE X

MISCELLANEOUS AND GENERAL

10.1.	Survival	80
10.2.	Modification or Amendment	80
10.3.	Waiver of Conditions	80
10.4.	Counterparts	80
10.5.	GOVERNING LAW AND VENUE; WAIVER OF JURY TRIAL; SPECIFIC PERFORMANCE	80
10.6.	Notices	82
10.7.	Entire Agreement	83
10.8.	No Third Party Beneficiaries	84
10.9.	Obligations of Parent and of the Company	84
10.10.	Transfer Taxes	84
10.11.	Definitions	84
10.12.	Severability	84
10.13.	Interpretation; Construction	85
10.14.	Assignment	85

Annex A	Defined Terms	A-1

Exhibit A	Tender Offer Conditions	Ex. A-1

Exhibit A-2	Continuing Tender Offer Conditions	Ex. A-2

Exhibit B	Form of Certificate of Incorporation of the Surviving Corporation	Ex. B-1

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AGREEMENT AND PLAN OF MERGER

AGREEMENT AND PLAN OF MERGER (hereinafter called this “Agreement”), dated as of December 15, 2010, among Dynegy Inc., a Delaware corporation (the “Company”), IEH Merger Sub LLC, a Delaware limited liability company (“Parent”), and IEP Merger Sub Inc., a Delaware corporation and a wholly owned subsidiary of Parent (“Merger Sub,” with the Company and Merger Sub sometimes being hereinafter collectively referred to as the “Constituent Corporations”).

RECITALS

WHEREAS, on the terms and subject to the conditions set forth herein, including Exhibit A, Parent has agreed to commence (within the meaning of Rule 14d-2 under the Securities Exchange Act of 1934 and the rules and regulations promulgated thereunder, as amended (the “Exchange Act”)) a tender offer (as it may be amended from time to time in accordance under this Agreement, the “Offer”) to purchase all of the shares of common stock, par value $0.01 per share, of the Company (the “Common Stock”), including the associated rights (the “Rights“, and together with the shares of Common Stock, the “Shares”) issued pursuant to the  Stockholder Protection Rights Agreement, dated as of November 22, 2010 and as amended on the date hereof (as it may be further amended from time to time, the “Rights Agreement”), between the Company and Mellon Investor Services LLC, as Rights Agent, that are issued and outstanding, at a price of $5.50 per Share in cash, net to the seller in cash but subject to any required withholding of Taxes (such price as it may be amended from time to time in accordance with this Agreement, the “Offer Price”);

WHEREAS, concurrently with the execution and delivery of this Agreement and as a condition to the willingness of the Company to enter into this Agreement, certain Affiliates of Parent have entered into a Support Agreement with the Company (the “Support Agreement”);

WHEREAS, concurrently with the execution and delivery of this Agreement, and as a condition to the willingness of the Company to enter into this Agreement, Icahn Enterprises Holdings L.P., a Delaware limited partnership (the “Guarantor”) is entering into a guarantee (the “Guarantee”) in favor of the Company pursuant to which the Guarantor is guaranteeing certain obligations of Parent and Merger Sub arising prior to or at the Effective Time (other than with respect to Section 7.11) in connection with this Agreement;

WHEREAS, the Board of Directors of the Company, acting upon the recommendation of a special committee of the Board of Directors of the Company consisting only of independent directors of the Company (the “Special Committee”), has, upon the terms and subject to the conditions set forth herein, (i) determined that the transactions contemplated by this Agreement, including the Offer and the merger of Merger Sub with and into the Company (the “Merger”), are fair to, and in the best interests of, the Company and its stockholders, (ii) approved and declared advisable this Agreement and the transactions contemplated hereby, including the Offer and the Merger, and (iii) recommended that the Company’s stockholders accept the Offer, tender their Shares to Parent in the Offer and, to the extent applicable, adopt this Agreement;

WHEREAS, each of the sole member of Parent and the Board of Directors of Merger Sub has, upon the terms and subject to the conditions set forth in this Agreement, unanimously (i) determined that the transactions contemplated by this Agreement, including the Offer and the Merger, are fair to and in the best interests of it and its members or stockholders, as applicable, and (ii) approved and declared advisable this Agreement and the transactions contemplated hereby, including the Offer and the Merger; and

WHEREAS, the Company, Parent and Merger Sub desire to make certain representations, warranties, covenants and agreements in connection with this Agreement.

NOW, THEREFORE, in consideration of the premises and the representations, warranties, covenants and agreements contained herein, the parties hereto hereby agree as follows:

ARTICLE I

The Offer

1.1. The Offer

(a) Commencement.  Provided that this Agreement shall not have been terminated in accordance with Article IX, Parent shall, as promptly as practicable (and, in any event, by 5:00 p.m. (New York City time) on December 22, 2010) commence, within the meaning of Rule 14d-2 under the Exchange Act, the Offer to purchase all outstanding Shares at the Offer Price.  The obligations of Parent to accept for payment and to pay for any Shares tendered pursuant to the Offer shall be subject to only those conditions set forth in Exhibit A (the “Tender Offer Conditions”).  The Company agrees that no Shares held by the Company or any of its Subsidiaries (other than any Shares held on behalf of third parties) will be tendered pursuant to the Offer.

(b) Waiver of Tender Offer Conditions.  Parent expressly reserves the right from time to time, in its sole discretion, to waive any Tender Offer Condition; provided that without the prior written consent of the Company, Parent shall not, (i) decrease the Offer Price or change the form of consideration payable in the Offer, (ii) decrease the number of Shares sought to be purchased in the Offer, (iii) amend, modify or waive satisfaction of the Minimum Condition or the Regulatory Condition (each, as defined in Exhibit A), (iv) impose additional conditions to the Offer or amend or modify any of the Tender Offer Conditions in a manner adverse to holders of Shares (for the avoidance of doubt, other than the Minimum Condition and the Regulatory Condition, which shall not be amended, modified or waived without the prior written consent of the Company), (v) accelerate the Expiration Date to any date earlier than January 25, 2011, (vi) make any change in the Offer that would require an extension or delay of the then-current Expiration Date (other than an increase in the Offer Price), (vii) amend any other term of the Offer in a manner adverse to holders of Shares or (viii) except as provided in Section 1.1(d), extend the then-current Expiration Date of the Offer.

(c) Securities Filings.  On the date of commencement of the Offer, Parent shall (i) file or cause to be filed with the Securities and Exchange Commission (the “SEC”) a Tender Offer Statement on Schedule TO with respect to the Offer filed under cover of Schedule TO (together with all amendments and supplements thereto, the “Schedule TO”) and the related offer to purchase, letter of transmittal and summary advertisement and other ancillary Offer documents and instruments pursuant to which the Offer will be made (collectively, and including any supplements or amendments thereto, the “Offer Documents”) and (ii) cause the Offer Documents to be disseminated to the holders of Shares as and to the extent required by the applicable federal securities Laws and the rules and regulations of the SEC thereunder (collectively, the “Securities Laws”).  The Company agrees to furnish to Parent all information concerning the Company required by the Securities Laws to be set forth in the Offer Documents.  Parent, Merger Sub and the Company each agrees promptly to correct any information provided by it for use in the Offer Documents if and to the extent that it shall have become false or misleading in any material respect, and Parent shall take all steps necessary to cause the Schedule TO, as so corrected or supplemented, to be filed with the SEC and the Offer Documents, as so corrected or supplemented, to be disseminated to holders of Shares, in each case, as and to the extent required by the Securities Laws.  Parent will provide the Company a reasonable opportunity to review and comment on the Offer Documents, and any amendments thereto, before they are filed with the SEC or disseminated to the holders of Shares.  Parent shall respond as promptly as reasonably practicable to any comments received from the SEC with respect to the Offer Documents and provide copies of such comments to the Company promptly upon receipt and copies of proposed responses to the Company a reasonable time prior to filing or dissemination to allow for meaningful comment by the Company.

(d) Expiration and Extension of the Offer.  The Offer shall initially be scheduled to expire at midnight (Eastern time) on the later of (x) the 20th business day following the commencement of the Offer and (y) January 25, 2011 (the initial expiration date, or such subsequent date to which the expiration of the Offer is extended pursuant to and in accordance with the terms of this Agreement, the “Expiration Date”), and Parent shall not terminate or withdraw the Offer other than in connection with the effective termination of this Agreement in accordance with Article IX or pursuant to Section 1.1(f).  Notwithstanding the foregoing, Parent may, without receiving the consent of the Company, (i) extend the Expiration Date for any period required by the Securities Laws or the rules and regulations of the New York Stock Exchange (the “NYSE”) applicable to the Offer (it being agreed and understood that if Parent increases the Offer Price, it shall be required to extend the Expiration Date for the minimum period required under the Securities Laws) or (ii) elect to provide a subsequent offering period for the Offer in accordance with Rule 14d-11 under the Exchange Act; provided that, in accordance with Rule 14d-11 under the Exchange Act, Parent shall immediately accept for payment and promptly (and in any event within three (3) business days) pay for all Shares tendered during any such subsequent offering period.  In addition, Parent shall, if requested by the Company, make available a subsequent offering period for the Offer in accordance with Rule 14d-11 under the Exchange Act; provided, that Parent shall not be required to make available such subsequent offering period in the event that, prior to the commencement of such subsequent offering period, Parent then holds of record more than 90% of the outstanding Shares.  So long as this Agreement has not been terminated pursuant to Article IX or the Offer has not been terminated pursuant to Section 1.1(f) (and subject to each party’s rights to terminate this Agreement pursuant to Article IX), if at any scheduled Expiration Date, the Tender Offer Conditions shall not have been satisfied or earlier waived, Parent shall extend the Offer and the Expiration Date to a date that is not more than five (5) business days after such previously scheduled Expiration Date; provided, however, that Parent shall not be required to extend the Offer and the Expiration Date to a date later than the Termination Date.  Nothing contained herein shall limit or otherwise affect the Company’s right to terminate this Agreement pursuant to Sections 9.2 and 9.3 in accordance with the terms thereof.  For purposes of this Agreement, the term “business day” shall have the meaning assigned to such term in Rule 14d-1(g)(3) under the Exchange Act.

(e) Offer Closing.  Subject solely to the satisfaction or waiver by Parent in accordance with Section 1.1(b) hereof of the Tender Offer Conditions, Parent shall, as soon as possible after the expiration of the Offer (and in any event within three (3) business days), accept for payment and pay for all Shares validly tendered and not withdrawn pursuant to the Offer (the time at which immediately available funds are irrevocably deposited by Parent with the depositary for payment for all Shares in an amount sufficient to pay the aggregate Offer Price for all Shares validly tendered and not withdrawn pursuant to the Offer (excluding Shares validly tendered pursuant to a subsequent offering period in accordance with Rule 14d-11 under the Exchange Act) being referred to as the “Offer Closing”).  The date on which the Offer Closing occurs is referred to in this Agreement as the “Offer Closing Date”.  Parent shall have on a timely basis the cash necessary to purchase any Shares that Parent becomes obligated to purchase pursuant to the Offer in order to consummate the Offer Closing.

(f) Offer Termination.  If this Agreement is terminated pursuant to a Tender Termination or if this Agreement has been duly adopted by holders of Shares constituting the Company Requisite Vote in accordance with applicable Law and the certificate of incorporation and bylaws of the Company, Parent shall promptly (and in any event within one (1) business day of such termination or adoption, as applicable), irrevocably and unconditionally terminate the Offer.  If this Agreement is terminated pursuant to a Tender Termination prior to the purchase of Shares in the Offer, Parent shall promptly return, and shall cause any depositary acting on behalf of Parent to return, in accordance with applicable Law, all tendered Shares to the registered holders thereof.  A “Tender Termination” is a termination of this Agreement pursuant to Section 9.3(a) in connection with a Subsequent Transaction, Section 9.1, Section 9.3(b), Section 9.3(c)(i), Section 9.3(d), Section 9.4(c) or Section 9.4(d). The Parties hereto acknowledge and agree that if the Offer is terminated as a result of the adoption of this Agreement by holders of Shares constituting the Company Requisite Vote, such termination shall not give rise to a right of termination of this Agreement except to the extent expressly provided for in Article IX and that, absent such termination of this Agreement, the obligations of the Parties hereunder other than those related to the Offer shall continue to remain in effect, including those obligations with respect to the Merger.

(g) Withholding.  Parent shall be entitled to deduct and withhold from the consideration otherwise payable pursuant to the Offer to any holder of Shares such amounts as Parent is required to deduct and withhold with respect to the making of such payment under the Internal Revenue Code of 1986, as amended (the “Code”), or any other applicable state, local or foreign Tax Law.  To the extent that amounts are so withheld and paid over to the appropriate Taxing authority by Parent, such withheld amounts shall be treated for all purposes of the Agreement as having been paid to the holder of the Shares in respect of which such deduction and withholding was made by Parent.

(h) Continuation of Offer.  Unless this Agreement is terminated pursuant to a Tender Termination, in which event the Offer shall be terminated by Parent in accordance with Section 1.1(f)), Parent shall not be required to terminate the Offer in connection with a termination of this Agreement if and only if, (1) the Offer has not been terminated prior to the date of termination of this Agreement, (2) the Offer, including any extensions thereof, does not have an expiration date later than September 15, 2011 (it being agreed and understood that Parent may not amend, modify or waive any terms or conditions of the Offer which would require Parent to extend the expiration date of the Offer to any date later than the September 15, 2011 under the Securities Laws or the rules and regulations of the NYSE), (3) the only conditions to the obligations of Parent to accept for payment and to pay for Shares validly tendered and not withdrawn pursuant to the Offer shall be the conditions set forth in Exhibit A-2 hereto (the “Continuing Conditions”), and Parent shall not amend, modify or waive satisfaction of the Continuing Minimum Condition (as defined in Exhibit A-2) or impose additional conditions to the Offer (it being agreed and understood that Parent shall be permitted to amend the Tender Offer Conditions in order to provide that the Continuing Offer shall only be subject to Continuing Conditions), (4) Parent provides the Company with an irrevocable commitment to comply with clauses (iv) and (v) of the definition of “Qualifying Offer”, as defined in the Rights Agreement and (5) Parent has available to it cash, cash equivalents or readily marketable securities available to it throughout the Offer in an amount sufficient to pay the aggregate Offer Price and other consideration required to be paid to satisfy its obligations under the preceding clause (4) (an Offer that is outstanding at, and remains outstanding after, the termination of this Agreement (other than pursuant to a Tender Termination) and that satisfies each of clauses (1) through (5), a “Continuing Offer”).  Notwithstanding any continuation of the Offer by Parent following the termination of this Agreement in accordance with the preceding sentence, following the termination of this Agreement, (x) Parent shall not be permitted to include the Company Recommendation in the Offer Documents, and (y) the Board of Directors of the Company shall have no obligation under this Agreement to recommend holders of Shares tender any of their Shares into and/or accept the Offer and shall be expressly permitted to recommend holders of Shares not tender any of their Shares into and/or accept the Offer with no liability of the Company to Parent, Merger Sub or any other Affiliate of Parent.

1.2. Company Action

(a) Schedule 14D-9.  The Company shall, after affording Parent a reasonable opportunity to review and comment thereon, file with the SEC, as promptly as practicable after the filing by Parent of the Offer Documents (and in any event within ten (10) business days following such filing), a Solicitation/Recommendation Statement on Schedule 14D-9 with respect to the Offer (together with any amendments or supplements thereto, and including the exhibits thereto, the “Schedule 14D-9”), which shall, subject to Section 7.2(e) and Section 1.1(h), include the Company Recommendation with respect to the Offer and the Fairness Opinions, and shall disseminate the Schedule 14D-9 to holders of Shares, in each case, as and to the extent required by the Securities Laws.  Subject to Section 7.2(e) and Section 1.1(h), the Company hereby consents to the inclusion in the Offer Documents of the Company Recommendation.   The Company agrees promptly to correct the Schedule 14D-9 if and to the extent that it shall become false or misleading in any material respect (and each of Parent and Merger Sub, with respect to written information supplied by it specifically for use in the Schedule 14D-9, shall promptly notify the Company of any required corrections of such information and cooperate with the Company with respect to correcting such information) and to supplement the information contained in the Schedule 14D-9 to include any information that shall become necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading, and the Company shall cause the Schedule 14D-9 as so corrected to be filed with the SEC and disseminated to the Company’s stockholders as and to the extent required by the Securities Laws.  Parent and its counsel shall be given a reasonable opportunity to review and comment on the Schedule 14D-9 and any amendments thereto before they are filed with the SEC or disseminated to the holders of Shares.  The Company shall respond as promptly as reasonably practicable to any comments received from the SEC with respect to the Schedule 14D-9 and provide copies of such comments to Parent promptly upon receipt and copies of proposed responses to Parent a reasonable time prior to filing or dissemination to allow for  meaningful comment by Parent.

(b) Stockholder Information.  In connection with the Offer, promptly following the date of this Agreement, the Company shall furnish or cause to be furnished to Parent mailing labels containing the names and addresses of all record holders of Shares, a non-objecting beneficial owners list and security position listings of Shares held in stock depositories, each as of a recent date, and shall reasonably promptly furnish Parent with such additional information, including updated lists of stockholders, mailing labels, security position listings and computer files, and such other information and assistance as Parent or its agents may reasonably request for the purpose of communicating the Offer to the record and beneficial holders of Shares.  Subject to the requirements of applicable Law, and except for such steps as are necessary to disseminate the Offer Documents and any other documents necessary to consummate the Offer and the Merger, Parent and Merger Sub and their agents (i) shall hold in confidence the information contained in any such labels, listings and files, will use such information only in connection with the Offer and the Merger and, if this Agreement shall be terminated the Continuing Offer, and (ii) following the earlier of a Tender Termination or the expiration of the Continuing Offer will, upon request of the Company, deliver or destroy, and will use their reasonable best efforts to cause their agents to deliver or destroy, to the Company all copies of such information then in their possession or control.

1.3. Directors

(a) Composition of Company Board and Board Committees.  Promptly upon the purchase of, and payment for, any Shares by Parent pursuant to the Offer which represent at least such number of Shares as shall satisfy the Minimum Condition, and at all times thereafter, Parent shall be entitled to elect or designate such number of directors, rounded up to the next whole number, to the Board of Directors of the Company as will give Parent, subject to compliance with Section 14(f) of the Exchange Act and Rule 14f-1 promulgated thereunder, representation on the Board of Directors of the Company equal to at least that number of directors which equals the product of the total number of directors on the Board of Directors of the Company (giving effect to the directors appointed or elected pursuant to this sentence) multiplied by the percentage that the aggregate number of Shares beneficially owned by Parent, any Subsidiary of Parent and the Support Parties (including for purposes of this Section 1.3(a) such Shares as are accepted for payment and paid for pursuant to the Offer and Shares that are subject to options to purchase Shares to the extent such options have been irrevocably exercised and paid for by Parent, any Subsidiary of Parent or any Support Party) bears to the total number of Shares outstanding on a fully diluted basis (assuming the issuance of all shares of Common Stock that may be issued upon the vesting of outstanding shares of Company Restricted Stock (as defined in Section 6.1(b)), plus shares of Common Stock issuable upon the exercise of all outstanding Company Stock Options, warrants and other rights to purchase shares of Common Stock with an exercise price per share less than the Offer Price; provided, however, that, in the event that Parent’s designees are appointed or elected to the Board of Directors of the Company, then until the Effective Time, the Company and Parent shall use reasonable best efforts to (a) cause at least three members of the Board of Directors of the Company on the date of this Agreement (the “Existing Directors”), who are neither officers of the Company nor designees, stockholders, affiliates or associates (within the meaning of the Securities Laws) of Parent and who will be independent for purposes of Rule 10A-3 under the Exchange Act (one or more of such directors, the “Independent Directors”) to remain as directors, with the three Independent Directors to be selected by a majority vote of the Existing Directors and (b) to designate a committee of the Board of Directors of the Company (the “Independent Director Committee”) and to continue the existence of such Independent Director Committee until the Effective Time, which shall be comprised solely of such Independent Directors and which shall, subject to applicable Law, be delegated all power, right and authority of the Board of Directors of the Company with respect to the Independent Director Committee Actions; provided further, that if at any time there are in office fewer than three (3) Independent Directors, the Board of Directors of the Company will take all action necessary to cause a person or, if there are two (2) vacancies, two (2) persons designated by the remaining Independent Director(s) to fill such vacancy(ies) who shall be neither an officer of the Company nor a designee, stockholder, affiliate or associate of Parent and who will be independent for purposes of Rule 10A-3 under the Exchange Act, and each such person shall be appointed to the Independent Director Committee and deemed to be an Independent Director for purposes of this Agreement, or, if no Independent Directors remain, the other directors shall designate three (3) persons to fill the vacancies who shall be neither an officer of the Company nor a designee, stockholder, affiliate or associate of Parent and who will be independent for purposes of Rule 10A-3 under the Exchange Act, and each such person shall be appointed to the Independent Director Committee and deemed to be an Independent Director for purposes of this Agreement.  At each such time, the Company will, subject to any limitations imposed by applicable Laws (including, without limitation, the NYSE rules and regulations), also cause each committee of the Board of Directors of the Company (other than the Independent Director Committee) to include persons designated by Parent constituting at least the same percentage of each such committee as Parent’s designees constitute on the Board of Directors of the Company.  The Company shall, upon request by Parent, subject to the Company’s certificate of incorporation and bylaws, promptly increase the size of the Board of Directors of the Company or exercise its best efforts to secure the resignations of such number of directors as is necessary to enable Parent’s designees to be elected to the Board of Directors of the Company in accordance with the terms of this Section 1.3(a) and shall cause Parent’s designees to be so elected.  Subject to applicable Laws, the Company shall promptly take all action necessary pursuant to Section 14(f) of the Exchange Act and Rule 14f-1 promulgated thereunder in order to fulfill its obligations under this Section 1.3(a).  Parent will supply the Company any information with respect to itself and its nominees, officers, directors and affiliates required by Section 14(f) and Rule 14f-1.

(b) Required Approvals of Independent Director Committee.  Notwithstanding anything in this Agreement to the contrary, following the time directors designated by Parent are elected or appointed to the Board of Directors of the Company and prior to the Effective Time, the approval of the Independent Director Committee, by a majority vote of its members, shall be required (i) to amend or terminate this Agreement, (ii) to waive or elect to enforce any of the Company’s rights or remedies under this Agreement (it being agreed that the approval of the Independent Director Committee, by a majority vote of its members, shall be the only approval of the Board of Directors of the Company necessary to enforce the obligations of Parent and Merger Sub pursuant to this Agreement and the Company’s other rights and remedies hereunder), (iii) to extend the time for the performance of any of the obligations or other acts of Parent or Merger Sub, (iv) to take any other action by the Company in connection with this Agreement or the transactions contemplated hereby, (v) to authorize any amendments to the certificate of incorporation or bylaws of the Company in a manner adverse to the holders of Shares, or (vi) to cease the Company’s compliance with the continuing listing requirements of the NYSE.  The Independent Director Committee shall have the authority to retain counsel (which may include current counsel to the Company) and other advisors at the reasonable expense of the Company as determined appropriate by the Independent Director Committee for the purpose of fulfilling its obligations hereunder and shall have the authority, after the Offer Closing, to institute any action on behalf of the Company to enforce the performance of this Agreement in accordance with its terms (such authority, together with the matters that require the approval of the Independent Director Committee described in the first sentence of this Section 1.3(b), being referred to as the “Independent Director Committee Actions”).

(c) Section 14 of the Exchange Act.  The Company shall mail to the holders of Shares an information statement containing the information required by Section 14(f) of the Exchange Act and Rule 14f-1 thereunder (the “Information Statement”), and the Company agrees to make such mailing concurrently with the mailing of the Schedule 14D-9 (provided that Parent and Merger Sub shall have provided to the Company on a timely basis all information required to be included in the Information Statement with respect to such designees and with respect to Parent’s officers, directors and Affiliates).

(d) Effects on Continued Listing.  Following the Offer Closing, the Company shall, upon Parent’s request, take all action reasonably necessary to elect to be treated as a “controlled company” as defined by Rule 303A of the New York Stock Exchange Listed Company Manual.

1.4. Top-Up Option

(a) Top-Up Option Grant.  The Company hereby grants to Parent an irrevocable option (the “Top-Up Option”) to purchase that number of Shares (the “Top-Up Option Shares”) equal to the lowest number of Shares that, when added to the number of Shares owned by Parent at the time of such exercise, shall constitute one Share more than the number of Shares necessary for Merger Sub to be merged into the Company without a vote or consent of stockholders of the Company in accordance with Section 253 of the Delaware General Corporation Law (the “DGCL”), at a price per Share equal to the Offer Price.

(b) Exercise of Top-Up.  The Top-Up Option shall only be exercisable once in whole and not in part within ten (10) business days after the date on which Parent accepts for payment and pays for Shares pursuant to the Offer, or such later date as any subsequent offering period for the Offer as provided for under Section 1.1(d) may expire (the “Purchase Date”); provided, however, that notwithstanding anything in this Agreement to the contrary, the Top-Up Option shall not be exercisable and shall terminate on the Purchase Date if the number of Top-Up Option Shares would exceed the number of authorized but unissued Shares; and, provided, further, that the Top-Up Option shall terminate concurrently with the termination of this Agreement in accordance with its terms or upon any termination of the Offer pursuant to Section 1.1(f).

(c) Top-Up Closing.  In the event Parent wishes to exercise the Top-Up Option, Parent shall so notify the Company in writing, and shall set forth in such notice (i) the number of Shares owned by Parent immediately preceding the purchase of the Top-Up Option Shares and (ii) the place and time for the closing of the purchase of the Top-Up Option Shares (the “Top-Up Closing”).  The Company shall, as soon as practicable following receipt of such notice, notify Parent in writing of the number of Shares then outstanding and the number of Top-Up Option Shares.  At the Top-Up Closing, Parent shall pay the Company the aggregate price required to be paid for the Top-Up Option Shares and the Company shall cause to be issued to Parent a certificate representing the Top-Up Option Shares.  The purchase price owed by Parent to the Company to purchase the Top-Up Option Shares shall be paid to the Company at the Top-Up Closing, at Parent’s option, (i) in cash, by wire transfer of same-day funds, or (ii) by (x) paying in cash, by wire transfer of same-day funds, an amount equal to not less than the aggregate par value of the Top-Up Option Shares and (y) executing and delivering to the Company a promissory note having a principal amount equal to the aggregate purchase price pursuant to the Top-Up Option less the amount paid in cash pursuant to the preceding clause (x) (the “Promissory Note”).  The Promissory Note (A) shall be due on the first anniversary of the Top-Up Closing, (B) shall bear simple interest of 5% per annum, (C) shall be full recourse to Parent, (D) may be prepaid, in whole or in part, at any time without premium or penalty, and (E) shall have no other material terms.

(d) Exemption from Registration.  Parent acknowledges that the Top-Up Option Shares that Parent may acquire upon exercise of the Top-Up Option will not be registered under the Securities Act of 1933 and the rules and regulations promulgated thereunder, as amended (the “Securities Act”), and will be issued in reliance upon an applicable exemption from registration under the Securities Act. Parent hereby represents and warrants to the Company that Parent will be, upon the purchase of the Top-Up Option Shares, an “accredited investor”, as defined in Rule 501 of Regulation D under the Securities Act. Parent agrees that the Top-Up Option and the Top-Up Option Shares to be acquired upon exercise of the Top-Up Option are being and will be acquired by Parent for the purpose of investment and not with a view to, or for resale in connection with, any distribution thereof (within the meaning of the Securities Act).

(e) No Effect on Appraisal Rights.  Notwithstanding anything to the contrary contained herein, each of Parent, Merger Sub and the Company agree and acknowledge that in any appraisal proceeding under Section 262 of the DGCL with respect to the Dissenting Shares and to the fullest extent permitted by applicable Law, the Surviving Corporation shall not assert that the Top-Up Option, the Top-Up Option Shares or any cash or Promissory Note delivered by Merger Sub to the Company in payment for such Top-Up Option Shares should be considered in connection with the determination of the fair value of the Dissenting Shares in accordance with Section 262 of the DGCL.

ARTICLE II

The Merger; Closing; Effective Time

2.1. The Merger

Upon the terms and subject to the conditions set forth in this Agreement, at the Effective Time, Merger Sub shall be merged with and into the Company in accordance with the provisions of the DGCL and the separate corporate existence of Merger Sub shall thereupon cease.  The Company shall be the surviving corporation in the Merger (sometimes hereinafter referred to as the “Surviving Corporation”), and the separate corporate existence of the Company, with all its rights, privileges, immunities, powers and franchises, shall continue unaffected by the Merger, except as set forth in Article III.  The Merger shall have the effects specified in the DGCL and in this Agreement.

2.2. Closing

Unless otherwise mutually agreed in writing between the Company and Parent, the closing of the Merger (the “Closing”) shall take place at the offices of Sullivan & Cromwell LLP, 125 Broad Street, New York, New York, at 9:00 a.m. (Eastern Time) on the third (3rd) business day after which the last to be satisfied or waived of the conditions set forth in Article VIII (other than those conditions that by their nature are to be satisfied at the Closing, but subject to the fulfillment or waiver of those conditions) shall be satisfied or waived in accordance with this Agreement.  The date on which the Closing actually occurs is referred to as the “Closing Date”.

2.3. Effective Time

As soon as practicable following the Closing, the Company and Parent will cause a certificate of merger or certificate of ownership and merger, as applicable, (in either case, the “Delaware Certificate of Merger”) to be executed, acknowledged and filed with the Secretary of State of the State of Delaware as provided in the DGCL.  The Merger shall become effective at the time when the Delaware Certificate of Merger has been duly filed with the Secretary of State of the State of Delaware or at such later time as may be agreed by the parties in writing and specified in the Delaware Certificate of Merger (the “Effective Time”).  Notwithstanding the foregoing and anything contained in Section 7.4 to the contrary, if after the consummation of the Offer Closing and the exercise of the Top-Up Option, if applicable, Parent shall then hold of record, in the aggregate, at least 90% of the outstanding Shares, the parties hereto agree to take all necessary and appropriate action to cause the Merger to become effective as promptly as practicable without the vote or consent of the stockholders of the Company in accordance with Section 253 of the DGCL.

ARTICLE III

Certificate of Incorporation and

Bylaws of the Surviving Corporation

3.1. The Certificate of Incorporation

The certificate of incorporation of the Company shall be amended in connection with the completion of the Merger so as to read in its entirety as set forth in Exhibit B hereto and, as so amended, shall be the certificate of incorporation of the Surviving Corporation (the “Charter”), until duly amended as provided therein or by applicable Law (subject to Section 7.11(e)).

3.2. The Bylaws

The parties hereto shall take all actions necessary so that the bylaws of the Company in effect immediately prior to the Effective Time shall be the bylaws of the Surviving Corporation (the “Bylaws”), until thereafter amended as provided therein or by applicable Law (subject to Section 7.11(e)).

ARTICLE IV

Officers and Directors

of the Surviving Corporation

4.1. Directors

The parties hereto shall take, or cause to be taken, all actions necessary so that the directors of Merger Sub immediately prior to the Effective Time shall, from and after the Effective Time, be the directors of the Surviving Corporation until their successors have been duly elected or appointed and qualified or until their earlier death, resignation or removal in accordance with the Charter and the Bylaws.

4.2. Officers

The officers of the Company at the Effective Time shall, from and after the Effective Time, be the officers of the Surviving Corporation until their successors shall have been duly elected or appointed and qualified or until their earlier death, resignation or removal in accordance with the Charter and the Bylaws.

ARTICLE V

Effect of the Merger on Capital Stock;

Exchange of Certificates

5.1. Effect on Capital Stock

At the Effective Time, as a result of the Merger and without any action on the part of the Company, the holder of any capital stock of the Company or the sole stockholder of Merger Sub:

(a) Merger Consideration.  Each share of Common Stock issued and outstanding immediately prior to the Effective Time (other than (i) shares of Common Stock owned by Parent, Merger Sub or any other direct or indirect wholly owned Subsidiary of Parent and shares of Common Stock owned by the Company or any direct or indirect wholly owned Subsidiary of the Company, and in each case not held on behalf of third parties (the “Affiliated Shares”), and (ii) shares of Common Stock owned by stockholders (“Dissenting Stockholders”) who have perfected and not withdrawn a demand for, or lost their right to, appraisal pursuant to Section 262 of the DGCL with respect to such shares of Common Stock (the “Dissenting Shares,” and together with the Affiliated Shares, the “Excluded Shares”)) shall be converted into the right to receive an amount in cash equal to the Offer Price (the “Per Share Merger Consideration”), without interest.  Except as provided in Section 5.1(b), at the Effective Time, all of the shares of Common Stock shall cease to be outstanding, shall be cancelled and shall cease to exist, and each certificate (a “Certificate”) formerly representing any of the shares of Common Stock (other than Excluded Shares) shall thereafter represent only the right to receive the Per Share Merger Consideration for each such share of Common Stock, without interest.

(b) Treatment of Excluded Shares.  At the Effective Time, each Affiliated Share shall not represent the right to receive the Per Share Merger Consideration and shall convert into one share of a class of stock of the Surviving Corporation designated by Parent.  Each Dissenting Share, by virtue of the Merger and without any action on the part of the holder thereof, shall cease to be outstanding, shall be cancelled without payment of any consideration therefor and shall cease to exist, subject to the right of the holder of any Dissenting Shares to receive the payment for such Dissenting Shares pursuant to Section 5.2(g).

(c) Merger Sub

At the Effective Time, each share of common stock, par value $0.01 per share, of Merger Sub issued and outstanding immediately prior to the Effective Time shall be converted into one share of common stock, par value $0.01 per share, of the Surviving Corporation.

5.2. Exchange of Certificates

(a) Paying Agent.  At the Effective Time, Parent shall deposit, or cause to be deposited, with a paying agent selected by Parent with the Company’s prior approval (such approval not to be unreasonably withheld, conditioned or delayed) (the “Paying Agent”), for the benefit of the holders of shares of Common Stock, a cash amount in immediately available funds necessary for the Paying Agent to make payments under Section 5.1(a) (such cash amount being hereinafter referred to as the “Exchange Fund”).  If a Dissenting Stockholder effectively withdraws its demand for, or loses its rights to, appraisal pursuant to Section 262 of the DGCL with respect to any Dissenting Shares, (i) such shares of Common Stock shall cease to be Excluded Shares and (ii) Parent shall make available or cause to be made available to the Paying Agent additional funds in an amount equal to the product of (x) the number of Dissenting Shares for which such Dissenting Stockholder has withdrawn its demand for, or lost its rights to, appraisal pursuant to Section 262 of the DGCL and (y) the Per Share Merger Consideration.  The Paying Agent shall invest the Exchange Fund as directed by Parent; provided that such investments shall be in obligations of or guaranteed by the United States of America, in commercial paper obligations rated A-1 or P-1 or better by Moody’s Investors Service, Inc. or Standard & Poor’s Corporation, respectively, or in money market funds having a rating in the highest investment category granted by a recognized credit rating agency at the time of investment.  Any interest and other income resulting from such investment shall become a part of the Exchange Fund, and any amounts in excess of the aggregate amounts payable under Section 5.1(a) shall be returned to the Surviving Corporation in accordance with Section 5.2(e).  To the extent that there are any losses with respect to any such investments, or the Exchange Fund diminishes for any reason below the level required for the Paying Agent to make prompt cash payment under Section 5.1(a), Parent shall, or shall cause the Surviving Corporation to, promptly replace or restore the cash in the Exchange Fund so as to ensure that the Exchange Fund is at all times maintained at a level sufficient for the Paying Agent to make such payments under Section 5.1(a).

(b) Exchange Procedures.  Promptly (and in any event within two (2) business days), after the Effective Time, the Surviving Corporation shall cause the Paying Agent to mail to each holder of shares of Common Stock (other than Excluded Shares) (i) a letter of transmittal specifying that delivery shall be effected, and risk of loss and title to the Certificates shall pass, only upon delivery of the Certificates (or affidavits of loss in lieu thereof as provided in Section 5.2(f)) to the Paying Agent, such letter of transmittal to be in customary form and to have such other provisions as Parent and the Company may reasonably agree, and (ii) instructions for use in effecting the surrender of the Certificates (or affidavits of loss in lieu thereof as provided in Section 5.2(f)) in exchange for the amount to which such holder of shares of Common Stock is entitled as a result of the Merger pursuant to Section 5.1(a).  If any Excluded Shares cease to be an Excluded Share pursuant to Section 5.2(a), the Surviving Corporation shall cause the Paying Agent promptly (and in any event within two (2) business days) after such Excluded Shares cease to be an Excluded Share to mail to the holder of such shares of Common Stock the letter of transmittal and instructions referred to in the immediately preceding sentence, with respect to such shares of Common Stock.  Upon delivery of such letter of transmittal by any holder of shares of Common Stock (other than Excluded Shares), duly completed and duly executed in accordance with its instructions and the surrender to the Paying Agent of a Certificate that immediately prior to the Effective Time represented such shares of Common Stock (or affidavit of loss in lieu thereof as provided in Section 5.2(f)), the holder of such Certificate shall be entitled to receive in exchange therefor a cash amount in immediately available funds (after giving effect to any required Tax withholdings as provided in Section 5.2(h)) equal to the product of (x) the number of shares of Common Stock represented by such Certificate (or affidavit of loss in lieu thereof as provided in Section 5.2(f)) and (y) the Per Share Merger Consideration, and the Certificate so surrendered shall forthwith be cancelled.  No interest will be paid or accrued on any amount payable upon due surrender of the Certificates.  In the event of a transfer of ownership of shares of Common Stock that is not registered in the transfer records of the Company, a check for any cash to be delivered upon compliance with the procedures described above may be issued to the transferee if the applicable letter of transmittal is accompanied by all documents reasonably required to evidence and effect such transfer and to evidence that any applicable stock transfer taxes have been paid or are not applicable.

(c) Special Payment Procedures for DTC.  Prior to the Effective Time, Parent and the Company shall cooperate to establish procedures with the Paying Agent and the Depository Trust Company (“DTC”) to ensure that (i) if the Closing occurs at or prior to 11:30 a.m. (Eastern time) on the Closing Date, the Paying Agent will transmit to DTC or its nominee on the Closing Date an amount in cash in immediately available funds equal to the product of (x) the number of shares of Common Stock held of record by DTC or such nominee immediately prior to the Effective Time and (y) the Per Share Merger Consideration (such amount, the “DTC Payment”), and (ii) if the Closing occurs after 11:30 a.m. (Eastern time) on the Closing Date, the Paying Agent will transmit to DTC or its nominee on the first (1st) business day after the Closing Date an amount in cash in immediately available funds equal to the DTC Payment.

(d) Transfers.  From and after the Effective Time, there shall be no transfers on the stock transfer books of the Company of the shares of Common Stock that were outstanding immediately prior to the Effective Time.  If, after the Effective Time, any Certificate is presented to the Surviving Corporation, Parent or the Paying Agent for transfer, it shall be cancelled and exchanged for the cash amount in immediately available funds to which the holder thereof is entitled pursuant to this Article V.

(e) Termination of Exchange Fund.  Any portion of the Exchange Fund (including the proceeds of any investments thereof) that remains unclaimed by the holders of the shares of Common Stock for 180 days after the Effective Time shall be delivered to the Surviving Corporation upon demand.  Any holder of shares of Common Stock (other than Excluded Shares) who has not theretofore complied with this Article V shall thereafter look only to the Surviving Corporation for payment of the amount to which such holder of shares of Common Stock is entitled as a result of the Merger pursuant to Section 5.1(a) (after giving effect to any required Tax withholdings as provided in Section 5.2(h)) upon due surrender of its Certificates (or affidavits of loss in lieu thereof as provided in Section 5.2(f)), without any interest thereon.  Notwithstanding the foregoing, none of the Surviving Corporation, Parent, the Paying Agent or any other Person shall be liable to any Person for any amount properly delivered to a public official pursuant to applicable abandoned property, escheat or similar Laws.  Any amounts remaining unclaimed by holders of shares of Common Stock at such date as is immediately prior to the time at which such amounts would otherwise escheat to or become property of any Governmental Entity shall, to the extent permitted by applicable Law, become the property of the Surviving Corporation, free and clear of any claims or interests of any such holders or their successors, assigns or personal representatives previously entitled thereto.  For the purposes of this Agreement, (i) the term “Person” shall mean any individual, corporation (including not-for-profit), general or limited partnership, limited liability company, joint venture, estate, trust, association, organization, Governmental Entity or other entity of any kind or nature (including any person as defined in Section 13(d)(3) of the Exchange Act), (ii) the term “Law” or “Laws” shall mean any domestic or foreign laws, statutes, ordinances, rules (including rules of common law), regulations, codes, Orders or legally enforceable requirements enacted, issued, adopted, or promulgated by any Governmental Entity and any judicial interpretation thereof and (iii) the term “Final Order” shall mean action by the relevant Governmental Entity which has not been reversed, stayed, enjoined, set aside, annulled or suspended, with respect to which any waiting period prescribed by Law before the transactions contemplated hereby may be consummated has expired, and as to which all conditions (other than conditions the satisfaction of which are within the control of a party) to the consummation of such transactions prescribed by Law have been satisfied.

(f) Lost, Stolen or Destroyed Certificates.  In the event any Certificate shall have been lost, stolen or destroyed, upon the making of an affidavit of that fact by the Person claiming such Certificate to be lost, stolen or destroyed and, if required by Parent, the posting by such Person of a bond in customary amount and upon such terms as may be required by Parent as indemnity against any claim that may be made against it or the Surviving Corporation with respect to such Certificate, the Paying Agent will issue a check in the amount (after giving effect to any required Tax withholdings as provided in Section 5.2(h)) equal to the product of (i) the number of shares of Common Stock represented by such lost, stolen or destroyed Certificate and (ii) the Per Share Merger Consideration.

(g) Dissenting Shares.  No Person who has perfected a demand for appraisal rights pursuant to Section 262 of the DGCL with respect to any Dissenting Shares shall be entitled to receive the Per Share Merger Consideration with respect to such Dissenting Shares unless and until such Person shall have effectively withdrawn its demand for, or lost its right to, appraisal under the DGCL with respect to such Dissenting Shares.  Unless and until a Dissenting Stockholder shall have effectively withdrawn its demand for, or lost its right to, appraisal under the DGCL with respect to Dissenting Shares, each Dissenting Stockholder shall be entitled to receive only the payment provided by Section 262 of the DGCL with respect to such Dissenting Shares.  The Company shall give Parent prompt notice of any written demands for appraisal, attempted withdrawals of such demands, and any other instruments served pursuant to applicable Laws that are received by the Company relating to stockholders’ rights of appraisal and shall give Parent the opportunity to participate in all negotiations and proceedings with respect thereto.  The Company shall not, except with the prior written consent of Parent, voluntarily make any payment with respect to any demands for appraisal or offer to settle or settle any such demands.

(h) Withholding Rights.  Each of Parent, the Surviving Corporation and the Paying Agent shall be entitled to deduct and withhold from the consideration otherwise payable in respect of the shares of Common Stock cancelled in the Merger such amounts as it is required to deduct and withhold with respect to the making of such payment under the Code, or any other applicable state, local or foreign Tax Law.  To the extent that amounts are so withheld and paid over to the appropriate Taxing authority by the Surviving Corporation, Parent or the Paying Agent, as the case may be, such withheld amounts (i) shall be remitted by the Surviving Corporation, Parent or the Paying Agent, as applicable, to the applicable Governmental Entity, and (ii) shall be treated for all purposes of this Agreement as having been paid to the holder of shares of Common Stock in respect of which such deduction and withholding was made by the Surviving Corporation, Parent or the Paying Agent, as the case may be.

5.3. Treatment of Stock Plans

(a) Options.  At the Effective Time, unless otherwise agreed by Parent and the applicable holder, each outstanding Company Stock Option (as defined in Section 6.1(b)), vested or unvested, shall be cancelled for no payment if such option has an exercise price greater than the Per Share Merger Consideration and, if such option exercise price is not greater than the Per Share Merger Consideration, shall only entitle the holder thereof to receive, as soon as reasonably practicable after the Effective Time (but in any event no later than three (3) business days after the Effective Time), an amount in cash equal to the product of (i) the total number of shares of Common Stock subject to the Company Stock Option immediately prior to the Effective Time and (ii) the excess, if any, of the Per Share Merger Consideration over the exercise price per share of Common Stock under such Company Stock Option, less applicable Taxes required to be withheld with respect to such payment.

(b) Restricted Shares.  At the Effective Time, each outstanding share of Company Restricted Stock (as defined in Section 6.1(b)), if any, shall only entitle the holder thereof to receive, as soon as reasonably practicable after the Effective Time, but in any event no later than the earlier of (i) the second payroll period or (ii) thirty (30) days following the Effective Time, pursuant to Section 5.1(a), an amount in cash, for each share of Company Restricted Stock, equal to the Per Share Merger Consideration, less applicable Taxes required to be withheld with respect to such payment.

(c) Phantom Stock Units.  At the earlier to occur of the Offer Closing or the Effective Time (such earlier time, the “Acceleration Time”), each outstanding Phantom Stock Unit (as defined in Section 6.1(b)) shall be cancelled and shall only entitle the holder thereof to receive, as soon as reasonably practicable after the Acceleration Time, but in any event no later than the earlier of (i) the second payroll period or (ii) thirty (30) days following the Acceleration Time, an amount in cash, for each Phantom Stock Unit, equal to the Per Share Merger Consideration, less applicable Taxes required to be withheld with respect to such payment.

(d) Performance Awards.  At the Acceleration Time, (i) Company Performance Awards granted in 2009 and 2010 shall be payable at 100% of “target” (as defined in the applicable agreements for such awards), fully vested and settled for a payment of cash, as required by the terms of the agreements governing such Company Performance Awards and (ii) each outstanding Company Performance Award granted prior to 2009 shall be fully vested and canceled for no payment in accordance with the terms of the agreements governing such Company Performance Awards.

(e) Corporate Actions.  Prior to the Acceleration Time, the Company, the Board of Directors of the Company and the Compensation and Human Resources Committee of the Board of Directors of the Company, as applicable, shall adopt resolutions and will take such other appropriate actions to implement the provisions of Sections 5.3(a), 5.3(b), 5.3(c) and 5.3(d).  Prior to the Effective Time, the Company shall take all actions necessary to ensure that from and after the Effective Time none of Parent, the Company or the Surviving Corporation, as applicable, will be required to deliver Shares or other capital stock of the Company to any Person pursuant to or in settlement of any Company Equity Awards.

(f) Vesting.  The parties acknowledge and agree that each outstanding Company Stock Option, share of Company Restricted Stock and Phantom Stock Unit shall vest in full at the Acceleration Time.

5.4. Adjustments to Prevent Dilution

In the event that the Company changes the number of Shares or securities convertible or exchangeable into or exercisable for Shares issued and outstanding prior to the Offer Closing and/or Effective Time, as applicable, as a result of a reclassification, stock split (including a reverse stock split), stock dividend or distribution, recapitalization, merger, issuer tender or exchange offer, or other similar transaction, and not in violation of Section 7.1, the Offer Price and the Per Share Merger Consideration shall be equitably adjusted to reflect such change and as so adjusted shall, from and after the date of such event, be the Offer Price and the Per Share Merger Consideration.

ARTICLE VI

Representations and Warranties

6.1. Representations and Warranties of the Company

Except as set forth in the Company SEC Reports filed after December 31, 2007 and prior to the date hereof (other than disclosures in the “Risk Factors” sections thereof or any such disclosures included in such filings that are cautionary, predictive or forward-looking in nature) (it being agreed that such disclosures shall not be exceptions to Section 6.1(b)(i), 6.1(c) or 6.1(d)) or in the corresponding sections or subsections of the disclosure letter delivered to Parent by the Company prior to or simultaneously with entering into this Agreement (the “Company Disclosure Letter”) (it being agreed that disclosure of any item in any section or subsection of the Company Disclosure Letter shall be deemed disclosure with respect to any other section or subsection to which the relevance of such item is reasonably apparent; provided that no such disclosure shall be deemed to qualify Section 6.1(f)(i) or Section 7.1, as applicable, of the Company Disclosure Letter unless expressly set forth in Section 6.1(f)(i) or Section 7.1 of the Company Disclosure Letter or expressly cross-referenced), the Company hereby represents and warrants to Parent and Merger Sub that:

(a) Organization, Good Standing and Qualification.  Each of the Company and its Subsidiaries is a legal entity duly organized, validly existing and in good standing (with respect to jurisdictions that recognize the concept of good standing) under the Laws of the jurisdiction of its organization and has all requisite corporate or similar power and authority to own, lease and operate its properties and assets and to carry on its business as presently conducted and is qualified to do business and is in good standing (with respect to jurisdictions that recognize the concept of good standing) as a foreign corporation or other legal entity in each jurisdiction where the ownership, leasing or operation of its assets or properties or the conduct of its business requires such qualification, except where any such failure to be so organized, validly existing, qualified, in good standing or to have such power or authority, would not, individually or in the aggregate, reasonably be expected to have a Company Material Adverse Effect.  As used in this Agreement, the term:

(i) “Affiliate” means, when used with respect to any Person, any other Person who is an “affiliate” of that Person within the meaning of Rule 405 promulgated under the Securities Act of 1933 and the rules and regulations promulgated thereunder, as amended (the “Securities Act”); provided, that, any Person with equity securities registered under the Exchange Act and who would otherwise be considered an “Affiliate” of Parent shall be deemed to not be an “Affiliate” of Parent if such Person (x) does not have beneficial ownership of any Shares and (y) has not received any Evaluation Material from Parent, Merger Sub, their other Affiliates or Representatives;

(ii) “Subsidiary” means, with respect to any Person, any other Person of which at least a majority of the securities or other ownership interests having by their terms ordinary voting power to elect a majority of the board of directors or other persons performing similar functions is directly or indirectly owned or controlled by such Person and/or by one or more of its Subsidiaries;

(iii) “Significant Subsidiary” has the meaning set forth in Rule 1.02(w) of Regulation S-X promulgated pursuant to the Exchange Act; and

(iv) “Company Material Adverse Effect” means any event, effect, change, circumstance or occurrence, which, when considered individually or together with all other events, effects, changes, circumstances or occurrences, has a material adverse effect on the business, financial condition or results of operations of the Company and its Subsidiaries taken as a whole; provided, however, that none of the following, and no events, effects, changes, circumstances or occurrences, individually or in the aggregate, arising out of or resulting from the following, shall constitute or be taken into account in determining whether a “Company Material Adverse Effect” has occurred or may, would or could occur:

(A) changes, events, occurrences or effects generally affecting (1) the economy, credit, financial or capital markets, or political conditions, in the United States, including changes in interest and exchange rates or (2) the electric generation industry;

(B) changes in GAAP, regulatory accounting standards or Law or in the interpretation or enforcement thereof after date of this Agreement;

(C) an act of terrorism or an outbreak or escalation of hostilities or war (whether or not declared) or any natural disasters (whether or not caused by any Person or any force majeure event) or any national or international calamity or crisis, other than any of the foregoing involving physical damage or destruction to or rendering physically unusable facilities or properties of the Company or any of its Subsidiaries;

(D) the execution, announcement or performance of obligations, covenants or agreements required by the Agreement and Plan of Merger among the Company, Denali Parent Inc. and Denali Merger Sub Inc., dated as of August 13, 2010, as amended (the “Prior Agreement”), including any litigation arising from allegations of breach of fiduciary duty or violation of Law relating to the Prior Agreement or the transactions contemplated by the Prior Agreement or this Agreement or the consummation of the transactions contemplated by this Agreement (except with respect to the Company’s representation in Section 6.1(d)(ii)), including the impact thereof on relationships, contractual or otherwise, with customers, suppliers, distributors, partners, employees or regulators or any litigation arising from allegations of breach of fiduciary duty or violation of Law relating to this Agreement or the transactions contemplated by this Agreement;

(E) any decline in the market price, or change in trading volume, of any capital stock of the Company (provided that the exception in this clause shall not prevent or otherwise affect a determination that any event, change or occurrence (if not otherwise falling within any of the exceptions provided in subclauses (A)-(D) or (F)-(M) referred to in this proviso) underlying such decline has resulted in, or contributed to, a Company Material Adverse Effect);

(F) any change in the Company’s credit ratings (provided that the exception in this clause shall not prevent or otherwise affect a determination that any event, effect, change, circumstance or occurrence (if not otherwise falling within any of the exceptions provided in sub-clauses (A)-(E) and (G)-(M) of this proviso) underlying such change has resulted in, or contributed to, a Company Material Adverse Effect);

(G) any actions taken by the Company or any of its Subsidiaries that are  permitted by this Agreement to obtain approval or consent from any Governmental Entity in connection with the consummation of the Offer or the Merger;

(H) any impact or effect on the rates that the Company or any Subsidiary of the Company may charge for electricity, energy, capacity and/or ancillary services or any other product or service subject to regulation by FERC as a result of the affiliation of the Company or such Subsidiary with Parent under applicable Law;

(I) any change resulting or arising from the identity of, or any facts or circumstances relating to, Parent, Merger Sub or their respective affiliates;

(J) any failure to meet any internal or public projections, forecasts or estimates of revenue, earnings, cash flow or cash position (provided that the exception in this clause shall not prevent or otherwise affect a determination that any event, effect, change, circumstance or occurrence (if not otherwise falling within any of the exceptions provided in sub-clauses (A)-(I) and (K)-(M) of this proviso) underlying such failure has resulted in, or contributed to, a Company Material Adverse Effect);

(K) changes or developments in national, regional, state or local wholesale or retail markets or prices for electric power, capacity, emissions allowances, natural gas, fuel oil, coal, steel, concrete, water, fuel or the transportation of any of the foregoing, including those due to actions by competitors or due to changes in commodities prices or hedging markets therefor;

(L) changes or developments in national, regional, state or local electric generating, transmission or distribution systems or natural gas transmission or distribution systems, other than changes or developments involving physical damage or destruction to or rendering physically unusable facilities or properties of the Company or any of its Subsidiaries; and

(M) any action taken by the Company or the Company’s Subsidiaries that is required by this Agreement or taken at Parent’s written request, or the failure to take any action by the Company or its Subsidiaries if that action is prohibited by this Agreement;

provided, however, that the events, effects, circumstances, changes and occurrences set forth in clauses (A), (B), (C), (K) and (L) above shall be taken into account in determining whether a “Company Material Adverse Effect” has occurred to the extent (but only to such extent) such changes have a disproportionate (taking into account the relative size of the Company and its Subsidiaries and their affected businesses as compared to the other participants in the industries in which the Company and its Subsidiaries conduct their business and such participants’ affected businesses) impact on the Company and its Subsidiaries, taken as a whole, relative to the other participants in the industries in which the Company and its Subsidiaries conduct their businesses.

(b) Capital Structure.

(i) The authorized capital stock of the Company consists of 420,000,000 shares of Common Stock and 20,000,000 shares of preferred stock, par value $.01 per share (the “Preferred Shares”).  As of December 9, 2010, (i) 120,972,824 shares of Common Stock were issued and outstanding, of which 500,893 shares of Common Stock were subject to forfeiture or repurchase under restricted stock awards and were granted under the Company Stock Plans (as defined below) or otherwise (“Company Restricted Stock”), (ii) none of the Preferred Shares were issued and outstanding, (iii) 656,249 shares of Common Stock were held by the Company in its treasury, and (iv) 13,922,961 shares of Common Stock were reserved and available for issuance pursuant to the Dynegy Inc. 2000 Long Term Incentive Plan, the Dynegy Inc. 2001 Non-Executive Stock Incentive Plan, the Dynegy Inc. 2002 Long Term Incentive Plan, the Dynegy Inc. 2010 Long Term Incentive Plan, the Dynegy Midwest Generation, Inc. 401(k) Savings Plan for Employees Covered under a Collective Bargaining Agreement (as amended and restated effective January 1, 2009), the Dynegy Midwest Generation, Inc. 401(k) Savings Plan (as amended and restated effective January 1, 2009), the Dynegy Inc. 401(k) Savings Plan (as amended and restated effective January 1, 2009), and the Dynegy Northeast Generation, Inc. Savings Incentive Plan (as amended and restated effective January 1, 2009) (collectively, the “Stock Plans”), of which 3,298,216 shares of Common Stock were subject to outstanding options to purchase shares of Common Stock (such outstanding options, together with any options to purchase shares of Common Stock granted after December 9, 2010, under the Company Stock Plans or otherwise, the “Company Stock Options”).  As of the date hereof, one Right is associated with each share of Common Stock and each Right entitles the holder thereof to purchase, under certain circumstances provided for in the Rights Agreement, 1/100th of a share of Participating Preferred Stock, par value $0.01, or, under certain circumstances provided for in the Rights Agreement, a number of shares of Common Stock or other securities or assets of the Company.  Except for those shares of Common Stock or Preferred Stock reserved for issuance pursuant to the immediately preceding sentences, no shares of Common Stock or Preferred Shares have been issued since the close of business on December 9, 2010 through the date hereof.   In addition, as of December 9, 2010, there were 188,484 Performance Units outstanding representing the right to receive an aggregate payment of $18,848,400 in cash in accordance with the underlying terms and conditions of such awards (the “Company Performance Awards”).  Furthermore, as of December 9, 2010, there were 3,336,766 outstanding phantom stock unit awards granted under the 2009 Phantom Stock Plan representing the right to receive an aggregate payment of $18,352,213 in cash in accordance with the underlying terms and conditions of such awards (such unit awards, together with any other phantom stock unit awards granted after December 9, 2010, the “Phantom Stock Units” and, together with the Company Restricted Stock, the Company Stock Options and the Company Performance Awards, the “Company Equity Awards”).  The exercise price per share of Common Stock under each Option was equal to or greater than the fair market value of a share of Common Stock on the applicable grant date thereof. None of the Subsidiaries of the Company owns any shares of Common Stock.  Except as set forth above in this Section 6.1(b)(i) and except for the Rights, there are no preemptive or other outstanding rights, options, warrants, conversion rights, stock appreciation rights, performance units, redemption rights, repurchase rights, agreements, arrangements, calls, commitments or rights of any kind that obligate the Company or any of its Significant Subsidiaries to issue or sell any shares of capital stock or other equity securities of the Company or any of its Significant Subsidiaries or any securities or obligations convertible or exchangeable into or exercisable for, or giving any Person a right to subscribe for or acquire, any equity securities of the Company or any of its Significant Subsidiaries, and no securities or obligations evidencing such rights are authorized, issued or outstanding.

(ii) Section 6.1(b)(ii) of the Company Disclosure Letter sets forth a list, as of the date of this Agreement, of the Company’s Subsidiaries and entities (other than Subsidiaries) in which the Company or a Subsidiary of the Company owns a 5% or greater equity interest as of the date hereof (each, a “Company Joint Venture”).  Each of the outstanding shares of capital stock or other equity securities of each of the Company’s Subsidiaries is duly authorized, validly issued, fully paid and non-assessable, except for such failures as would not, individually or in the aggregate, reasonably be expected to have a Company Material Adverse Effect.  The ownership interest of the Company in each Subsidiary and interest of the Company in each Company Joint Venture is owned by the Company or by a direct or indirect wholly owned Subsidiary of the Company, free and clear of any lien, charge, pledge, security interest, claim or other encumbrance (each, a “Lien”) except for transfer restrictions of general applicability as provided under the Securities Act and other applicable securities Laws.  For purposes of this Agreement, a wholly owned Subsidiary of the Company shall include any Subsidiary of the Company of which all of the shares of capital stock are owned by the Company (or a wholly owned Subsidiary of the Company).

(iii) Upon any issuance of any shares of Common Stock in accordance with the terms of the Stock Plans, such shares of Common Stock will be duly authorized, validly issued, fully paid and non-assessable.  Other than the Rights, the Company does not have outstanding any bonds, debentures, notes or other obligations the holders of which have the right to vote (or convertible into or exercisable for securities having the right to vote) with the stockholders of the Company on any matter.

(iv) Except for the Rights Agreement, this Agreement and the Support Agreement, there are no stockholder agreements, voting trusts or other agreements or understandings to which the Company or any of its Subsidiaries is a party or by which it is bound relating to the voting or registration of any equity securities of the Company or any of its Subsidiaries.

(v) As of the date of this Agreement and except as set forth in Section 6.1(b)(v) of the Company Disclosure Letter, the Company and its Subsidiaries have no indebtedness for borrowed money (other than intercompany indebtedness), except for amounts outstanding under the Fifth Amended and Restated Credit Agreement, dated as of April 2, 2007, as amended, by and among Dynegy Holdings Inc., as borrower the parent guarantors party thereto, the other guarantors party thereto, the lenders party thereto and various other parties thereto (the “Credit Agreement”).  As of the date of this Agreement, there are no outstanding letters of credit, bankers’ acceptance financing or similar instruments issued for the benefit of the Company or any of its Subsidiaries, except for outstanding undrawn letters of credit that have been issued for the benefit of the Company and its Subsidiaries under the Credit Agreement. The only issuers of outstanding letters of credit under the Credit Agreement are JPMorgan Chase Bank, N.A., Citibank, N.A, Credit Suisse, Cayman Islands Branch and ABN AMRO BANK N.V.

(c) Corporate Authority; Approval and Fairness.

(i) The Company has all requisite corporate power and authority to enter into and has taken all corporate action necessary to execute and deliver this Agreement and, if required by applicable Law, subject only to, assuming the representations and warranties of Parent and Merger Sub set forth in Section 6.2(h) are true and correct, adoption of this Agreement by the holders of a majority of the outstanding Shares entitled to vote on such matter at a stockholders’ meeting duly called and held for such purpose or acting by written consent in lieu of a stockholders’ meeting (the “Company Requisite Vote”), to perform its obligations under this Agreement and to consummate the transactions contemplated by this Agreement, including the Offer and the Merger.  This Agreement has been duly executed and delivered by the Company and, assuming the due authorization, execution and delivery hereof by Parent and Merger Sub, constitutes a valid and binding obligation of the Company enforceable against it in accordance with its terms, subject to bankruptcy, insolvency, fraudulent transfer, reorganization, moratorium and similar Laws of general applicability relating to or affecting creditors’ rights and to general equity principles (the “Bankruptcy and Equity Exception”).

(ii) As of the date of this Agreement, by resolutions duly adopted at meetings duly called and held, which resolutions have not been rescinded, modified or withdrawn as of the time of the execution and delivery of this Agreement, by vote of those directors present, (A) each of the Special Committee and the Board of Directors of the Company has determined that the Offer and the Merger are fair to, and in the best interests of, the Company and its stockholders, approved and declared advisable this Agreement, the Offer and the Merger and the other transactions contemplated hereby, and has resolved, subject to Section 7.2(e), to recommend holders of Shares accept the Offer, tender their shares into the Offer and, if required by applicable Law, adopt this Agreement (such recommendation, including the Special Committee recommendation, the “Company Recommendation”), and (B) the Board of Directors of the Company has directed that, to the extent required by applicable Law, this Agreement be submitted to the holders of Shares for their adoption at a stockholders’ meeting duly called and held for such purpose.  As of the date of this Agreement, the Board of Directors of the Company has received the opinion of each of Goldman Sachs & Co. and Greenhill & Co., Inc. (such opinions, the “Fairness Opinions”), to the effect that, as of the date of such opinion, and based upon and subject to the factors and assumptions set forth therein, the $5.50 in cash to be received in the Offer and the Merger by holders of Shares is fair, from a financial point of view, to such holders.  It is agreed and understood that such opinion is for the benefit of the Company’s Board of Directors and may not be relied on by Parent or Merger Sub.

(d) Governmental Filings; No Violations; Certain Contracts.

(i) Except for (i) compliance with, and filings under, the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended, and the rules and regulations thereunder (the “HSR Act”); (ii) compliance with, and filings under, the Exchange Act and the Securities Act, including, if applicable pursuant to this Agreement,  the filing with the SEC of (x) a proxy statement in definitive form relating to the Stockholders Meeting to be held in connection with this Agreement and the transactions contemplated hereunder (together with any amendments or supplements thereto, the “Proxy Statement”) or an information statement in definitive form relating to the Stockholder Consent, as defined in Section 7.4(b) (together with any amendments or supplements thereto, the “Written Consent Information Statement”), (y) the Schedule 14D-9 and (z) an Information Statement; (iii) compliance with state securities, takeover and “blue sky” Laws and the filing of documents with various state securities authorities that may be required in connection with the transactions contemplated hereby; (iv) the filing of an application to, and approval of, the Federal Energy Regulatory Commission (the “FERC”) under Section 203 of the Federal Power Act of 1935, as amended (the “FPA“); (v) the filing of the Certificate of Merger and any other appropriate merger documents required by the DGCL with the Secretary of State of the State of Delaware; (vi) the filing of a petition to, and approval, or a determination that no approval is required, of the New York State Public Service Commission (“NYPSC”) under the New York Public Service Law, as amended; (vii) required pre-approvals (the “FCC Pre-Approvals”) of license transfers with the Federal Communications Commission (the “FCC”); (viii) compliance with the applicable requirements of the NYSE; (ix) such other items as disclosed in Section 6.1(d)(i) of the Company Disclosure Letter; and (x) filings and notices required as a result of facts and circumstances attributable to Parent or Merger Sub (the items set forth above in clauses (i) through (ix), the “Company Required Governmental Approvals”), no Permit or Order or action of, registration, declaration or filing with or notice to any court, federal, state, local or foreign governmental or regulatory body (including a stock exchange or other self-regulatory body and the North American Electric Reliability Corporation (including any applicable regional authorities thereof)), commission, agency or instrumentality of the foregoing or other legislative, executive or judicial authority (each, a “Governmental Entity”) or any regional transmission organization or independent system operator is necessary or required to be obtained or made in connection with the execution and delivery of this Agreement by the Company, the performance by the Company of its obligations hereunder or consummation of the Offer, the Merger and the other transactions contemplated hereby by the Company, other than such items that the failure to make or obtain, as the case may be, individually or in the aggregate, would not reasonably be expected to have a Company Material Adverse Effect or prevent, materially delay or materially impede the ability of the Company to consummate the Offer, the Merger or the other transactions contemplated by this Agreement.

(ii) The execution, delivery and performance of this Agreement by the Company do not, and the consummation of the Offer, the Merger and the other transactions contemplated hereby by the Company will not, violate or result in a breach of, or otherwise contravene or conflict with, any provision of, constitute a default (with or without notice or lapse of time or both) under, result in the termination or modification of, accelerate the performance required by, result in a right of termination, amendment, cancellation or acceleration of any obligation or the loss of any benefit under, require any consent under, or result in the creation of any Lien upon any of the properties or assets of the Company or any of its Subsidiaries (any such violation, breach, default, right of termination, amendment, modification, cancellation, acceleration, loss or creation is referred to herein as a “Violation” with respect to the Company or any of its Subsidiaries and such term when used in Section 6.2 has a correlative meaning with respect to Parent or any of its Subsidiaries) pursuant to, any provisions of (A) the certificate of incorporation or bylaws of the Company, (B) the certificate of incorporation, bylaws or similar governing documents of any Subsidiary of the Company, (C) subject to obtaining the Company Required Governmental Approvals and the receipt of the Company Requisite Vote, any order, judgment, injunction, award, decree or writ adopted or imposed by, including any consent decree, settlement agreement or similar written agreement with, any Governmental Entity (each, an “Order”), authorization, license, franchise, consent, certificate, qualification, registration, authorization, tariff, approval, permit and other similar authorizations of, from or by any Governmental Entity (each, a “Permit”) or Law applicable to the Company or any of its Subsidiaries or any of their respective properties or assets, or (D) subject to obtaining the third-party consents set forth in Section 6.1(d)(ii)(D) of the Company Disclosure Letter, any Company Material Contract, except in the case of clauses (C) or (D) above and, in the case of clause (B) above, with respect to Subsidiaries of the Company other than Significant Subsidiaries, for any such Violation which, individually or in the aggregate, would not reasonably be expected to have a Company Material Adverse Effect or prevent, materially delay or materially impede the ability of the Company to consummate the Offer, the Merger or the other transactions contemplated by this Agreement.

(e) Company Reports; Financial Statements.

(i) Since December 31, 2007, the Company and its Subsidiaries have filed or furnished, as applicable, on a timely basis (taking into account all applicable grace periods) all material forms, statements, certifications, reports and other documents required to be filed or furnished by them under the Public Utility Holding Company Act of 2005, the Energy Policy Act of 2005, the FPA, the Communications Act of 1934, and the Laws of FERC, the Department of Energy, the FCC and applicable state public utility Laws (such forms, statements, certifications, reports and other documents filed or furnished since December 31, 2007 and those filed or furnished subsequent to the date hereof, collectively, the “Company Reports”).  Each Company Report, as of its filing date (or if amended, as of the date of such amendment), complied or, if not yet filed or furnished, will comply in all material respects with applicable requirements of applicable Laws and the rules and regulations thereunder.  Since December 31, 2007, the Company and its Subsidiaries have filed or furnished, as applicable, on a timely basis (taking into account all applicable grace periods) all forms, certifications, reports, registration statements, definitive proxy statements and other documents required to be filed or furnished by them with the SEC under the Securities Act and the Exchange Act (such forms, certifications, reports, registration statements, definitive proxy statements and other documents filed or furnished since December 31, 2007 and those filed or furnished subsequent to the date hereof, collectively, the “Company SEC Reports”).  Each of the Company SEC Reports (including any financial statements or schedules included therein), at the time of its filing or being furnished (or if amended, as of the date of such amendment), complied or, if not yet filed or furnished, will comply in all material respects with the applicable requirements of the Securities Act, the Exchange Act and the Sarbanes-Oxley Act of 2002 and any rules and regulations promulgated thereunder applicable to the Company SEC Reports.  As of their respective dates (or, if amended prior to the date hereof, as of the date of such amendment), the Company SEC Reports did not, and any Company SEC Reports filed with or furnished to the SEC subsequent to the date hereof will not, contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements made therein, in light of the circumstances in which they were made, not misleading.  As of the date hereof, there are no material outstanding or unresolved comments received from the SEC with respect to any of the Company SEC Reports.

(ii) Each of the audited consolidated financial statements and unaudited interim consolidated financial statements of the Company included in or incorporated by reference into the Company SEC Reports as amended prior to the date hereof (including the related notes and schedules) (collectively, the “Company Financial Statements”) has been, and in the case of Company SEC Reports filed after the date hereof will be, prepared in accordance with United States generally accepted accounting principles  (“GAAP”), consistently applied during the periods involved (except as may be indicated therein or in the notes thereto and subject, in the case of unaudited statements, to normal year-end audit adjustments) and fairly presents, or, in the case of Company SEC Reports after the date hereof, will fairly present, in all material respects the consolidated financial position of the Company and its Subsidiaries as of the dates thereof and the results of their operations and consolidated cash flows for the periods then ended, subject, in the case of the unaudited interim financial statements, to normal year-end audit adjustments.

(f) Absence of Certain Changes.  Since December 31, 2009, (i) there has not been any event, effect, change, discovery or occurrence, which, individually or together with any other event, effect, change, discovery or occurrence, has had or would reasonably be expected to have, or otherwise represents, a Company Material Adverse Effect and (ii), except in connection with this Agreement and the transactions contemplated hereby or as expressly contemplated or permitted by this Agreement, the Company and each of its Subsidiaries have conducted their respective businesses in all material respects only in the ordinary course of business consistent with past practice.

(g) Litigation and Liabilities.

(i) Except with respect to regulatory matters that are the subject of Section 7.5 hereof, there are no pending or, to the Knowledge of the Company, threatened (as used in this Section 6.1, meaning threatened in writing) claims, suits, actions or other proceedings before any Governmental Entity or any arbitrator (collectively, “Legal Proceedings”), nor are there, to the Knowledge of the Company, any investigations, audits, or reviews by any Governmental Entity or any arbitrator pending or, to the Knowledge of the Company, threatened against the Company or any of its Subsidiaries which have, individually or in the aggregate, resulted in or would reasonably be expected to have a Company Material Adverse Effect.  As of the date hereof and to the Knowledge of the Company, there are no pending or threatened Legal Proceedings against any of the Company Joint Ventures which, individually or in the aggregate, would reasonably be expected to have a Company Material Adverse Effect or prevent, materially delay or materially impede the ability of the Company to consummate the Offer, the Merger or the other transactions contemplated by this Agreement.

(ii) There are no Orders of any Governmental Entity or any arbitrator applicable to the Company or any of its Subsidiaries or, to the Knowledge of the Company, any of the Company Joint Ventures or any of their respective businesses, assets or properties except for such Orders that are disclosed in the Company SEC Reports filed prior to the date hereof or that, individually or in the aggregate, would not reasonably be expected to have a Company Material Adverse Effect or prevent, materially delay or materially impede the ability of the Company to consummate the Offer, the Merger or the other transactions contemplated by this Agreement.

(iii) Except for liabilities set forth, reflected or reserved against in the consolidated balance sheet (and notes thereto) of the Company as of December 31, 2009 or September 30, 2010 and included in the Company Financial Statements, neither the Company nor any of its Subsidiaries has any liabilities or obligations which (assuming the Company were aware thereof) would be required to be reflected or reserved against on a consolidated balance sheet (or described in the notes thereto) of the Company prepared in accordance with GAAP, except for liabilities or obligations (A) that were incurred since September 30, 2010 in the ordinary course of business, (B) incurred in connection with the Offer or the Merger or any other transaction or agreement contemplated by this Agreement in accordance with the terms hereof or (C) that, individually or in the aggregate, have not had and would not reasonably be expected to have a Company Material Adverse Effect.

(iv) The term “Knowledge” (including as used in this Agreement, “Known”) means, (A) when referring to the knowledge of the Company or any of its Subsidiaries, the actual knowledge of the Company officers listed on Section 6.1(g)(iv)(A) of the Company Disclosure Letter without any obligation of further review or inquiry and (B) when referring to the knowledge of Parent or the Parent Subsidiaries, the actual knowledge of the executive officers of Parent listed on Section 6.1(g)(iv)(B) of the Parent Disclosure Letter.

(h) Employee Benefits

(i) No Company Plan subject to Title IV of ERISA (a “Title IV Company Plan”) has incurred any “accumulated funding deficiency” (as defined in Section 302 of ERISA and Section 412 of the Code), or failed to timely satisfy the minimum funding standard (within the meaning of Section 302 of ERISA or Sections 412 and 430 of the Code), in each case whether or not waived.  All contributions required to be made with respect to any Company Plan on or before the date hereof have been made and all obligations in respect of each Company Plan as of the date hereof have been accrued and reflected in the Company Financial Statements to the extent required by GAAP.  Under each Title IV Company Plan which is a single-employer plan, the financial statements filed with the Form 5500 most recently filed with the Internal Revenue Service (including the related notes and schedules) for such Company Plan fairly presented the financial condition of such Company Plan in all material respects as of the last day of the plan year covered by such Form 5500, and there has been no material change in the financial condition, whether or not as a result of a change in funding method, of such Company Plan since the end of such plan year.  For purposes of this Agreement, “Company Plans” shall mean all “employee benefit plans” (within the meaning of Section 3(3) of ERISA), including each multiemployer plan within the meaning of Section 3(37) of ERISA and all employment, or change in control, deferred compensation, bonus or other incentive compensation, stock purchase, stock option and other equity or equity-based compensation plan, employee loan, fringe benefit, workers’ compensation, short-term and long-term disability, vacation, and all other employee benefit programs, policies, agreements or arrangements; each severance, retention or termination pay, medical, surgical, hospitalization, life insurance and other “welfare plan,” fund or program (within the meaning of Section 3(1) of the Employee Retirement Income Security Act of 1974, as amended (“ERISA”)); each profit-sharing, stock bonus or other “pension plan,” fund or program (within the meaning of Section 3(2) of ERISA); each employment, termination or severance contract, arrangement, policy or agreement; and each other employee benefit plan, fund, program, policy, agreement or arrangement; (i) that is sponsored, maintained or contributed to or required to be contributed to by the Company or any of its Subsidiaries or any trade or business, whether or not incorporated, that together with the Company or any of its Subsidiaries is deemed a “single employer” under Section 4001(b) of ERISA (an “ERISA Affiliate”), for the benefit of any current or former employee or director of the Company (the “Company Employees”), (ii) to which the Company or an ERISA Affiliate is a party, or (iii) under which Company or any of its Subsidiaries or with respect to which the Company or any of its Subsidiaries has any liability or contingent liability.

(ii) (A) No material tax, fine, lien, penalty, or other liability under Title IV of ERISA, the Code, or other applicable laws, rules and regulations has been incurred by the Company or any of its Subsidiaries or any ERISA Affiliate that has not been satisfied in full and, no event has occurred and no condition exists that presents a material risk to the Company or any of its Subsidiaries or any ERISA Affiliate of incurring any such liability, other than liability for premiums due to the Pension Benefit Guarantee Corporation (the “PBGC”) (which premiums have been paid when due) and (B) no material assets of the Company are or would reasonably be expected to be subject to a lien pursuant to the Code or ERISA with respect to any Company Plan.  No notice of a “reportable event,” within the meaning of Section 4043 of ERISA for which the reporting requirement has not been waived or extended, other than pursuant to PBGC Reg. Section 4043.33 or 4043.66, has been required to be filed for any Company Plan within the twenty-four (24) month period ending on the date hereof or will be required to be filed in connection with the transactions contemplated by this Agreement.

(iii) No Company Plan provides welfare coverage that extends after the termination of employment other than for continued coverage provided pursuant to the requirements of Section 4980B of the Code or other similar provision of state law and each Company Plan providing such coverage may be amended, modified or terminated after the Effective Time without cost or liability other than for claims for expenses actually incurred prior to the date of such amendment, modification or termination, and neither the Company nor any of its Subsidiaries has incurred any current or projected liability in respect of post-employment or post-retirement health, medical, or life insurance benefits for current, former, or retired employees of the Company or any of its Subsidiaries.

(iv) No Title IV Company Plan is a “multiemployer plan,” as defined in Section 4001(a)(3) of ERISA, nor is any Title IV Company Plan a plan described in Section 4063(a) of ERISA.

(v) There is no present intention that any Company Plan be materially amended, suspended, or terminated, or otherwise modified to materially change benefits (or the levels thereof) under any Company Plan at any time within the twelve (12) months immediately following the date hereof.  Each Company Plan has been established, operated, and administered in all material respects in accordance with its terms and applicable Law, including ERISA and the Code.  As of the date hereof, there is no material pending or, to the Knowledge of the Company threatened, litigation relating to the Company Plans.  No transaction has occurred with respect to any Company Plan that, assuming the taxable period of such transaction expired as of the date hereof, would subject the Company or any of its Subsidiaries to a material tax or penalty imposed by either Section 4975 of the Code or Section 502(i) of ERISA.  Neither the Company nor any of its Subsidiaries has incurred or reasonably expects to incur a tax or penalty imposed by Section 4980 of the Code or Section 502 of ERISA or any liability under Section 4071 of ERISA, in any such case, in an amount which, individually or in the aggregate, would reasonably be expected to have a Company Material Adverse Effect.

(vi) Each Company Plan intended to be “qualified” within the meaning of Section 401(a) of the Code has received an affirmative determination letter from the Internal Revenue Service as to its qualification.  No event has occurred, whether by action or failure to act, and no conditions or circumstances exist, that could be reasonably likely to result in the loss of the qualification of such Company Plan under Section 401(a) of the Code.  For each Company Plan with respect to which a Form 5500 has been filed, no material change has occurred with respect to the matters covered by the most recent Form since the date thereof.

(vii) There are no pending, or threatened, claims by or on behalf of any Company Plan, by any employee or beneficiary covered under any Company Plan, or otherwise involving any Company Plan (other than routine claims for benefits).  No facts or circumstances exist that could be reasonably likely to give rise to any such actions, suits or claims. No written or oral communication has been received from the PBGC in respect of any Company Plan subject to Title IV of ERISA concerning the funded status of any such plan or any transfer of assets and liabilities from any such plan in connection with the transactions contemplated herein.   With respect to the Company Plans, the Company has not been notified (in writing or otherwise) of any pending, threatened or in progress administrative investigation, audit, or other administrative proceeding by the Department of Labor, the PBGC, the Internal Revenue Service or other governmental agencies (including any routine requests for information from the PBGC), and to the Knowledge of the Company, there are no such pending, threatened or in progress investigations, audits or proceedings.

(viii) Except as expressly described on Section 6.1(h)(viii) of the Company Disclosure Letter, no Company Plan exists that, as a result of the execution of this Agreement, the Offer, shareholder approval of this Agreement, or the transactions contemplated by this Agreement (whether alone or in connection with any subsequent event(s)), could (A) entitle any Company Employee to severance pay or any increase in severance pay upon any termination of employment after the date of this Agreement, (B) accelerate the time of payment or vesting or result in any payment or funding (through a grantor trust or otherwise) of compensation or benefits under, increase the amount payable or result in any other material obligation pursuant to, any of the Company Plans, (C) limit or restrict the right of the Company to merge, amend or terminate any of the Company Plans, (D) cause the Company to record additional compensation expense on its income statement with respect to any outstanding stock option or other equity-based award, or (E) result in payments under any of the Company Plans which would not be deductible under Section 280G of the Code.  No Company Plan provides for the gross-up or reimbursement of Taxes under Section 4999 or otherwise.

(ix) No Company Plan is maintained for the benefit of employees outside of the United States or is otherwise subject to the Laws of any jurisdiction other than the United States or a political subdivision thereof.

(i) Compliance with Laws; Permits.

(i) The businesses of each of the Company and its Subsidiaries have not been since December 31, 2007 and are not being, and to the Knowledge of the Company, the businesses of each of the Company Joint Ventures are not being as of the date hereof, conducted in violation of any Laws or Orders of any Governmental Entity, and, since January 1, 2010, neither the Company nor any of its Subsidiaries has been given written notice of, or been charged with, any violation of any Law or Order of any Governmental Entity, except, in each case, for any such violations which, individually or in the aggregate, would not reasonably be expected to have a Company Material Adverse Effect.  The Company and its Subsidiaries have all Permits necessary to conduct their businesses as presently conducted, and such Permits are in full force and effect, and no suspension or cancellation of such Permits is pending or, to the Knowledge of the Company, threatened in writing, except where such failure to have or, be in full force and effect, or such suspension or cancellation would not, individually or in the aggregate, reasonably be expected to have a Company Material Adverse Effect.

(ii) The Company has designed and implemented disclosure controls and procedures (as defined in Rule 13a-15(e) of the Exchange Act) that are effective to ensure that material information required to be disclosed by the Company is made known to the individuals responsible for the preparation of the Company’s filings with the SEC.

(iii) Except as would not, individually or in the aggregate, reasonably be expected to have a Company Material Adverse Effect, the Company has disclosed, based on the most recent evaluation of its Chief Executive Officer and Chief Financial Officer prior to the date hereof, to the Company’s auditors and the audit committee of the Board of Directors of the Company (A) any significant deficiencies and material weaknesses in the design or operation of internal control over financial reporting (as defined in Rule 13a-15(f) of the Exchange Act) which are reasonably likely to adversely affect in any material respect the Company’s ability to record, process, summarize and report financial information and (B) any fraud that involves management or other employees who have a significant role in the Company’s internal control over financial reporting.

(iv) The Company is in compliance in all material respects with the applicable listing and corporate governance rules and regulations of the NYSE.

(v) To the Company’s Knowledge, (A) none of the Company, its Subsidiaries or their respective employees and representatives have (1) used any corporate, Company (and/or Subsidiary) funds for any unlawful contribution, gift, entertainment or other unlawful expense relating to political activity; (2) made any direct or indirect unlawful payment to any foreign or domestic government employee or official from corporate funds; or (3) violated any provision of the  Foreign Corrupt Practices Act of 1977, as amended, and any rules or regulations promulgated thereunder (“FCPA”); (B) the Company and its Subsidiaries make and keep books, records, and accounts that accurately and fairly reflect transactions and the distribution of the Company’s and the Subsidiaries’ assets, and to devise and maintain a system of internal accounting controls sufficient to provide reasonable assurances that transactions are taken in accordance with management’s directives and are properly recorded, in each case in accordance with the FCPA; and (C) the Company and its Subsidiaries have effective disclosure controls and procedures and an internal accounting controls system that is sufficient to provide reasonable assurances that violations of the FCPA will be prevented, detected and deterred.

(j) Takeover Statutes.  No “fair price,” “moratorium,” “control share acquisition” or other similar anti-takeover statute or regulation enacted under state or federal Laws in the United States (with the exception of Section 203 of the DGCL) (each, a “Takeover Statute”) is applicable to this Agreement, the Offer, the Merger, the acquisition by Parent and/or Merger Sub of the Shares in the Offer or the Merger or the other transactions contemplated hereby.  Assuming the accuracy of the representations and warranties of Parent and Merger Sub set forth in Section 6.2(h), approval of this Agreement, the Offer, the Continuing Offer and the Merger by the Board of Directors of the Company constitutes approval of this Agreement, the Offer, the Continuing Offer and the Merger for purposes of Section 203 of the DGCL, and the Board of Directors of the Company has approved each of Parent and Merger Sub becoming an “interested stockholder” for purposes of Section 203 of the DGCL pursuant to the Offer, the Continuing Offer  and the Merger.

(k) Rights Agreement.  The Board of Directors of the Company has taken all necessary action to render the Rights Agreement inapplicable to the Offer, the Continuing Offer, the Merger and the other transactions contemplated hereby.

(l) Environmental Matters.

(i) Each of the Company and its Subsidiaries is in compliance with all, and has not violated any, applicable Environmental Laws since December 31, 2007 except where the failure to comply and such violations would not, individually or in the aggregate, reasonably be expected to have a Company Material Adverse Effect.  Since December 31, 2007, neither the Company nor any of its Subsidiaries has received any written notice by a Governmental Entity or any other Person that has not been resolved that alleges that the Company or any of its Subsidiaries is not or has not been in compliance with applicable Environmental Laws or is otherwise subject to liability relating to any Environmental Law that, in each case, individually or in the aggregate, would reasonably be expected to have a Company Material Adverse Effect.

(ii) Each of the Company and its Subsidiaries possesses and is in compliance with all Permits required pursuant to Environmental Laws necessary for its operations as currently conducted, and no suspension or cancellation of such Permits is pending or, to the Knowledge of the Company, threatened, except for such failures to possess a Permit or to be in compliance or suspension or cancellation that would not, individually or in the aggregate, reasonably be expected to have a Company Material Adverse Effect.

(iii) There are no Environmental Claims pending, or to the Knowledge of the Company threatened, against the Company or any of its Subsidiaries which, individually or in the aggregate, would reasonably be expected to have a Company Material Adverse Effect.

(iv) There have been no Releases of any Hazardous Material that would reasonably be expected to be the subject of any Environmental Claim against the Company or any of its Subsidiaries or otherwise result in liability to the Company or any of its Subsidiaries, and Hazardous Materials are not otherwise present at or about any facility currently or formerly owned or operated by the Company or any of its Subsidiaries in violation of or in condition that would reasonably be expected to result in liability to the Company or any of its Subsidiaries relating to any Environmental Law, except, in each case above, for any which, individually or in the aggregate, would not reasonably be expected to have a Company Material Adverse Effect.

(v) Neither the Company nor any of its Subsidiaries is subject to, or to the Knowledge of the Company threatened with, any Orders pursuant or relating to Environmental Laws or relating to Hazardous Materials which, individually or in the aggregate, would reasonably be expected to have a Company Material Adverse Effect.

(vi) None of the Company and its Subsidiaries has assumed, retained or provided indemnity against any liability of any other Person relating to any Environmental Law which indemnity is still in effect, except for such indemnities as would not, individually or in the aggregate, reasonably be expected to have a Company Material Adverse Effect.

(vii) As used in this Agreement, the term:

(A) “Environmental Claim” means any and all administrative, arbitral, regulatory, or judicial actions, suits, or proceedings, or directives, claims, Liens, publicly-disclosed investigations or investigations otherwise Known to the Company, or notices of noncompliance, liability or violation by any Person, relating to any Environmental Law or Hazardous Material, including those arising out of (A) the presence, Release, or threatened Release or exposure to any Hazardous Materials; (B) any liability under or alleged violation of any applicable Environmental Law; and (C) any and all claims by any third party seeking damages, contribution, injunctive relief resulting from the Release or threatened Release of, or exposure to, any Hazardous Materials or otherwise relating to any Environmental Law.

(B) “Environmental Laws” means all Laws, regulations, authorizations, orders, judgments, injunctions or decrees, relating to pollution, the environment (including ambient air, surface water, groundwater, land surface or subsurface strata, or the indoor environment), natural resources, or relating to the use, treatment, storage, Release, threatened Release, handling, installation, disposal, transport, recycling of or exposure to Hazardous Materials.

(C) “Hazardous Materials” means any waste, pollutant or contaminant or any chemical, material, substance or waste, which is regulated as harmful, hazardous, or injurious to human health or safety, the environment, or natural resources under any Environmental Law or that would otherwise reasonably be expected to result in liability under any Environmental Law, including petroleum and petroleum products, asbestos, and asbestos-containing materials, polychlorinated biphenyls, lead-containing paint and mercury.

(D) “Release” means any release, spill, emission, leaking, injection, deposit, disposal, discharge, dispersal, leaching, abandonment, pumping, pouring, emptying, dumping, escape or migration.

The Company and its Subsidiaries make no affirmative representation or warranty concerning the applicability of, Environmental Claims related to, Permits claimed by any Person to be required by, pollution control technology claimed by any Person to be required under, or compliance with, any new source review requirements under the Federal Clean Air Act, 42 U.S.C. §7401 et seq., any new source performance standard under the Federal Clean Air Act, 42 U.S.C. §7411, any requirement regarding the control or permitting of emissions of hazardous air pollutants under the Federal Clean Air Act, 42 U.S.C. §7412, or any state analog thereto, in each case regarding any major modification or analogous term as defined by the Federal Clean Air Act or any state analog thereto undertaken at any plant owned or operated by the Company or any of its Subsidiaries (collectively “NSR Matters”) other than that none of the Company and its Subsidiaries has received, and, to the Knowledge of the Company, there is no threatened, notice from any Governmental Entity or any other Person that alleges any of the Company and its Subsidiaries is subject to any liability or obligation relating to any NSR Matter that would, individually or in the aggregate, reasonably be expected to have a Company Material Adverse Effect.

(m) Taxes.  Except as to matters that would not reasonably be expected to have a Company Material Adverse Effect:

(i) the Company and each of its Subsidiaries have timely filed (or there have been filed on their behalf) with appropriate taxing authorities all Tax Returns required to be filed by them on or prior to the date hereof (taking into account extensions), such Tax Returns are materially correct, and all amounts shown to be due and payable thereon have been duly and timely paid and the Company and each of its Subsidiaries have also timely withheld all Taxes that were required to have been withheld;

(ii) there are no audits, claims, or judicial proceedings now pending or threatened by any taxing authority with respect to Taxes of the Company and its Subsidiaries and no deficiencies for any Taxes have been proposed or assessed in writing against or with respect to any Taxes due by or Tax Returns of the Company or any of its Subsidiaries.  To the Knowledge of the Company, since December 31, 2007, no written claim has been made by any Governmental Entity in a jurisdiction where neither the Company nor any of its Subsidiaries files Tax Returns that it is or may be subject to taxation by that jurisdiction;

(iii) to the Knowledge of the Company, there are no Liens for Taxes upon any assets of the Company or any of its Subsidiaries, except for Liens for Taxes (i) not yet due and payable or (ii) that are being contested in good faith through appropriate proceedings;

(iv) there are no outstanding waivers to extend the statutory period of limitations applicable to the assessment or collection of any Taxes against the Company or any of its Subsidiaries;

(v) neither the Company nor any of its Subsidiaries has participated in any “listed transactions” within the meaning of Treasury Regulations Section 1.6011-4; or

(vi) neither the Company nor any of its Subsidiaries (i) has any liability for the Taxes of any Person (other than the Company or its Subsidiaries) under Treasury Regulations Section 1.1502-6 or any similar provision of state, local or foreign Law, (ii) is a party to or bound by any Tax sharing agreement, Tax allocation agreement or Tax indemnity agreement (other than the Company Material Contracts or any commercial agreements or contracts not primarily related to Tax), (iii) has entered into any closing agreement pursuant to Section 7121 of the Code or any similar provision of state, local or foreign law, or (iv) has been either a “distributing corporation” or a “controlled corporation” in a transaction intended to be governed by Section 355 of the Code during the two-year period ending on the date of this Agreement;

(vii) as used in this Agreement, the term:

(A) “Tax” (including, with correlative meaning, the term “Taxes”) means taxes including federal, state, local and foreign income, profits, franchise, gross receipts, customs duty, stamp, payroll, sales, use, employment, property, withholding, excise, ad valorem production, value added, and similar taxes or charges, together with all interest, penalties and additions imposed with respect thereto, and

(B) “Tax Return” means returns and reports required to be filed with a Tax authority relating to Taxes (including any attached schedules and any amendments to such returns and reports).

(n) Labor Matters.

(i) Neither the Company nor any of its Subsidiaries is party to any collective bargaining agreement or other contract with any labor union or similar representative of employees;

(ii) with respect to assets and/or operations currently owned by the Company or any of its Subsidiaries (the “Current Assets”), there are no ongoing or, to the Knowledge of the Company, threatened union organizing or decertification efforts with respect to any employees of the Company or any of its Subsidiaries, and no such activities have occurred within the two (2) years preceding the date of this Agreement with respect to such Current Assets;

(iii) with respect to the Current Assets, there are no pending or, to the Knowledge of the Company, threatened employee strikes, work stoppages, slowdowns, picketing, lockouts or other material labor disputes with respect to any employees of the Company or its Subsidiaries, and no such disputes have occurred during the two (2) years preceding the date of this Agreement with respect to such Current Assets;

(iv) the Company and its Subsidiaries are in compliance in all material respects with all Laws respecting employment and employment practices, including but not limited to provisions thereof pertaining to terms and conditions of employment, collective bargaining, immigration, wages and hours (including, the proper classification of individuals as employees or contractors under applicable Laws), plant closing or mass layoff statutes and regulations, non-discrimination in employment, workers compensation, contract (express and implied) and tort law, the collection and payment of withholding and/or payroll taxes and similar taxes (except for any non-compliance which, individually or in the aggregate, would not reasonably be expected to have a Company Material Adverse Effect); and

(v) no material unfair labor practice charge or complaint is pending or, to the  Knowledge of the Company, threatened.

(o) Intellectual Property.

(i) All registered or applied for material Intellectual Property that is owned by the Company or any of its Subsidiaries, as of the date of this Agreement (together with all other Intellectual Property owned by the Company or any of its Subsidiaries, the “Company Intellectual Property”) is, to the Knowledge of the Company, valid, subsisting and enforceable.  The Company and each of its Subsidiaries (i) solely owns, free and clear of all Liens, other than non-exclusive licenses entered into in the ordinary course of business, all right, title and interest in and to the Company Intellectual Property, and (ii) owns or has the right to use all other Intellectual Property used in the Company’s and such Subsidiaries’ businesses as presently conducted, except for any failures which, individually or in the aggregate, would not reasonably be expected to have a Company Material Adverse Effect.

(ii) To the Knowledge of the Company, the Company’s and its Subsidiaries’ businesses as presently conducted do not infringe, misappropriate or otherwise violate the Intellectual Property rights of any Person, and no Person has asserted in writing to the Company or any of its Subsidiaries within the six (6) months preceding the date of this Agreement that the Company or any of its Subsidiaries has infringed, misappropriated or otherwise violated its Intellectual Property rights.  There is no litigation, opposition, cancellation, proceeding or claim pending, so asserted or, to the Company’s Knowledge, threatened (including “cease and desist” letters or requests to take a patent license) against the Company or any of its Subsidiaries concerning (A) the ownership, validity, registrability, patentability, or enforceability of the Company Intellectual Property, or (B) the infringement or misappropriation by the Company or any of its Subsidiaries of any Intellectual Property of a third party.  To the Knowledge of the Company, no Person has infringed or misappropriated in any material manner the Company Intellectual Property rights.

(iii) Except as, individually or in the aggregate, would not reasonably be expected to have a Company Material Adverse Effect, the transactions contemplated by this Agreement will not impair the right, title or interest of the Company or any of its Subsidiaries in or to the Company Intellectual Property and all of the Company Intellectual Property will be owned or available for use by the Company and each of its Subsidiaries immediately after the Closing Date.

(iv) For purposes of this Agreement,

(A) “Intellectual Property” means any and all:  (i) trademarks, service marks, brand names, collective marks, Internet domain names, logos, symbols, trade dress, trade names, business names, corporate names, slogans, designs and other indicia of origin, together with all translations, adaptations, derivations and combinations thereof, all applications, registrations and renewals for the foregoing, and all goodwill associated therewith and symbolized thereby; (ii) patents and patentable inventions (whether or not reduced to practice), all improvements thereto, and all invention disclosures and applications therefor, together with all divisions, continuations, continuations-in-part, revisions, renewals, extensions, reexaminations and reissues in connection therewith; (iii) Trade Secrets; (iv) copyrights in published and unpublished works of authorship (including databases and other compilations of information), and all registrations and applications therefor, and all renewals, extensions, restorations and reversions thereof; and (v) other intellectual property rights.

(B) “Trade Secrets” means, collectively, confidential proprietary business information, trade secrets and know-how, including processes, schematics, business and other methods, technologies, techniques, protocols, formulae, drawings, prototypes, models, designs, unpatentable discoveries and inventions.

(p) Insurance.  Except for failures to maintain insurance or self-insurance that, individually or in the aggregate, have not had and would not reasonably be expected to have a Company Material Adverse Effect, since January 1, 2008, each of the Company and its Subsidiaries and their respective properties and assets has been continuously insured with reputable insurers or has self-insured, in each case in such amounts and with respect to such risks and losses as reasonable in light of the business conducted by the Company and its Subsidiaries and the risks insured thereunder.  All material insurance policies of the Company and each of its Subsidiaries are in full force and effect, all premiums due and payable under all such policies and Contracts have been paid and the Company and its Subsidiaries are otherwise in compliance in all respects with the terms of such policies and Contracts, except for such failures to be in full force and effect, to pay any premiums or to be in compliance which would not, individually or in the aggregate, reasonably be expected to have a Company Material Adverse Effect.  Except as would not, individually or in the aggregate, reasonably be expected to have a Company Material Adverse Effect, the Company has not received any notice of termination or cancellation or denial of coverage with respect to any insurance policy other than customary notices received at the end of policy periods.

(q) Real Property.

(i) The Company and its Subsidiaries have (x) good and marketable title to all real property owned in fee by them (the “Owned Real Property”) and (y) valid title to the leasehold estate (as lessee) in all real property and interests in real property leased or subleased by them as lessee or sublessee (the “Leased Real Property”) and (z) valid title to the material easement or other material estate in all real property and interests in real property held by them under material easements or other material agreements creating an interest in such real property (the “Other Real Property” and together with the Owned Real Property and the Leased Real Property, the “Real Property”), in each case free and clear of all Liens, except the following ((A) through (F) of the following being “Permitted Liens”):

(A) Liens that secure Indebtedness or other obligations as reflected on the Company Financial Statements or Indebtedness or other obligations listed on Section 6.1(q)(i)(A) of the Company Disclosure Letter;

(B) easements, covenants, conditions, rights of way, encumbrances, restrictions, defects of title and other similar matters of public record (other than such matters that, individually or in the aggregate, materially adversely impair the conduct of the business of the Company or its Subsidiaries as currently conducted at the facility associated with the Real Property);

(C) zoning, planning, building and other applicable Laws regulating the use, development and occupancy of real property and Permits, consents and rules under such Laws (other than such matters that, individually or in the aggregate, materially adversely impair the conduct of the business of the Company or its Subsidiaries as currently conducted at the facility associated with the Real Property);

(D) Liens that have been placed by a third party on the fee title of Leased Real Property that are subordinate to the rights therein of the Company or any of its Subsidiaries or that, if foreclosed, would not materially adversely impair the conduct of the business of the Company or its Subsidiaries as currently conducted at the facility associated with the Real Property);

(E) mechanics, materialmens’, or laborers’ Liens for work or services performed or equipment, machinery, materials, or other items furnished in the ordinary course of business consistent with past practice of the Company or of its Subsidiaries that (x) are for amounts not then due and payable or delinquent or (y) have been released, discharged or otherwise removed of record by the posting or filing of a lien bond or similar bond, in form and substance as required by applicable Law to release or discharge the Lien; and

(F) such other matters that, individually or in the aggregate, do not materially impair the use, operation, value or marketability of the specific parcel of Real Property to which they relate or the conduct of the business of the Company and its subsidiaries as presently conducted at such specific parcel of real property.

(ii) Neither the Company nor any of its Subsidiaries is obligated under, or a party to, any option, right of first refusal or other contractual right or obligation to sell, assign or dispose of any material Owned Real Property or any portion thereof or interest therein.

For purposes of this Agreement, “Indebtedness” means all indebtedness of the Company and any of its Subsidiaries, determined in accordance with GAAP other than trade payables and receivables in the ordinary course of business, including (i) borrowed money (other than intercompany indebtedness), (ii) notes payable, (iii) capital leases, (iv) obligations evidenced by letters of credit, (v) obligations under earn out obligations or arrangements creating any obligation with respect to the deferred purchase price of property, (vi) interest rate or currency obligations, including swaps, hedges or similar arrangements and (vii) any guarantee of any of the foregoing.

(r) Contracts.  Except for this Agreement, as of the date of this Agreement the Company has filed as an exhibit to a Company SEC Report each note, bond, mortgage, indenture, deed of trust, license, franchise, permit, concession, contract, lease or other instrument, obligation or agreement of any kind (collectively, “Contracts”) the Company is required to file as a “material contract”  with the SEC pursuant to Item 601(b)(10) of Regulation S-K under the Securities Act (the “Company Material Contracts”).  Each Company Material Contract is valid and binding on the Company or any of its Subsidiaries party thereto, and, to the Knowledge of the Company, each other party thereto, and is in full force and effect, subject to the effect of any applicable bankruptcy, insolvency, reorganization, moratorium or similar Laws relating to or affecting the rights of creditors generally and to general principles of equity, and neither the Company nor any of its Subsidiaries nor, to the Knowledge of the Company, any other party thereto is in default or breach in any respect under the terms of any such Contract, and no event has occurred that, with or without notice or lapse of time or both, would result in a breach or constitute a default by the Company or any of its Subsidiaries that is party thereto, except, in each case, for such failure to be valid and binding or in full force and effect, or such default or breach as would not, individually or in the aggregate, reasonably be expected to have a Company Material Adverse Effect.  As of the date of this Agreement, the Company has not received any written notice from any other party to any Company Material Contract that such third party intends to terminate any Company Material Contract.

(s) Trading.  The Board of Directors of the Company has adopted a corporate risk policy that contains commodities risk policies (the “Commodity Risk Policy”) with respect to risk parameters, limits and guidelines (the “Company Trading Guidelines”).  As of the date of this Agreement, except for exceptions approved in accordance with the Commodity Risk Policy, the Company and its Subsidiaries are operating in compliance with the Commodity Risk Policy in all material respects and all Derivative Products of the Company or any of its Subsidiaries were entered into in accordance with the Commodity Risk Policy and Company Trading Guidelines.

(t) Regulation as a Utility.  Except for regulation by FERC under the FPA, the Public Utility Holding Company Act of 2005 (as an exempt holding company), the Public Utility Regulatory Policies Act of 1978, as amended (“PURPA”) or, in the case of Dynegy Danskammer, L.L.C. and Dynegy Roseton, L.L.C., regulation by the NYPSC, neither the Company nor any of its Subsidiaries or “affiliates” (under and as defined in the FPA and rules and regulations of FERC promulgated thereunder) is subject to regulation as a public utility holding company, public utility or public service company (or similar designation) by any Governmental Entity.  Each Subsidiary or “affiliate” (under and as defined in the FPA and rules and regulations of FERC promulgated thereunder) of the Company (other than any such Subsidiary of the Company that owns one or more facilities that constitute a “qualifying facility” as such term is defined under PURPA and the rules and regulations of FERC as of the date hereof and that are entitled to exemption from regulation under Section 205 of the FPA (an “Exempt Qualifying Facility”)) selling electric energy, capacity and/or certain ancillary services at wholesale has been authorized by FERC to make wholesale sales of electric energy, capacity and/or certain ancillary services at market-based rates pursuant to Section 205 of the FPA, and, as of the date hereof, has been granted customary waivers and other blanket authority (including with respect to the issuance of securities and assumption of liabilities pursuant to Section 204 of the FPA), which, as of the date hereof, blanket authority and waivers have not been limited or its rates subject to refund, in each case in any material respect, other than through (i) rate caps and mitigation measures generally applicable to similarly situated marketers or generators selling electricity, capacity, and certain ancillary services or other products or services at wholesale at market-based rates in the geographic market where such of its Subsidiaries conducts its business, and (ii) restrictions imposed through “reliability must run” agreements and/or other agreements/arrangements with independent system operators or regional transmission organizations.

(u) Brokers and Finders.  Neither the Company nor any of its officers, directors or employees has employed any broker or finder or incurred any liability for any brokerage fees, commissions or finder’s fees in connection with the Offer, the Merger or the other transactions contemplated in this Agreement except that the Company has employed Goldman Sachs & Co. and Greenhill & Co., Inc. as its financial advisors, whose fees and expenses will be paid by the Company in accordance with the Company’s agreement with such firms.

6.2. Representations and Warranties of Parent and Merger Sub

.  Except as set forth in the corresponding sections or subsections of the disclosure letter delivered to the Company by Parent prior to entering into this Agreement (the “Parent Disclosure Letter“) (it being agreed that disclosure of any item in any section or subsection of the Parent Disclosure Letter shall be deemed disclosure with respect to any other section or subsection to which the relevance of such item is reasonably apparent), Parent and Merger Sub each hereby represent and warrant to the Company that:

(a) Organization, Good Standing and Qualification.  Each of Parent and Merger Sub is a legal entity duly organized, validly existing and in good standing (with respect to jurisdictions that recognize the concept of good standing) under the Laws of the jurisdiction of its organization and has all requisite corporate or similar power and authority to own, lease and operate its properties and assets and to carry on its business as presently conducted and is qualified to do business and is in good standing (with respect to jurisdictions that recognize the concept of good standing) as a foreign corporation or other legal entity in each jurisdiction where the ownership, leasing or operation of its assets or properties or conduct of its business requires such qualification, except where any such failure to be so organized, validly existing, qualified, in good standing or to have such power or authority would not, individually or in the aggregate, reasonably be expected to prevent, materially delay or materially impede the ability of Parent and Merger Sub to consummate the Offer, the Merger and the other transactions contemplated by this Agreement.

(b) Corporate Authority.  No vote of holders of capital stock or membership interests of Parent is necessary to approve this Agreement, the Offer, the Merger or the other transactions contemplated hereby. Each of Parent and Merger Sub has all requisite corporate or similar power and authority and has taken all corporate action necessary in order to execute, deliver and perform its obligations under this Agreement (other than adoption of this Agreement by Parent as the sole stockholder of Merger Sub, which adoption will occur promptly following the execution of this Agreement pursuant to Section 7.13) and to consummate the Offer and the Merger.  This Agreement has been duly executed and delivered by each of Parent and Merger Sub and, assuming the due authorization, execution and delivery hereof by the Company, constitutes a valid and binding obligation of Parent and Merger Sub, enforceable against each of Parent and Merger Sub in accordance with its terms, subject to the Bankruptcy and Equity Exception.

(c) Governmental Filings; No Violations; Etc.

(i) Except for (i) compliance with, and filings under, the HSR Act; (ii) compliance with, and filings under, the Exchange Act and the Securities Act, including the filing with the SEC of the Proxy Statement and the filing and dissemination of the Offer Documents, including filing of the Schedule TO; (iii) compliance with state securities, takeover and “blue sky” Laws and the filing of documents with various state securities authorities that may be required in connection with the transactions contemplated hereby; (iv) the filing of the Certificate of Merger and other appropriate merger documents required by the DGCL with the Secretary of State of the State of Delaware; (v) the filing of a petition to, and the approval of, or a determination that no approval is required, of the NYPSC under the New York Public Service Law; (vi) the FCC Pre-Approvals; (vii) compliance with the applicable requirements of the NYSE; (viii) the filing of an application to, or the filing of an amendment to the Prior Application to, and approval of, the FERC under Section 203 of the FPA; (ix) such other items as disclosed in Section 6.2(c) of the Parent Disclosure Letter; and (x) filings and notices required as a result of facts and circumstances solely attributable to the Company (the items set forth above in clauses (i) through (ix), the “Parent Required Governmental Approvals”), no Permit or Order or action of, registration, declaration or filing with or notice to any Governmental Entity is necessary or required to be obtained or made in connection with the execution and delivery of this Agreement by Parent and Merger Sub, the performance by Parent and Merger Sub of their respective obligations hereunder or the consummation of the Offer, the Merger and the other transactions contemplated hereby by Parent and Merger Sub, other than such items that the failure to make or obtain, as the case may be, individually or in the aggregate, would not be reasonably likely to prevent or materially delay or materially impede the ability of Parent or Merger Sub to consummate the Offer, the Merger or the other transactions contemplated by this Agreement.

(ii) The execution and delivery of this Agreement by each of Parent and Merger Sub does not, and the consummation of the transactions contemplated hereby will not, result in a Violation pursuant to any provisions of (i) the certificate of incorporation, bylaws, certificate of formation, limited liability company operating agreement or similar governing documents of Parent or Merger Sub, (ii) the certificate of incorporation, bylaws or similar governing documents of any Subsidiary of Parent, (iii) subject to obtaining the Parent Required Governmental Approvals, any Order, Permit or Law applicable to Parent or any of its Subsidiaries or any of their respective properties or assets, or (iv) subject to obtaining the third-party consents set forth in Section 6.2(c)(ii) of the Parent Disclosure Letter, any Contract to which Parent or any of its Subsidiaries is a party or by which they or any of their respective properties or assets may be bound, except in the case of clauses (ii), (iii) or (iv) for any such Violation which, individually or in the aggregate, would not be reasonably likely to prevent or materially delay or materially impede the ability of Parent or Merger Sub to consummate the Offer, the Merger or the other transactions contemplated by this Agreement.

(d) Litigation.

(i) As of the date of this Agreement, there are no pending or, to the Knowledge of Parent, threatened claims, suits, actions or other proceedings before any Governmental Entity or any arbitrator, nor were there, to the Knowledge of Parent, any investigations, audits, or reviews by any Governmental Entity or any arbitrator pending or, to the Knowledge of Parent, threatened against Parent or any of its Subsidiaries which, individually or in the aggregate, would be reasonably likely to prevent or materially delay or materially impede the ability of Parent or Merger Sub to consummate the Offer, the Merger or the other transactions contemplated by this Agreement.

(ii) As of the date of this Agreement, there are no Orders of any Governmental Entity or any arbitrator applicable to Parent or any of its Subsidiaries except for such Orders that, individually or in the aggregate, would not be reasonably likely to prevent or materially delay or materially impede the ability of Parent or Merger Sub to consummate the Offer, the Merger or the other transactions contemplated by this Agreement.

(e) Available Funds.  Parent has cash, cash equivalents or readily marketable securities available to it on the date hereof in an amount sufficient (the “Sufficient Amount”) to pay (i) the Offer Price and Per Share Merger Consideration in respect of all of the Shares and all amounts in respect of shares of Company Restricted Stock pursuant to Section 5.3(b), in each case, without any increase in the Indebtedness or other obligations of the Company or any of its Subsidiaries, or use of the assets of the Company or any of its Subsidiaries, (ii) any and all fees and expenses required to be paid by Parent, Merger Sub and the Surviving Corporation in connection with the Merger and the Offer and (iii) all amounts required to satisfy Parent’s obligations to provide financing pursuant to Section 7.17 of this Agreement.

(f) Capitalization.  The authorized capital stock of Merger Sub consists solely of 1,000 shares of common stock, par value $0.01 per share, of which 100 shares of common stock are validly issued and outstanding as of the date of this Agreement.  All of the issued and outstanding capital stock of Merger Sub is, and at the Effective Time will be, owned by Parent or a direct or indirect wholly owned Subsidiary of Parent, free and clear of all Liens.  All of the membership interests of Parent are owned beneficially and of record by Guarantor.  Merger Sub has not, except for executing and delivering this Agreement, conducted any business prior to the date hereof and has no, and prior to the Effective Time will have no, assets, liabilities or obligations of any nature, other than, with respect to all of the foregoing, as may be incident to its formation or otherwise as may arise or exist in connection with its entering into this Agreement and the Offer, the Merger and the other transactions and agreements contemplated by this Agreement.  As of the Effective Time, Merger Sub will not have any indebtedness, obligations or liabilities except for its obligations under this Agreement.

(g) Brokers.  No agent, broker, finder or investment banker is entitled to any brokerage, finder’s or other fee or commission in connection with the transactions contemplated by this Agreement based upon arrangements made by or on behalf of Parent or Merger Sub for which the Company could have any liability in a circumstance where the Merger is not consummated.

(h) Ownership of Shares.  Neither Parent nor Merger Sub nor any of their “affiliates” or “associates” is, and at no time during the three years preceding the date of this Agreement has been, an “interested stockholder” of the Company, as such quoted terms are defined in Section 203 of the DGCL (it being agreed and understood that neither Parent nor Merger Sub nor any of their “affiliates” or “associates” shall be deemed to become, nor  shall any such person be deemed to be in breach of this representation if it does become,  an “interested stockholder” of the Company  by virtue of: (1)  Parent or Merger Sub or any of their “affiliates” or “associates” entering into this Agreement or any related documents or agreements or (2) the approval of the transactions contemplated herein by the Board of Directors of the Company).  Parent, Merger Sub and their respective Affiliates beneficially own (as used in this Agreement, “beneficial ownership” means beneficial ownership as determined pursuant to Rule 13d-3 and Rule 13d-5 under the Exchange Act) the Shares set forth in Section 6.2(h) of the Parent Disclosure Schedule (the “Parent Shares”).  As of the date hereof and prior to the Offer Closing, none of Parent, Merger Sub or their respective Affiliates beneficially own or will beneficially own any Shares other than the Parent Shares, and neither Parent nor Merger Sub “owns” any shares of capital stock of the Company other than the Parent Shares, as such quoted term is defined in Section 203 of the DGCL.

(i) Regulation as a Utility.  Neither Parent nor Merger Sub nor any of their Subsidiaries or “affiliates” (under and as defined in the FPA and the rules and regulations of FERC promulgated thereunder)  is subject to regulation by FERC under the FPA, the Public Utility Holding Company Act of 2005, or PURPA, and none of Parent, Merger Sub or any of their Subsidiaries or “affiliates” (under and as defined in the FPA and the rules and regulations of FERC promulgated thereunder) is subject to regulation as a public utility holding company, public utility or public service company (or similar designation) by any other Governmental Entity under any other Law.

(j) Absence of Certain Agreements.  Neither Parent nor any of its Affiliates has entered into any agreement or arrangement or understanding (in each case, whether oral or written), or authorized, committed or agreed to enter into any such agreement, arrangement or understanding (in each case, whether oral or written), pursuant to which:  (i) any stockholder of the Company would be entitled to receive consideration of a different amount or nature than the Offer Price or the Per Share Merger Consideration or pursuant to which any stockholder of the Company agrees to sell its Shares in connection with the Offer, vote to adopt this Agreement or the Merger or agrees to vote against any Superior Proposal; and (ii) other than investment funds or other entities under common management with Parent, any third party has agreed, as of the date hereof, to provide, directly or indirectly, equity capital to Parent or the Company to finance in whole or in part the Offer or the Merger or (iii) as of the date hereof, any officer of the Company has agreed in connection with the transactions contemplated by this Agreement to (x) remain as an employee of the Company or any of its Subsidiaries following the Effective Time (other than pursuant to any employment Contracts in effect as of the date hereof), (y) contribute or roll over any portion of such employee’s Shares, Company Stock Options, Company Restricted and/or Phantom Stock Units to the Company or its Subsidiaries or Parent or any of its Affiliates or (z) receive any capital stock or equity securities of the Company or any of its Subsidiaries or Parent or any of its Affiliates.

(k) No Competing Business.  Neither Parent nor any of Parent’s “affiliates” (under and as defined in the FPA and the rules and regulations of FERC promulgated thereunder) owns or operates “inputs to electric power production” as defined in 18 C.F.R. 35.36(a)(4).

(l) Guarantor Financial Statements.  Each of the audited consolidated financial statements and unaudited interim consolidated financial statements of Guarantor included in or incorporated by reference into all forms, certifications, reports, registration statements, definitive proxy statements and other documents required to be filed or furnished by them with the SEC under the Securities Act and the Exchange Act (such forms, certifications, reports, registration statements, definitive proxy statements and other documents filed or furnished since December 31, 2007 and those filed or furnished subsequent to the date hereof, collectively, the “Guarantor SEC Reports”) as amended prior to the date hereof (including the related notes and schedules included therein) has been, and in the case of Guarantor SEC Reports filed after the date hereof will be, prepared in accordance with GAAP, consistently applied during the periods involved (except as may be indicated therein or in the notes thereto and subject, in the case of unaudited statements, to normal year-end audit adjustments) and fairly presents, or, in the case of Guarantor SEC Reports after the date hereof, will fairly present, in all material respects the consolidated financial position of the Guarantor and its Subsidiaries as of the dates thereof and the results of their operations and consolidated cash flows for the periods then ended, subject, in the case of the unaudited interim financial statements, to normal year-end audit adjustments.

(m) No Other Company Representations or Warranties.  Except for the representations and warranties set forth in Section 6.1, Parent and Merger Sub hereby acknowledge and agree that neither the Company nor any of its Subsidiaries, nor any of their respective stockholders, directors, officers, employees, affiliates, advisors, agents or representatives, nor any other Person, has made or is making any other express or implied representation or warranty with respect to the Company or any of its Subsidiaries or their respective business or operations, including with respect to any information provided or made available to Parent or Merger Sub.  Notwithstanding the foregoing, nothing in this Section 6.2(m) or this Agreement shall (i) relieve any Person of liability for fraud, (ii) prevent Parent and Merger Sub from relying on the representations and warranties of the Company set forth in this Agreement and any certificates delivered by the Company in connection with this Agreement or (iii) be given effect in any claim in respect of fraud.

(n) Non-Reliance on Company Estimates, Projections, Forecasts, Forward-Looking Statements and Business Plans.  In connection with the due diligence investigation of the Company by Parent and Merger Sub, Parent and Merger Sub may receive from the Company certain estimates, projections, forecasts and other forward-looking information, as well as certain business plan and cost-related plan information, regarding the Company, its Subsidiaries and their respective businesses and operations.  Parent and Merger Sub hereby acknowledge that there are uncertainties inherent in attempting to make such estimates, projections, forecasts and other forward-looking statements, as well as in such business plans and cost-related plans, with which Parent and Merger Sub are familiar, that Parent and Merger Sub are taking full responsibility for making their own evaluation of the adequacy and accuracy of all estimates, projections, forecasts and other forward-looking information, as well as such business plans and cost-related plans, so furnished to them (including the reasonableness of the assumptions underlying such estimates, projections, forecasts, forward-looking information, business plans or cost-related plans), and that Parent and Merger Sub will have no claim against the Company or any of its Subsidiaries, or any of their respective stockholders, directors, officers, employees, affiliates, advisors, agents or representatives, with respect thereto.  Accordingly, Parent and Merger Sub hereby acknowledge that none of the Company nor any of its Subsidiaries, nor any of their respective stockholders, directors, officers, employees, affiliates, advisors, agents or representatives, has made or is making any representation or warranty with respect to such estimates, projections, forecasts, forward-looking statements, business plans or cost-related plans (including the reasonableness of the assumptions underlying such estimates, projections, forecasts, forward-looking statements, business plans or cost-related plans).  Notwithstanding the foregoing, nothing in this Section 6.2(n) or this Agreement shall (i) relieve any Person of liability for fraud, (ii) prevent Parent and Merger Sub from relying on the representations and warranties of the Company set forth in this Agreement and any certificates delivered by the Company in connection with this Agreement or (iii) be given effect in any claim in respect of fraud.

ARTICLE VII

Covenants

7.1. Interim Operations

(a) From the date hereof and until the earliest of the Acceleration Time and the termination of this Agreement, except (w) as set forth in Section 7.1(a) of the Company Disclosure Letter, (x) as otherwise expressly contemplated or expressly permitted or required by this Agreement, (y) to the extent consented to in writing by Parent (which consent shall not be unreasonably withheld, delayed or conditioned) or (z) as required by applicable Law, the Company shall, and shall cause its Subsidiaries to, cause the business of it and its Subsidiaries to be conducted in the ordinary course, and the Company shall use reasonable best efforts to, and shall cause each of its Subsidiaries to use reasonable best efforts to, preserve its business organizations intact and maintain existing relations and goodwill with Governmental Entities, customers, suppliers, employees and business associates.  Notwithstanding the generality of the foregoing, and subject to the exceptions set forth in clauses (w), (x), (y) and (z) of the immediately preceding sentence, the Company, from the date of this Agreement through earlier of the Acceleration Time and the termination of this Agreement, shall not, and shall cause its Subsidiaries not to:

(i) amend the certificate of incorporation, bylaws or comparable governing documents of the Company or any of its Subsidiaries;

(ii) issue, sell, pledge, dispose of, grant, transfer or otherwise encumber any shares of capital stock, voting securities, partnership interest, membership interest or similar interest or any option, warrant, right or security convertible, exchangeable or exercisable therefor or other instrument or right the value of which is based on any of the foregoing  of the Company or any of its Subsidiaries (including any Company Equity Awards) (collectively, “Equity Interests”), other than (A) issuance of Shares pursuant to Company Stock Options outstanding on date hereof under the Company Plans in accordance with the terms thereof, (B) issuances of Shares in connection with the matching of contributions under the (1) Dynegy Midwest Generation, Inc. 401(k) Savings Plan for Employees Covered under a Collective Bargaining Agreement (As Amended and Restated Effective January 1, 2009); (2) Dynegy Midwest Generation, Inc. 401(k) Savings Plan (As Amended and Restated Effective January 1, 2009); (3) Dynegy Inc. 401(k) Savings Plan (As Amended and Restated Effective January 1, 2009); and (4) Dynegy Northeast Generation, Inc. Savings Incentive Plan (As Amended and Restated Effective January 1, 2009), in each case in accordance with the terms thereof, (C) the issuance of the Top-Up Option Shares pursuant to the Top-Up Option and (D) issuances of Equity Interests in accordance with the Rights Agreement;

(iii) split, combine, subdivide or reclassify any of its Equity Interests;

(iv) declare, set aside, establish a record date for, or pay any dividends on or make any other distributions (whether payable in cash, stock, property or a combination thereof) in respect of any of its Equity Interests, other than any dividends (A) from any wholly owned Subsidiary of the Company to the Company or to another such Subsidiary of the Company and (B) any dividends or distributions issued in accordance with the Rights Agreement;

(v) repurchase, redeem or otherwise acquire any of its Equity Interests, except for (A) mandatory sinking fund obligations existing on the date hereof and disclosed in Section 7.1(a)(v) of the Company Disclosure Letter, (B) redemptions, purchases or acquisitions pursuant to the exercise or settlement of Company Stock Options, employee severance, retention, termination, change of control and other contractual rights existing on the date of this Agreement on the terms in effect on the date of this Agreement, including with respect to Company Restricted Stock and (C) acquisition or exchange of Rights in accordance with Rights Agreement;

(vi) incur, issue, or modify in any material respect the terms of, any Indebtedness, or assume, prepay, defease, cancel, acquire, guarantee or endorse, or otherwise become responsible for (whether directly or indirectly, contingently or otherwise), the Indebtedness of any Person, except for (A) advances of credit incurred under the Company’s existing credit facilities in an aggregate amount not to exceed $2,500,000, (B) letters of credit issued under the Credit Agreement (x) in the ordinary course of business consistent with past practices for non-trading activities but in any event in an aggregate amount not to exceed $25,000,000 or (y) in connection with the sale or purchase of Derivative Products, physical electricity products, or fuel commodities for the Company’s assets in the ordinary course of business consistent with past practices, (C) letters of credit issued under the Credit Agreement to support positions in place as of the date hereof, or (D) Indebtedness owed by any wholly owned Subsidiary of the Company to the Company or any other wholly owned Subsidiary of the Company;

(vii) grant or incur any Lien, other than (A) Permitted Liens, (B) Liens for current Taxes, assessments or other charges of a Governmental Entity not yet due and payable or which is being contested in good faith through appropriate proceedings, (C) pledges or deposits by the Company or any of its Subsidiaries in the ordinary course of business under workmen’s compensation Laws, unemployment insurance Laws or similar legislation, (D) good faith deposits in connection with Contracts (other than for the payment of Indebtedness) or leases to which the Company or one of its Subsidiaries is a party, in each case, in the ordinary course of business consistent with past practice, (E) deposits to secure public or statutory obligations of the Company or one of its Subsidiaries, or to secure surety or appeal bonds to which such entity is a party, or deposits as security for contested Taxes, in each case incurred or made in the ordinary course of business consistent with past practice, (F) licenses granted to third parties in the ordinary course of business consistent with past practice by the Company or its Subsidiaries, (G) Liens required under the outstanding Indebtedness of the Company and its Subsidiaries as of the date hereof, (H) Liens granted in connection with any Indebtedness permitted under Section 7.1(a)(vi), and (I) Liens granted or incurred in connection with the sale or purchase of Derivative Products, physical electricity products, or fuel commodities for the Company’s assets in the ordinary course of business consistent with past practices or to support positions in place as of the date of this Agreement;

(viii) (A) except (1) to the extent required by applicable Law or (2) to the extent required by written agreements existing on the date of this Agreement, grant or announce any stock option, equity or incentive awards or increase in the salaries, bonuses or other compensation and benefits payable by the Company or any of its Subsidiaries to any of the employees, officers, directors or other independent contractors who provide services in an individual capacity of the Company or any of its Subsidiaries, (B) except to the extent required by written agreements existing on the date of this Agreement, pay or agree to pay any pension, retirement allowance, termination or severance pay, bonus or other employee benefit not required by any existing Company Plan to any employee, officer, director or other independent contractor who provide services in an individual capacity of the Company or any of its Subsidiaries, whether past or present, or take any action to accelerate vesting of any right to compensation or benefits, (C) except to the extent required by written agreements existing on the date of this Agreement, enter into or amend any Contracts of employment or any consulting, bonus, severance, retention, retirement or similar agreement, (D) change any actuarial or other assumptions used to calculate funding obligations with respect to any Company Plan or to change the manner in which contributions to such plans are made or the basis on which such contributions are determined, except as may be required by GAAP, (E) change the accrual rate for the Company’s short-term incentive plans used to prepare the Company’s financial statements, (F) forgive any loans to directors, officers or employees of the Company or any of its Subsidiaries, or (G) except as required to ensure that any Company Plan is not then out of compliance with applicable Law, enter into or adopt any new or renew, amend or terminate any existing Company Plan or benefit arrangement if such adoption, renewal, amendment or termination would result in a material cost to the Company or any of its Subsidiaries;

(ix) hire any employee or individual independent contractor with total expected annual base salary, including commissions, in excess of $100,000, other than to fill vacancies arising in the ordinary course of business at annual base salary levels not in excess of 120% of prevailing market rates, or, without consulting with Parent in advance, terminating any such employee or independent contractor;

(x) other than in the ordinary course of business and consistent with past practice, (A) make or change any material Tax election, or change the Company’s or such Subsidiary of the Company’s method of accounting for Tax purposes, (B) file any amended Tax Return involving a material amount of additional Taxes, (C) settle or compromise any material Tax liability, or any claim for a material refund of Taxes or enter into any closing agreement with respect to any material amount of Tax, or (D) agree to an extension or waiver of the statute of limitations applicable to the assessment or collection of any material Taxes except, in each case, as required by applicable Law;

(xi) except as required by GAAP, the SEC or applicable Law, change any material accounting policies or principles;

(xii) except in the ordinary course of business (A) enter into or assume any Contract that would have been a Company Material Contract had it been entered into prior to the date hereof, (B) terminate, materially amend or waive any material rights under any Company Material Contract or any Contract that would have been a Company Material Contract had it been entered into prior to the date hereof excluding any termination upon expiration of a term in accordance with the terms of such Company Material Contract or (C) or waive any material default under, or release, settle or compromise any material claim against the Company or liability or obligation owing to the Company under any Company Material Contract; provided in each case that the Company or any of its Subsidiaries shall be permitted to renew or replace any Company Material Contract with one or more Contracts on substantially similar terms;

(xiii) subject to Section 7.16, waive, release, settle or compromise any pending or threatened action, litigation, claim or arbitration or other proceedings before a Governmental Entity if such waiver, release, settlement or compromise by the Company or any of its Subsidiaries (A) is for an amount in excess of $2,500,000 individually or $5,000,000 in the aggregate, or (B) would entail the incurrence of (1) any obligation or liability of the Company in excess of such amount, including costs or revenue reductions or (2) obligations that would impose any material restrictions on the business or operations of the Company or its Subsidiaries;

(xiv) acquire (including by merger, consolidation, or acquisition of stock or assets) any interest in any Person or any division thereof or any assets thereof, excluding acquisitions of supplies, parts, fuel, materials and other inventory in the ordinary course of business consistent with past practice, or make any loan, advance or capital contribution to, or investment in, any Person or any division thereof, other than (A) any such acquisitions, loans, advances, contributions or investments that are for consideration not in excess of $1,000,000 individually or $5,000,000 for all such transactions by the Company and its Subsidiaries in the aggregate or (B) loans, advances or capital contributions to or among the Company and wholly owned Subsidiaries of the Company;

(xv) sell, transfer, lease, license, assign, allow to lapse or otherwise dispose of (including, by merger, consolidation, or sale of stock or assets) any entity, business, assets, rights or properties of the Company or any of its Subsidiaries having a current value in excess of $1,000,000 individually, or $5,000,000 for all such transactions by the Company and its Subsidiaries in the aggregate other than (A) sales, transfers, leases, licenses assignments and other dispositions of inventory, electricity or other commodities or Derivative Products in the ordinary course of business consistent with past practice, (B) dispositions of obsolete or worthless assets or properties in the ordinary course of business consistent with past practice or (C) transactions solely among the Company and/or any of its Subsidiaries;

(xvi) authorize or make any capital expenditure, other than (A) any capital expenditures contemplated by the Company’s current business plan, (B) capital expenditures that are not, in the aggregate, in excess of $5,000,000 above the capital expenditures provided for in such business plan or (C) capital expenditures required by Law or in response to a casualty loss or property damage;

(xvii) adopt or enter into a plan of complete or partial liquidation, dissolution, merger, consolidation, restructuring, recapitalization or other reorganization of the Company or any of its Subsidiaries;

(xviii) merge or consolidate the Company or any of its Subsidiaries with and into any other Person;

(xix) enter into, with respect or related to Dynegy Moss Landing, LLC, Dynegy Morro Bay, LLC, Dynegy Oakland, LLC and Casco Bay Energy Company, LLC, any Contracts with a term extending beyond December 31, 2013;

(xx) fail to maintain in full force and effect material insurance policies covering the Company and its Subsidiaries and their respective properties, assets and businesses in a form and amount consistent with past practice unless the Company determines in its reasonable commercial judgment that the form or amount of such insurance should be modified;

(xxi) permit any letters of credit to be issued other than letters of credit issued under the Credit Agreement by JPMorgan Chase Bank, N.A., Citibank, N.A, Credit Suisse, Cayman Islands Branch and ABN AMRO BANK N.V.;

(xxii) subject to Section 7.2, take any action which would reasonably be expected to result in any of the Tender Offer Conditions or the conditions to the Merger set forth in Article VIII not being satisfied or delaying the satisfaction of any such conditions, or that would reasonably be expected to prevent, delay, impair or interfere with the ability of Parent to consummate the Offer or of Parent, Merger Sub or the Company to consummate the Merger; or

(xxiii) commit, authorize or agree to take any of the foregoing actions or enter into any letter of intent (binding or non binding) or similar agreement or arrangement with respect to any of the foregoing actions.

(b) Neither Parent nor Merger Sub shall take or permit any of their Affiliates to take any action that is reasonably likely to prevent or delay the consummation of the Offer or the Merger.  Prior to making any written communications to the officers or employees of the Company or any of its Subsidiaries pertaining to compensation or benefit matters that are directly affected by the transactions contemplated by this Agreement, the Company shall, to the extent legally permissible, provide Parent with a copy of the intended communication, Parent shall review and comment on the communication promptly (but in any event, Parent shall provide any comments it may have within forty-eight (48) hours after such communication has been provided to Parent for review), and the Company shall consider in good faith any comments reasonably proposed by Parent.

(c) Nothing contained in this Agreement is intended to give Parent or Merger Sub, directly or indirectly, the right to control or direct the Company’s or its Subsidiaries’ operations prior to the earlier of the Offer Closing and the Effective Time, and nothing contained in this Agreement is intended to give the Company, directly or indirectly, the right to control or direct Parent’s or its Subsidiaries’ operations.  Prior to the earlier of the Offering Closing and the Effective Time, each of Parent and the Company shall exercise, consistent with the terms and conditions of this Agreement, complete control and supervision over its and its Subsidiaries’ respective operations.

7.2. Acquisition Proposals.

(a) Notwithstanding anything to the contrary contained in this Agreement, during the period beginning on the date of this Agreement and continuing until 11:59 p.m. (Eastern time) on January 24, 2011 (the “Go-Shop Period”), the Company and its Subsidiaries and their respective directors, officers, employees, investment bankers, attorneys, accountants and other advisors or representatives (collectively, “Representative”) shall have the right to: (i) initiate, solicit and encourage any inquiry or the making of any proposals or offers from any Person or group of Persons with respect to any Acquisition Proposal, including by way of providing access to non-public information to any Person pursuant to confidentiality agreements on customary terms (it being understood that such confidentiality agreements need not prohibit the making or amendment of a proposal relating to an Acquisition Proposal); and (ii) engage or enter into, continue or otherwise participate in any discussions or negotiations with any Persons or groups of Persons with respect to an Acquisition Proposal or otherwise cooperate with or assist or participate in, or facilitate any such inquiries, proposals, discussions or negotiations or any effort or attempt to make any Acquisition Proposal.

(b) No Solicitation or Negotiation.  Except as expressly permitted by this Section 7.2, the Company and its Subsidiaries and their respective officers and directors shall, and the Company shall instruct and cause its and its Subsidiaries’ other Representatives to, (i) at 12:00 a.m. on January 25, 2011 (the “No-Shop Period Start Date”) immediately cease any discussions or negotiations with any Persons that may be ongoing with respect to an Acquisition Proposal and (ii) from the No-Shop Period Start Date until the earlier of the Effective Time and the termination of this Agreement in accordance with Article IX, not (A) initiate, solicit or knowingly facilitate or encourage any inquiries or the making of any proposal or offer with respect to or that constitutes an Acquisition Proposal, (B) engage in, enter into, continue or otherwise participate in any discussions or negotiations regarding, or provide any non-public information or data concerning the Company or its Subsidiaries to any Person relating to, any Acquisition Proposal, (C) enter into any agreement or agreement in principle with respect to any Acquisition Proposal (other than a confidentiality agreement referred to in Section 7.2(a) or Section 7.2(c)) or (D) otherwise knowingly facilitate any effort or attempt to make an Acquisition Proposal.

(c) Conduct Following No-Shop Period Start Date.  Notwithstanding anything in this Agreement to the contrary but subject to the last sentence of this paragraph, at any time following the No-Shop Period Start Date and prior to the earlier of the Offer Closing and the time Company Requisite Vote is obtained, if the Company or any of its Representatives receives a written Acquisition Proposal from any Person that did not result from a material breach of Section 7.2(b), the Company and its Representatives may contact such Person to clarify the terms and conditions thereof and (i) the Company and its Representatives may provide non-public information and data concerning the Company and its Subsidiaries in response to a request therefor by such Person if the Company receives from such Person an executed confidentiality agreement on customary terms (it being understood that such confidentiality agreement need not prohibit the making or amendment of an Acquisition Proposal), (ii) the Company and its Representatives may engage or participate in any discussions or negotiations with such Person and (iii) after having complied with Section 7.2(e), the Board of Directors of the Company or any committee thereof may authorize, adopt, approve, recommend, or otherwise declare advisable or propose to authorize, adopt, approve, recommend or declare advisable (publicly or otherwise) such an Acquisition Proposal, if and only to the extent that, (x) prior to taking any action described in clause (i) or (ii) above, the Board of Directors of the Company or any committee thereof determines in good faith (after consultation with its outside legal counsel) that failure to take such action could be inconsistent with the directors’ fiduciary duties under applicable Law; (y) in each such case referred to in clause (i) or (ii) above, the Board of Directors of the Company or any committee thereof has determined in good faith (after consultation with its financial advisor) that such Acquisition Proposal either constitutes a Superior Proposal or could reasonably be expected to result in a Superior Proposal; and (z) in the case referred to in clause (iii) above, the Board of Directors of the Company or any committee thereof determines in good faith (after consultation with its financial advisor) that such Acquisition Proposal is a Superior Proposal.

(d) Definitions.  For purposes of this Agreement:

(i) “Acquisition Proposal” means (i) any  proposal or offer with respect to a merger, consolidation, business combination or similar transaction involving the Company or any of its Significant Subsidiaries or (ii) any acquisition by any Person or group of Persons resulting in, or proposal or offer to acquire by tender offer, share exchange or in any manner which if consummated would result in, any Person or group of Persons becoming the beneficial owner of, directly or indirectly, in one or a series of related transactions, (A) more than 20% of the Shares then outstanding or of the total voting power of the equity securities of the Company, (B) assets that during the most recently completed twelve month period for which financial information is available generated more than 20% of the consolidated total revenues of the Company and its Subsidiaries, taken as a whole, or (C) assets constituting more than 20% of consolidated total assets, measured either by book value or fair market value (including, equity securities of its Subsidiaries), of the Company and its Subsidiaries, taken as a whole, in each case other than the transactions contemplated by this Agreement.

(ii) “Superior Proposal” means an Acquisition Proposal (with the percentages set forth in the definition of such term changed from 20% to 50%), that the Board of Directors of the Company or any committee thereof has determined in its good faith judgment (i) is reasonably likely to be consummated in accordance with its terms, taking into account all material legal, financial and regulatory aspects of the proposal (including the financing thereof) and the Person making the proposal, including the determination that the Person making the Acquisition Proposal has available to it or can reasonably be expected to be able to obtain funds on customary terms and that are sufficient to consummate the Acquisition Proposal and (ii) if consummated, would result in a transaction more favorable to the Company’s stockholders from a financial point of view than the transactions contemplated by this Agreement (including those stockholders, if any, who would remain stockholders of the Company following the consummation of the transactions contemplated by such Acquisition Proposal).

(e) Change in Recommendation or Alternative Acquisition Agreement.  Except as set forth in this Section 7.2(e), Section 7.2(f) or Section 9.3(a), the Board of Directors of the Company and each committee thereof shall not:

(i) withhold, withdraw, qualify or modify (or publicly propose or resolve to withhold, withdraw, qualify or modify), in a manner adverse to Parent or Merger Sub, the Company Recommendation with respect to the Offer or the Merger or approve or recommend, or propose publicly to approve or recommend, or resolve to approve or recommend, any Acquisition Proposal (it being understood that the Board of Directors may take no position with respect to an Acquisition Proposal until the close of business as of the tenth (10th) business day after the commencement of such Acquisition Proposal pursuant to Rule 14d-2 under the Exchange Act without such action being considered an adverse modification); or

(ii) except as expressly permitted by Section 9.3(a), cause or permit the Company to enter into any letter of intent, acquisition agreement, merger agreement or other agreement (other than a confidentiality agreement referred to in Section 7.2(a) or Section 7.2(c)) (an “Alternative Acquisition Agreement”) relating to any Acquisition Proposal.

Notwithstanding anything to the contrary set forth in this Agreement, prior to the earlier of the time, but not after, the Company Requisite Vote is obtained and the Offer Closing, the Board of Directors of the Company or any committee thereof may, if the Board of Directors of the Company or any committee thereof determines in good faith, after consultation with outside counsel, that the failure to do so could be inconsistent with its fiduciary obligations under applicable Law, (A) withhold, withdraw, qualify or modify the Company Recommendation, and (B) approve, recommend or otherwise declare advisable any Acquisition Proposal that the Board of Directors of the Company or any committee thereof determines in good faith is a Superior Proposal and take action pursuant to Section 9.3(a) (clauses (A) and (B) collectively, a “Change of Recommendation”); provided, however, that the Company shall not (I) effect a Change of Recommendation in connection with a Superior Proposal or (II) take any action pursuant to Section 9.3(a) with respect to a Superior Proposal (collectively, the “Company Actions”) unless (x) the Company notifies Parent in writing, at least forty-eight (48) hours in advance, that it intends to take the Company Action, which notice shall specify the identity of the party who made such Superior Proposal and all of the material terms and conditions of such Superior Proposal and attach the most current version of such agreement providing for such Superior Proposal; (y) after providing such notice and prior to taking such Company Action, the Company shall negotiate in good faith with Parent during such forty-eight (48) hour period (to the extent that Parent desires to negotiate) to make such revisions to the terms of this Agreement as would permit the Board of Directors of the Company not to take the Company Action; and (z) the Board of Directors of the Company shall have considered in good faith any changes to this Agreement offered in writing by Parent in a manner that would form a binding contract if accepted by the Company and shall have determined in good faith that the Superior Proposal would continue to constitute a Superior Proposal if such changes offered in writing by Parent were to be given effect; provided that, for the avoidance of doubt, the Company shall not take any Company Action prior to the time that is forty-eight (48) hours after it has provided the written notice required by clause (x) above; provided further, that in the event that the Acquisition Proposal is thereafter modified by the party making such Acquisition Proposal, the Company shall provide written notice of such modified Acquisition Proposal and shall again comply with this Section 7.2(e), except that the Company’s advance written notice obligation shall be reduced to twenty-four (24) hours (rather than the forty-eight (48) hours otherwise contemplated by this Section 7.2(e)) and the time the Company shall be permitted to take the Company Action shall be reduced to the time that is twenty-four (24) hours after it has provided such written notice (rather than the time that is the forty-eight (48) hours otherwise contemplated by this Section 7.2(e)) (but in no event prior to the original forty-eight (48) hour advance notice period).

(f) Certain Permitted Disclosure.  Nothing contained in this Section 7.2 shall be deemed to prohibit the Company or the Board of Directors of the Company or any committee thereof from (i) complying with its disclosure obligations under U.S. federal or state Law with regard to an Acquisition Proposal, including taking and disclosing to its stockholders a position contemplated by Rule 14d-9 and Rule 14e-2(a) promulgated under the Exchange Act (or any similar communication to stockholders), or (ii) making any “stop-look-and-listen” communication to the stockholders of the Company pursuant to Rule 14d-9(f) promulgated under the Exchange Act (or any similar communications to the stockholders of the Company); provided, however, that neither the Company nor the Board of Directors of the Company (or any committee thereof) shall be permitted to recommend that the Company stockholders tender any securities in connection with any tender or exchange offer (or otherwise approve, endorse or recommend any Acquisition Proposal), unless in each case, in connection therewith, the Company Board (or any committee thereof) effects a Change of Recommendation in accordance with the terms of this Agreement (including Section 7.2(e) hereof); provided further that any such disclosure (including a “stop, look and listen” communication or similar communication of the type contemplated by Rule 14d-9(f) under the Exchange Act) shall be deemed to be a Change of Recommendation unless the Board of Directors of the Company expressly reaffirms the Company Recommendation at least two (2) business days prior to the earlier of the then-current Expiration Date (if the Offer has not been terminated pursuant to Section 1.1(f)) and the date of the Stockholders Meeting.

(g) Notice.  The Company agrees that, from and after the No-Shop Period Start Date, it will promptly (and, in any event, within twenty-four (24) hours) notify Parent if (i) any Acquisition Proposals are received by the Company and (ii) any non-public information is requested from, or any discussions or negotiations are sought to be initiated or continued with, it or any of its Representatives, and, in the case of both clauses (i) and (ii) above, will, in connection with such notice, identify the Person or group of Persons making the offer or the proposal or seeking such information or discussions or negotiations and include a written summary of the material terms and conditions of any proposals or offers that are not made in writing and copies of any requests, proposals or offers, including proposed agreements, of proposals or offers that are made in writing.  From and after the No-Shop Period Start Date, the Company shall keep Parent reasonably informed, on a prompt basis (and, in any event, within twenty-four (24) hours), of the status and terms of any Acquisition Proposals (including any amendments thereto or any change to the terms or conditions thereof) and the status of any discussions or negotiations.  The Company agrees that it and its Subsidiaries will not enter into any confidentiality agreement with any Person subsequent to the date hereof which prohibits the Company from providing such information to Parent.

7.3. SEC Disclosure Filings; Information Supplied

As promptly as practicable following the date of this Agreement, the Company shall (i) prepare the Written Consent Information Statement in preliminary form for filing with the SEC as soon as practicable following the execution and delivery of the Stockholder Consent, if applicable, and (ii) prepare and file with the SEC (and in any event use reasonable best efforts to file within fifteen (15) business days following the date of this Agreement) the Proxy Statement in preliminary form.  The Company agrees that at the date of their mailing to stockholders of the Company, if applicable, and with respect to the Proxy Statement, at the time of the Stockholders Meeting, (i) the Proxy Statement and the Written Consent Information Statement will comply in all material respects with the applicable provisions of the Exchange Act and the rules and regulations thereunder and (ii) none of the information supplied by it or any of its Subsidiaries for inclusion or incorporation by reference in the Proxy Statement and the Written Consent Information Statement will contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading.  Parent and Merger Sub agree that none of the information supplied by either of them or any of their Affiliates for inclusion in the Proxy Statement and the Written Consent Information Statement will contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading.

7.4. Approval of Merger

.

(a) Merger Effectiveness.  Subject to the terms and conditions contained in this Agreement, the parties hereto agree to take all necessary and appropriate action to cause the Merger to become effective as promptly as practicable in accordance with the DGCL.

(b) Action by Written Consent.  At such time following the Offer Closing that Parent, Merger Sub and its Affiliates collectively own at least a majority of the outstanding Shares as of such date, Parent may notify the Company that Parent, Merger Sub and such Affiliates elect to adopt this Agreement by executing an action by written consent, signed by Parent, Merger Sub and/or their respective Affiliates that own the Shares, as the holders of a majority of the outstanding Shares pursuant to Section 228 of the DGCL (the “Stockholder Consent”) and direct the Company to, in accordance with and subject to the requirements of applicable Law: (i) as promptly as practicable thereafter, in consultation with Parent, duly set a record date for an action by written consent of the stockholders of the Company for the purpose of adopting this Agreement; (ii) as promptly as practicable after the execution and delivery of the Stockholder Consent, file the Written Consent Information Statement with the SEC in preliminary form and cause the Written Consent Information Statement to be printed and mailed to the stockholders of the Company as promptly as practicable after the date the SEC staff advises that it has no further comments thereon or that the Company may commence mailing the Written Consent Information Statement; and (iii) as promptly as practicable after the Company is legally permitted to do so under applicable Law, consummate the actions approved in the Stockholder Consent.  Parent and Merger Sub shall execute, or cause to be executed, the Stockholder Consent with respect to all of the Shares then owned of record by Parent and Merger Sub and their Affiliates or with respect to which Parent or Merger Sub or any of their Affiliates otherwise has, directly or indirectly, sole voting power.

(c) Stockholders Meeting.  Subject to fiduciary obligations under applicable Law, if adoption of this Agreement by the holders of Shares is required under applicable Law and Parent has not notified the Company pursuant to Section 7.4(b), the Company shall have the right any time after February 8, 2011 to (and Parent and Merger Sub shall have the right, at any time after the later of February 8, 2011 and the date on which all the conditions set forth in Sections 8.2(c) and 8.3(c) are satisfied or waived, to request in writing that the Company, and upon receipt of such written request the Company shall as promptly as practicable) take all action necessary in accordance with applicable Law, the rules of the NYSE and the certificate of incorporation and the bylaws of the Company, to duly call, give notice of, convene and hold a meeting of holders of Shares (the “Stockholders Meeting”) as promptly as practicable after the date of mailing of the Proxy Statement, to consider and vote upon the adoption of this Agreement; provided, however, for the avoidance of doubt, the Company may postpone, recess or adjourn the Stockholders Meeting, but no longer than reasonably necessary, (i) with the consent of Parent; (ii) for the absence of a quorum; (iii) to allow reasonable additional time for the filing and mailing of any supplemental or amended disclosure which the Board of Directors of the Company has determined in good faith after consultation with outside counsel is necessary under applicable Law and for such supplemental or amended disclosure to be disseminated and reviewed by the Company’s stockholders prior to the Stockholders Meeting; (iv) if required by Law; or (v) if the Company has provided a written notice to Parent and Merger Sub pursuant to Section 7.2(e) that it intends to take action pursuant to Section 9.3(a) and the deadline contemplated by Section 7.2(e) with respect to such notice has not been reached.  Subject to Section 7.2(e), 7.2(f) and 9.3(a), the Board of Directors of the Company shall recommend adoption of this Agreement by the holders of Shares, shall include the Company Recommendation in the Proxy Statement and shall take all reasonable lawful action to solicit adoption of this Agreement by the holders of Shares.  Notwithstanding any Change in Recommendation, unless this Agreement is terminated pursuant to, and in accordance with, Article IX or Parent has notified the Company pursuant to Section 7.4(b), this Agreement shall be submitted to the holders of Shares at the Stockholders Meeting for the purpose of adopting this Agreement.

(d) Short Form Merger.  Notwithstanding the foregoing, if, following the Offer Closing and the exercise, if any, of the Top-Up Option, Parent and Merger Sub and their Affiliates (excluding Shares held by High River Limited Partnership) shall hold of record, in the aggregate, at least 90% of the outstanding Shares, the Parties shall take all necessary and appropriate action, including with respect to the transfer to Merger Sub of any Shares held by Parent or its Affiliates (other than High River Limited Partnership), to cause the Merger to become effective as soon as possible after the Offer Closing without the Stockholders Meeting in accordance with Section 253 of the DGCL.

7.5. Filings; Reasonable Best Efforts; Other Actions; Notification

(a) Proxy Statement.  The Company shall promptly notify Parent of the receipt of all comments from the SEC with respect to the Proxy Statement and of any request by the SEC for any amendment or supplement thereto or for additional information and shall promptly provide to Parent copies of all correspondence between the Company and/or any of its Representatives and the SEC with respect to the Proxy Statement and shall provide Parent an opportunity to review and comment on any such amendment, supplement or response to the SEC and shall consider in good faith any comments reasonably proposed by Parent.  The Company and Parent shall each use its reasonable best efforts to promptly provide responses to the SEC with respect to all comments received on the Proxy Statement from the SEC.  To the extent required by applicable Law in good faith judgment of the Company, the Company shall, as promptly as reasonably practicable, prepare, file and distribute to the stockholders of the Company any supplement or amendment to the Proxy Statement if any event shall occur which requires such action at any time prior to the Stockholders Meeting.

(b) Information.  Subject to applicable Laws, the Company and Parent each shall, upon request by the other, furnish the other with all information concerning itself, its Affiliates, directors, officers and stockholders, and, with respect to Parent, and such other matters as may be reasonably necessary or advisable in connection with the Proxy Statement or any other statement, filing, notice or application made by or on behalf of Parent, the Company or any of their respective Affiliates to any third party and/or any Governmental Entity in connection with the Merger, the Offer and the other transactions contemplated by this Agreement, including under the HSR Act, any other applicable Antitrust Law, the FPA, the New York Public Service Law and any other applicable regulatory Law.

(c) Status.  Subject to applicable Laws and the instructions of any Governmental Entity, the Company and Parent each shall keep the other reasonably apprised of the status of matters relating to completion of the transactions contemplated hereby, including promptly furnishing the other with copies of notices or other communications received by Parent or the Company, as the case may be, or any of its Affiliates, from any third party and/or any Governmental Entity with respect to the Offer, the Merger, and the other transactions contemplated by this Agreement.  Neither the Company nor Parent shall permit any of its Affiliates, officers or any other Representatives to participate in any meeting with any Governmental Entity in respect of any filings with, or the prosecution of any filings with such Governmental Entity with respect to the Offer, the Merger, and the other transactions contemplated hereby unless it consults with the other party in advance and, to the extent permitted by such Governmental Entity, gives the other party (either directly or through one of its Representatives) the opportunity to attend and participate thereat.

(d) Required Approval Matters.  Without limiting the generality of the other undertakings pursuant to this Section 7.5 and subject to the other terms and conditions of this Agreement, each of the Company (in the case of clauses (i), (ii), (iii)(A) and (iv) of this Section 7.5(d) set forth below) and Parent (in all cases set forth below) agrees to take or cause to be taken the following actions:

(i) to cooperate with each other and use (and shall cause their respective Affiliates to use) their respective reasonable best efforts to take or cause to be taken all actions, and do or cause to be done all things, reasonably necessary, proper or advisable on its part under this Agreement and applicable Laws to satisfy the Tender Offer Conditions and the conditions set forth in Article VIII and to consummate and make effective the Offer, the Merger and the other transactions contemplated by this Agreement as soon as practicable, and preparing and filing as promptly as practicable all documentation to effect all necessary notices, reports and other filings, including the Schedule TO, the Offer Documents, the Schedule 14D-9, the Proxy Statement and any other filings made by, or required to be made by, the Company, Parent or Merger Sub with the SEC, and to obtain as promptly as practicable all consents, registrations, approvals, permits and authorizations necessary or advisable to be obtained from any third party and/or any Governmental Entity in order to consummate the Offer, the Merger or any of the other transactions contemplated by this Agreement, including under the HSR Act, the FPA and the New York Public Service Law.  In furtherance of and not in limitation of the foregoing, Parent and the Company each shall file the initial pre-merger notifications with respect to this Agreement and the transactions contemplated herein required under the HSR Act (which filing, including the exhibits thereto, need not be shared or otherwise disclosed to the other party except to counsel of each party) and the filings under the FPA and the New York Public Service Law, in each case, as promptly as practicable after the date of this Agreement but in all events within five (5) business days after the date of this Agreement except, in the case of the required application under the FPA, unless the parties have previously submitted the amendment to the Prior Application at the time and in the manner contemplated by Section 7.5(h)(ii).  The Company and Parent will each request early termination of the waiting period with respect to the Merger under the HSR Act and any other applicable Antitrust Law.  Subject to applicable Laws relating to the exchange of information, Parent and the Company shall have the right to review in advance, and to the extent practicable each will consult with the other on and consider in good faith the views of the other in connection with, all of the information relating to Parent or the Company, as the case may be, and any of their respective Affiliates, that appears in any filing made with, or written materials submitted to, any third party and/or any Governmental Entity in connection with the Offer, the Merger, and the other transactions contemplated by this Agreement (including the Proxy Statement but subject to Section 7.5(a)).  In exercising the foregoing rights, each of the Company and Parent shall act reasonably and as promptly as practicable.  Nothing in this Agreement shall require the Company or its Subsidiaries to take or agree to take any action with respect to its business or operations unless the effectiveness of such agreement or action is conditioned upon the occurrence of the Acceleration Time.  For purposes of this Agreement, “Antitrust Law” means the Sherman Act, the Clayton Act, the HSR Act, the Federal Trade Commission Act and all other Laws that are designed or intended to prohibit, restrict or regulate actions having the purpose or effect of monopolization or restraint of trade or lessening of competition through merger or acquisition;

(ii) to provide promptly to each and every federal, state, local or foreign court or Governmental Entity with jurisdiction over any Company Required Governmental Approval, Parent Required Governmental Approval or otherwise over the transactions contemplated by this Agreement (a “Governmental Approval Entity”) such non-privileged information and documents as reasonably requested by any such Governmental Approval Entity or that are necessary, proper or advisable to permit consummation of the transactions contemplated by this Agreement;

(iii) to use its reasonable best efforts to (A) obtain promptly all Company Required Governmental Approvals and Parent Required Governmental Approvals and (B) avoid the entry or enactment of any permanent, preliminary or temporary injunction or other order, decree, decision, determination, judgment, investigation or Law that would delay in any material respect, restrain, prevent, enjoin or otherwise prohibit consummation of the transactions contemplated by this Agreement, including the proffer and agreement by Parent of its willingness to sell or otherwise dispose of, or hold separate pending such disposition, and promptly to effect the sale, disposal and holding separate of, such assets, categories of assets or businesses or other segments of the Company or Parent or either’s respective Subsidiaries or Affiliates (and the entry into agreements with, and submission to orders of, the relevant Governmental Approval Entity giving effect thereto) if such action should be reasonably necessary or advisable to avoid, prevent, eliminate or remove the actual, anticipated or threatened (x) commencement of any investigation or proceeding in any forum or (y) issuance or enactment of any order, decree, decision, determination, judgment or Law that would delay in any material respect, restrain, prevent, enjoin or otherwise prohibit consummation of the Offer, the Merger and the other transactions contemplated hereby by any Governmental Approval Entity;

(iv) in the event that any permanent, preliminary or temporary injunction, decision, order, judgment, determination, decree or Law is entered, issued or enacted, or becomes reasonably foreseeable to be entered, issued or enacted, in any proceeding, review or inquiry of any kind that would make consummation of the Offer or the Merger, in each case, in accordance with the terms of this Agreement, unlawful or that would delay, restrain, prevent, enjoin or otherwise prohibit consummation of the Offer, the Merger, or the other transactions contemplated by this Agreement, to use its reasonable best efforts to take any and all steps (including the appeal thereof, the posting of a bond or the taking of the steps contemplated by clause (iii) of this Section 7.5(d)) necessary to resist, vacate, modify, reverse, suspend, prevent, eliminate, avoid or remove such actual, anticipated or threatened injunction, decision, order, judgment, determination, decree or enactment so as to permit such consummation on a schedule as close as possible to that contemplated by this Agreement, as the case may be; and

(v) to refrain from entering into any agreement, arrangement or other understanding to acquire any assets or properties that would reasonably be expected to (i) prevent or materially delay receipt of any Company Required Governmental Approvals or the Parent Required Governmental Approvals or (ii) prevent or materially delay Offer Closing or the Closing.

(e) Rule 14d-10(c) Matters.  Prior to the Expiration Date and subject to the terms of this Agreement, the Company (acting through its Board of Directors and its compensation committee) will take all such steps as may be required to cause to be exempt under Rule 14d-10(c) promulgated under the Exchange Act any employment compensation, severance or employee benefit arrangements that have been or will be entered into by the Company, Parent or any of their respective Affiliates with current or future directors, officers or employees of the Company and its Affiliates and to insure that any such arrangements fall within the safe harbor provisions of such rule.

(f) Competing Transactions.  Prior to the Effective Time, Parent agrees that it shall not, and shall not permit any of its “affiliates” (under and as defined in the FPA and the rules and regulations of FERC promulgated thereunder) acquire any securities of any other Person or any assets or any other business if such acquisition would be reasonably expected to materially impede the ability of Parent and Merger Sub to consummate the Offer, the Merger and the other transactions contemplated by this Agreement.

(g) New York Public Service Law Application.  In the event this Agreement is terminated other than pursuant to a Tender Termination, the Company shall not object to or move to delay Parent pursuing any necessary approval from the New York Public Service Commission for the acquisition of Shares by Parent (or its Affiliates) pursuant to a Continuing Offer, including any amendments to an existing application or filing a new application.  If this Agreement is terminated pursuant to Section 9.3(a) in connection with a Subsequent Transaction, Parent agrees that it shall, and shall cause its Affiliates to, cooperate with the Company to take all action to withdraw any, and shall not until the Voting Termination Date make any additional, filings seeking approval from the New York Public Service Commission for the acquisition of Shares by Parent or any of its Affiliates.

(h) FERC Filing.  Promptly following the execution and delivery of this Agreement but in no event later than 5:00 pm (Eastern Time) on the fifth business day following the date of this Agreement, Parent shall either (i) cause Icahn Partners LP, Icahn Partners Master Fund LP, Icahn Partners Master Fund II LP, Icahn Partners Master Fund III LP and High River Limited Partnership to make such filings with FERC as shall be necessary and appropriate to withdraw the application in Docket No. EC11-22-000 filed by them under the FPA on November 22, 2010 (the “Prior Application”) or (ii) to the extent permitted by applicable law, amend the Prior Application to join the Company as an applicant thereto and have the Prior Application seek approval of the Offer, the Merger and the other transactions contemplated by this Agreement.  In the event this Agreement is terminated other than pursuant to a Tender Termination, the Company shall not object to:  (i) any amendment to the Prior Application to remove the Company as an applicant thereto, or (ii) Parent pursuing any necessary FERC approvals, including pursuant to the Prior Application or any other application, in each of clauses (i) and (ii), in connection with a Continuing Offer.  If this Agreement is terminated pursuant to Section 9.3(a) in connection with a Subsequent Transaction, Parent agrees it shall, and shall cause its Affiliates to, cooperate with the Company to take all action to withdraw any, and shall not until the Voting Termination Date make any additional, filings under the FPA regarding the acquisition of Shares by Parent or its Affiliates.

7.6. Access and Reports

Subject to applicable Law, upon reasonable prior written notice, the Company shall (and shall cause its Subsidiaries to) afford Parent’s officers and other Representatives reasonable access, during normal business hours throughout the period from the date hereof and though the earlier of the termination of this Agreement and the Effective Time, to its employees, properties, facilities, books, contracts and records and, during such period, the Company shall (and shall cause its Subsidiaries to) furnish promptly to Parent all information concerning its business, properties, facilities, operations and personnel as may reasonably be requested, including without limitation, to facilitate the preparation of the Environmental Report by the Environmental Consultant, provided that no investigation pursuant to this Section 7.6 shall affect or be deemed to modify or supplement any representation or warranty made by the Company herein, and provided, further, that the foregoing shall not require the Company (a) to permit any inspection, or to disclose any information, that in the reasonable judgment of the Company would result in the disclosure of any trade secrets of third parties or violate any of its obligations with respect to confidentiality if the Company shall have used its reasonable best efforts to furnish such information in a manner that does not result in any such disclosure, including obtaining the consent of such third party to such inspection or disclosure or (b) to disclose any privileged information of the Company or any of its Subsidiaries if the Company shall have used reasonable best efforts to furnish such information in a manner that does not result in the loss of such privilege.  The scope of work for the Environmental Report may include Phase I protocols, but shall not include (A) any soil, groundwater, or other invasive testing or sampling or (B) any contacts with or inquiries to any Governmental Entity.  The Company shall use best efforts to immediately assist Parent and Environmental Consultant in obtaining publicly available information from any federal, state or local regulatory agency, as requested by Parent or Environmental Consultant.  All requests for information made pursuant to this Section 7.6 shall be directed to a Person designated by the Company.  All such information shall be governed by the terms of Section 7.19.  Notwithstanding the foregoing, from and after the date of this Agreement until the No-Shop Period Start Date, Parent, Merger Sub and their Representatives shall not (or, to the extent provided prior to the date of this Agreement, shall cease to) furnish any information, in any form or medium, written or oral, concerning or relating to the Company and its Affiliates that is furnished to or on behalf of Parent or Merger Sub by or on behalf of the Company prior to, on or after the date hereof, and also including, all notes, analyses, studies, interpretations, memoranda and other documents, material or reports (in any form or medium) prepared by Parent, Merger Sub that contain, reflect or are based upon, in whole or part, such information (collectively, the “Evaluation Material”) to any Person in connection with such Person’s (A) potential investment in Parent or its Affiliates or (B) evaluation of the acquisition of assets of the Company in connection with or following the Closing (the actions contemplated by the foregoing clauses (A) and (B), a “Third Party Investment”). From and after the No-Shop Period Start Date, Parent and Merger Sub may furnish Evaluation Material to any Person in connection with a Third Party Investment, provided, that Parent shall have directed such Person to treat any Evaluation Material provided to such Person in accordance with the confidentiality provisions of Section 7.19 and to perform or to comply with the obligations of Parent and Merger Sub with respect to any such Evaluation Material as contemplated by Section 7.19.  Parent agrees that it will be fully responsible for any breach of any of the provisions of Section 7.19 by any such Person as though it were a “Representative” under Section 7.19 unless such Person executes a confidentiality agreement with the Company on customary terms and conditions.  In connection with a Third Party Investment, the Company agrees to provide, and shall cause its Subsidiaries and its and their Representatives to provide, all reasonable cooperation in connection with the arrangement or consummation of a Third Party Investment as may be reasonably requested by Parent, including with respect to any customary due diligence review of such assets that may be requested by Parent such as visits of properties and facilities of the Company and meeting with appropriate personnel of the Company (provided that such requested cooperation does not unreasonably interfere with the ongoing operations of the Company and its Subsidiaries).  Parent shall, promptly upon request by the Company, reimburse the Company for all reasonable and documented out-of-pocket costs incurred by the Company, its Subsidiaries and their Representatives in connection with such cooperation.  Parent shall indemnify and hold harmless the Company, its Subsidiaries and its Representatives from and against any and all liabilities, losses, damages, claims, costs, expenses, interest, awards, judgments and penalties suffered or incurred by them in connection with the arrangement of any Third Party Investment (including any action taken in accordance with this Section 7.6) and any information utilized in connection therewith.  Parent and Merger Sub acknowledge and agree that any Third Party Investment is not a condition to Closing and reaffirm their obligation to consummate the transactions contemplated by this Agreement irrespective and independently of the availability of any Third Party Investment, subject to fulfillment or waiver of the conditions set forth in Article VIII.

7.7. [Reserved]

7.8. Publicity

The initial press release regarding the Merger shall be a joint press release and thereafter (unless and until a Change of Recommendation has occurred or in connection with Section 7.2(f)) the Company and Parent each shall consult with each other prior to issuing any press releases or otherwise making public announcements with respect to the Offer, the Merger and the other transactions contemplated by this Agreement and prior to making any filings with any third party and/or any Governmental Entity (including any national securities exchange or interdealer quotation service) with respect thereto, except as may be required by Law or by obligations pursuant to any listing agreement with or rules of any national securities exchange or interdealer quotation service or by the request of any Governmental Entity.

7.9. Employee Benefits

(a) Parent agrees that, during the period commencing at the Acceleration Time and ending on the first anniversary of the Effective Time, the employees of the Company and its Subsidiaries (other than those subject to collectively-bargained agreements) who continue employment with the Company or any of its Subsidiaries or Parent, the Surviving Corporation or any of their Subsidiaries, as applicable, after the Acceleration Time (“Affected Employees”) will be provided, unless their employment has ceased, with total annual cash compensation opportunities and benefits that, taken together, are substantially comparable in the aggregate to those total annual cash compensation opportunities and benefits provided by the Company and its Subsidiaries immediately prior to the Acceleration Time.  Following the Acceleration Time, the Company and its Subsidiaries shall comply with, or the Parent shall cause the Surviving Corporation and any Subsidiary of the Surviving Corporation or Parent to comply with, as applicable, the provisions of each of the Company’s change in control severance plans.

(b) Parent shall cause any employee benefit plans which the Affected Employees are entitled to participate in to take into account for purposes of eligibility, vesting and benefit accrual thereunder (other than any benefit accrual under any defined benefit pension plan), service for the Company and its Subsidiaries as if such service were with Parent, to the same extent such service was credited under the comparable plan of the Company or any of its Subsidiaries (except to the extent it would result in a duplication of benefits).  Parent shall, and shall cause its direct and indirect Subsidiaries (including the Surviving Corporation) to (i) waive all limitations as to preexisting conditions exclusions and all waiting periods with respect to participation and coverage requirements applicable to each Affected Employee under any welfare benefit plan in which an Affected Employee is eligible to participate on or after the Effective Time to the extent such limitations, conditions, and waiting periods were satisfied or inapplicable under the comparable welfare benefit plan and (ii) credit each Affected Employee for any co-payments, deductibles and other out-of-pocket expenses paid prior to the Effective Time under the terms of any corresponding Company Plan in satisfying any applicable deductible, co-payment or out-of-pocket requirements for the plan year in which the Effective Time occurs under any welfare benefit plan in which the Affected Employee participates on and after the Effective Time.

(c) For all employees of the Company and its Subsidiaries (other than those subject to collectively-bargained agreements) who continue employment with the Company or any of its Subsidiaries or the Parent, the Surviving Corporation or any Subsidiary of the Surviving Corporation or Parent, as applicable, through the earlier of March 15, 2011, and the date on which the Company otherwise pays annual bonuses and incentive payments (the “Continuing Employees”) in the ordinary course of business  (the “2011 Bonus Payment Date”), bonuses and incentive payments shall be paid to such Continuing Employees on the 2011 Bonus Payment Date in accordance with the Company’s short-term incentive plan and historical past practices; provided that Parent shall ensure that the aggregate annual bonuses and incentive payments made to all Continuing Employees, measured as a group, in respect of the 2010 calendar year are no less than the aggregate amount accrued therefor as of December 31, 2010 for such Continuing Employees.

(d) [Reserved].

(e) Parent hereby acknowledges and recognizes that, as of the Acceleration Time, all of the Company’s and/or the Company’s Affiliates’ contractual obligations with the unions representing bargaining unit employees of the Company or its Affiliates will continue, including all contractual obligations under applicable collective bargaining agreements, as listed in Section 7.9(e) of the Company Disclosure Letter (subject to future bargaining between the unions and the Company or the Company’s Affiliates).

(f) Notwithstanding the foregoing, nothing contained herein shall (i) be treated as an amendment of any particular Company Plan, (ii) give any third party (including any employee or dependent or beneficiary of any employee or trustee) any right to enforce the provisions of this Section 7.9 or (iii) obligate Parent, the Surviving Corporation or any of their Affiliates to retain the employment of any particular employee for any period of time or to maintain any particular Company Plan or benefit, except to the extent otherwise required by Section 7.9(c) with respect to the bonuses and incentive payments.

7.10. Expenses

The Surviving Corporation shall pay all charges and expenses, including those of the Paying Agent, in connection with the transactions contemplated in Article V.  Except as otherwise provided in Section 9.5, whether or not the Offer or the Merger is consummated, all costs and expenses incurred in connection with this Agreement and the Offer or the Merger and the other transactions contemplated by this Agreement shall be paid by the party incurring such expense, except for Parent’s reimbursement and indemnification obligations pursuant to Section 7.6 and Section 7.14.

7.11. Indemnification; Directors’ and Officers’ Insurance

(a) From and after the Acceleration Time, the Surviving Corporation agrees that it will indemnify and hold harmless, to the fullest extent permitted under applicable Law (and Parent shall also advance thereto expenses as incurred to the fullest extent permitted under applicable Law), each present and former director and officer of the Company and its Subsidiaries (collectively, the “Indemnified Parties”) against any costs or expenses (including reasonable attorneys’ fees), judgments, fines, losses, claims, damages or liabilities incurred in connection with any claim, action, suit, proceeding or investigation, whether civil, criminal, administrative or investigative, arising out of or related to such Indemnified Parties’ service as a director or officer of the Company or its Subsidiaries or services performed by such persons at the request of the Company or its Subsidiaries at or prior to the Effective Time, whether asserted or claimed prior to, at or after the Offer Closing or the Effective Time, if such Indemnified Party acted in good faith and in a manner such Indemnified Party reasonably believed to be in or not opposed to the best interest of the Company or any of its Subsidiaries, as applicable, and, with respect to any criminal action or proceeding, such Indemnified Party had no reasonable cause to believe such Indemnified Party’s conduct was unlawful, including, for the avoidance of doubt, in connection with (i) the transactions contemplated by this Agreement and (ii) actions to enforce this provision or any other indemnification or advancement right of any Indemnified Party.

(b) Prior to the Acceleration Time, the Company shall and, if the Company is unable to, Parent shall cause the Surviving Corporation as of the Effective Time to obtain and fully pay the premium for “tail” insurance policies for the extension of (i) the directors’ and officers’ liability coverage of the Company’s existing directors’ and officers’ insurance policies, and (ii) the Company’s existing fiduciary liability insurance policies, in each case for a claims reporting or discovery period of at least six years from and after the Effective Time from an insurance carrier with the same or better credit rating as the Company’s insurance carrier as of the date hereof with respect to directors’ and officers’ liability insurance and fiduciary liability insurance (collectively, “D&O Insurance”) with terms, conditions, retentions and limits of liability that are at least as favorable to the insureds as the Company’s existing policies with respect to any matter claimed against a director or officer of the Company or any of its Subsidiaries by reason of him or her serving in such capacity that existed or occurred at or prior to the Effective Time (including in connection with this Agreement or the transactions or actions contemplated hereby); provided that the cost of the annual premium amount for such “tail” insurance policies does not exceed an amount equal to 300% of the annual premiums currently paid by the Company for such insurance; provided, further, that prior to the Company obtaining and fully paying for such D&O Insurance Policies, the Company shall consult with Parent regarding the procurement of such policies from an insurer with a claims rating at least equal to such rating for the Company’s current provider of D&O Insurance and shall permit Parent’s insurance advisor to participate in the process of negotiating such insurance and seeking to obtain such insurance on the most cost effective basis, and such insurance shall not be purchased unless the Company has provided at least 5 business days prior written notice to Parent; it being understood and agreed  that if the Parent’s insurance advisor is able to obtain for the Company insurance that is less expensive but in all material respects equal to, the insurance proposed to be purchased by the Parent, then the Company will acquire such less expensive insurance.  If the Company and the Surviving Corporation for any reason fail to obtain such insurance policies as of the Acceleration Time or the Effective Time, as applicable, the Surviving Corporation shall, and Parent shall cause the Surviving Corporation to, continue to maintain in effect for a period of at least six years from and after the Effective Time the D&O Insurance in place as of the date hereof with terms, conditions, retentions and limits of liability that are at least as favorable to the insureds as provided in the Company’s existing policies as of the date hereof, or the Surviving Corporation shall, and Parent shall cause the Surviving Corporation to, use reasonable best efforts to purchase comparable D&O Insurance for such six-year period with terms, conditions, retentions and limits of liability that are at least as favorable to the insureds as provided in the Company’s existing policies as of the date hereof; provided, however, that in no event shall Parent or the Surviving Corporation be required to expend for such policies pursuant to this sentence an annual premium amount in excess of 300% of the annual premiums currently paid by the Company for such insurance; and provided, further, that if the annual premiums of such insurance coverage exceed such amount, the Surviving Corporation shall obtain a policy with the greatest coverage available for a cost not exceeding such amount.

(c) If Parent or the Surviving Corporation or any of their respective successors or assigns (i) shall consolidate with or merge into any other corporation or entity and shall not be the continuing or surviving corporation or entity of such consolidation or merger or (ii) shall transfer all or substantially all of its properties and assets to any individual, corporation or other entity, then, and in each such case, proper provisions shall be made so that the successors and assigns of Parent or the Surviving Corporation shall assume all of the obligations set forth in this Section 7.11.

(d) The provisions of this Section 7.11 are intended to be for the benefit of, and shall be enforceable by, each of the Indemnified Parties, who are third party beneficiaries of this Section 7.11.

(e) The rights of the Indemnified Parties under this Section 7.11 shall be in addition to any rights such Indemnified Parties may have under the certificate of incorporation, bylaws or comparable governing documents of the Company or any of its Subsidiaries, or under any applicable Contracts or Laws.  All rights to indemnification and exculpation from liabilities for acts or omissions occurring at or prior to the Effective Time and rights to advancement of expenses relating thereto now existing in favor of any Indemnified Party as provided in the certificate of incorporation, bylaws or comparable governing documents of the Company and its Subsidiaries or any indemnification agreement between such Indemnified Party and the Company or any of its Subsidiaries shall survive the Offer and the Merger and shall not be amended, repealed or otherwise modified in any manner that would adversely affect any right thereunder of any such Indemnified Party.

7.12. Takeover Statutes

The Company shall use its reasonable best efforts to take all action necessary so that no Takeover Statute is or becomes applicable to the Offer, the Continuing Offer, the Merger or any of the other transactions contemplated by this Agreement.  If any Takeover Statute is or may become applicable to the Offer, the Continuing Offer, the Merger or the other transactions contemplated by this Agreement, the Company and its Board of Directors shall promptly grant such approvals and take such actions as are necessary so that such transactions may be consummated as promptly as practicable on the terms contemplated by this Agreement and otherwise promptly act to eliminate or minimize the effects of such statute or regulation on such transactions.

7.13. Parent Ownership and Vote

(a) Parent agrees that from the date hereof until the Voting Termination Date, neither Parent nor any of its Affiliates (each, a “Support Party”) will directly or indirectly (i) sell, assign, transfer, tender, pledge, encumber or otherwise dispose of (collectively, “Transfer”) any of the Parent Shares to a third party, (ii) deposit any of the Parent Shares into a voting trust or enter into a voting agreement or arrangement with respect to the Parent Shares or, subject to Section 7.13(b), grant any proxy, written consent or power of attorney with respect thereto that is inconsistent with this Section 7.13, (iii) enter into any Contract, option or other arrangement or undertaking with respect to the direct or indirect Transfer of any Parent Shares to a third party, or (iv) Transfer, acquire or agree, offer, seek or propose to acquire any Shares, or Equity Interests, debt securities or notes or Indebtedness of the Company or one of its Subsidiaries or other right to acquire such ownership, including through any swap agreement or other security, contract right or derivative position, whether or not presently exercisable, that has an exercise or conversion privilege or a settlement payment or mechanism at a price related to the value of the Shares or Equity Interests or a value determined in whole or part with reference to, or derived in whole or in part from, the value of the Shares or the Equity Interests and that increases in value as the value of the Shares or Equity Interests increases or that provides to the holder an opportunity, directly or indirectly, to profit or share in any profit derived from any increase in the value of the Shares or Equity Interests of the Company or any of its Subsidiaries.

(b) Notwithstanding Section 7.13(a) or anything else in this Agreement, from the date hereof until the Voting Termination Date, Parent shall, and shall cause its Affiliates to, vote, tender for purchase or deliver a consent with respect to, or cause to be voted, tendered for purchase or delivered a consent with respect to, any Parent Shares (it being agreed and understood nothing herein shall require Parent or any of its Affiliates to exercise any options to purchase Shares, which options are owned as of the date hereof) (i) from the date hereof until the Voting Termination Date (x) in favor of the adoption of this Agreement at any meeting of stockholders of the Company at which this Agreement shall be submitted for adoption by the stockholders of the Company and at all adjournments or postponements thereof, and (y) if this Agreement is terminated pursuant to Section 9.3(a), in favor of the adoption of the Alternative Acquisition Agreement referenced in Section 9.3(a) and any transaction set forth in such an Alternative Acquisition Agreement and/or into any tender offer contemplated by such Alternative Acquisition Agreement, if and only if the Superior Proposal that is set forth in the Alternative Acquisition Agreement (u) provides for the payment of consideration consisting wholly of cash to holders of Shares, (v) requires the Person making the Superior Proposal to acquire all of the outstanding Shares, (w) requires the Person making the Superior Proposal to agree to pay a termination fee to the Company of at least $100 million if the Alternative Acquisition Agreement is terminated, which termination fee is payable in the circumstances that are no less favorable in any material respect to the Company than those applicable to the “Parent Fee” (as defined in the Prior Agreement but excluding any references to NRG Energy, Inc.) that was payable to the Company, (x) is made by a Person that has, and that unconditionally represents to the Company that it has, a positive net worth of at least $1.2 billion (based on an audited financial statement for the period ended December 31, 2009 or later, and which net worth is not contradicted by later interim statements for its most recently ended fiscal quarter), and unencumbered  cash, cash equivalents and readily marketable securities in an amount equal to or greater than the purchase price set forth in the Superior Proposal, or either (A) such $100 million termination fee obligation of the Person making the Superior Proposal  is guaranteed by a parent, general partner or manager entity of such Person that has, and has unconditionally represented to the Company that it has, a positive net worth of at least $1.2 billion (based on an audited financial statement for the period ended December 31, 2009 or later, and which net worth is not contradicted by later interim statements for its most recently ended fiscal quarter) and unencumbered  cash, cash equivalents and readily marketable securities in an amount equal to or greater than the purchase price set forth in the Superior Proposal or (B) such $100 termination fee is deposited into an escrow account pursuant to an escrow agreement among such Person, the Company and an escrow agent that will assure payment of the $100 million  termination fee to the Company in accordance with the Alternative Acquisition Agreement, which escrow agreement shall be  on terms acceptable to Parent (x) requires the Person making the Superior Proposal to unconditionally represent, and such Person shall have done so, to the Company that it has, a positive net worth of at least $1.2 billion (based on an audited financial statement for the period ended December 31, 2009 or later), and which net worth is not contradicted by later interim statements for its most recently ended fiscal quarter), and unencumbered  cash, cash equivalents and readily marketable securities in amount equal to or greater than the purchase price set forth in the Superior Proposal, or either (A) such $100 million termination fee obligation of the Person making the Superior Proposal  is guaranteed by a parent, general partner or manager entity of such Person that has, and has unconditionally represented to the Company that it has, a positive net worth of at least $1.2 billion (based on an audited financial statement for the period ended December 31, 2009 or later), and which net worth is not contradicted by later interim statements for its most recently ended fiscal quarter) and unencumbered  cash, cash equivalents and readily marketable securities in amount equal to or greater than the purchase price set forth in the Superior Proposal or (B) such $100 termination fee is deposited into an escrow account pursuant to an escrow agreement among such Person, the Company and an escrow agent that will assure payment of the $100 million  termination fee to the Company in accordance with the Alternative Acquisition Agreement, which escrow agreement shall be  on terms acceptable to Parent, (y) contains conditions to the obligation of the Person making the Superior Proposal to consummate the Superior Proposal that are no more favorable to such Person than the conditions to the obligations of Parent contained in Article VIII hereof and (z) provides that the Person making the Superior Proposal provides to Parent and its Affiliates, on behalf of itself and its Affiliates, and on behalf of such Person’s security holders, and on behalf of the Company and its security holders once the Company merges with or is otherwise acquired by such Person or any Affiliate of such Person (all of the foregoing, collectively, the “Releasing Persons”), the following agreement:  the Releasing Persons hereby waive and release all rights and claims, and agrees not to pursue any right or claim, to assert, or obtain, any damages, relief or recovery under Section 16(b) of the Exchange Act, that any or all of the Releasing Persons have or might have, arising out of the Subsequent Transaction, including but not limited to any claim that the Subsequent Transaction involves or constitutes a sale, transfer, or disposition of securities by Parent, Merger Sub or any of their Affiliates or Associates (as defined in the Exchange Act), and agrees to return to Parent, Merger Sub or any of their such Affiliates or Associates any monies that any of them nevertheless pays to any of the Releasing Persons in respect of or arising from any such claim, (such a Superior Proposal, a “Subsequent Transaction”) and (ii) from the date hereof until the earlier of the Acceleration Time and the termination of this Agreement in accordance with its terms,  against  any proposal made by any holder of Shares (whether or not such proposal is included in the Company’s proxy or consent statement) to be considered and voted upon at any annual or special meeting of the stockholders of the Company or any other action sought to be taken by any holder of Shares by means of written consent in lieu of such a meeting, if such vote is recommended by the Board of Directors of the Company.

(c) Parent hereby waives and shall cause its Affiliates to waive, to the full extent of the Law, and agrees not to assert any appraisal rights pursuant to Section 262 of the DGCL or assert any rights to dissent or otherwise in connection with the Offer, the Merger or a Subsequent Transaction with respect to any and all Parent Shares.

(d) Promptly following the execution of this Agreement, Parent shall execute and deliver, in accordance with Section 228 of the DGCL and in its capacity as the sole stockholder of Merger Sub, a written consent adopting this Agreement.

(e) For purposes of this Agreement, “Voting Termination Date” shall mean the earliest of occur of the following: (i) the Effective Time, (ii) if this Agreement is terminated pursuant to Article IX other than a termination pursuant to Section 9.3(a) in connection with a Subsequent Transaction, the date that this Agreement is terminated or (iii) if this Agreement is terminated pursuant to Section 9.3(a) in connection with a Subsequent Transaction, the first to occur of the date that (1) the transactions contemplated by such Alternative Acquisition Agreement are consummated, (2) such Alternative Acquisition Agreement is terminated in accordance with its terms or (3) the Board of Directors of the Company withholds, withdraws, modifies or qualifies the recommendation of the Board of Directors of the Company that holders of Shares adopt such Alternative Acquisition Agreement or tender Shares into any tender or exchange offer contemplated by such Alternative Acquisition Agreement.

7.14. Financing

Prior to the Closing, the Company shall use its reasonable efforts, at Parent’s sole expense, to assist Parent in a refinancing of all or any portion of the Indebtedness of the Company existing on the date hereof (the “Debt Financing”), including: (i) participating in a reasonable number of meetings, presentations and due diligence sessions; (ii) assisting with the preparation of one customary offering memorandum and one presentation in connection with the Debt Financing; and (iii) executing and delivering any definitive financing documents and certificates as may be reasonably requested by Parent; provided that (a) irrespective of the above, no obligation of the Company or any of its Subsidiaries under any certificate, document or instrument shall be effective until the Effective Time and none of the Company or any of its Subsidiaries shall be required to take any action under any certificate, document or instrument that is not contingent upon the Closing (including the entry into any agreement that is effective before the Effective Time) or that would be effective prior to the Effective Time, (b) such efforts do not unreasonably interfere with the ongoing operations of the Company and its Subsidiaries, and (c) none of the Company or any of its Subsidiaries shall be required to issue any offering or information document.  None of the Company or any of its Subsidiaries shall be required to bear any cost or expense or to pay any commitment or other similar fee or make any other payment in connection with the Debt Financing or any of the foregoing prior to the Effective Time, and Parent shall, promptly upon request by the Company, reimburse the Company for all reasonable and documented out-of-pocket costs incurred by the Company, its Subsidiaries and their Representatives in connection with the Debt Financing or any cooperation pursuant to this Section 7.14.  Parent shall indemnify and hold harmless the Company, its Subsidiaries and the Representatives from and against any and all liabilities, losses, damages, claims, costs, expenses, interest, awards, judgments and penalties suffered or incurred by them in connection with the arrangement of the Debt Financing (including any action taken in accordance with this Section 7.14) and any information utilized in connection therewith (other than arising from historical information provided by the Company or its Subsidiaries).  The Company hereby consents to the use of its and its Subsidiaries’ logos in connection with the Debt Financing; provided that such logos shall be used solely in a manner that is not intended or reasonably likely to harm, disparage or otherwise adversely affect the Company or any of its Subsidiaries.  Parent and Merger Sub acknowledge and agree that the obtaining of the Debt Financing is not a condition to Closing and reaffirm their obligation to consummate the transactions contemplated by this Agreement irrespective and independently of the availability of the Debt Financing, subject to fulfillment or waiver of the conditions set forth in Article VIII.

7.15. Casualty

If, between the date hereof and the Offer Closing, there shall have occurred or there shall occur any physical damage to or destruction of, or theft or similar loss of, any of the tangible assets of the Company or any of its Subsidiaries (a “Casualty Loss”), then (i) if such Casualty Loss is material to the Company and its Subsidiaries, taken as a whole, the Company shall promptly give notice to Parent thereof and of the Company’s good faith estimate of the amount of casualty insurance, if any, payable to the Company in respect thereof and (ii) the Company shall use its reasonable best efforts to replace or repair (as applicable) the asset or property related to such Casualty Loss.  The Company shall use all reasonable best efforts to collect amounts due (if any) under insurance policies or programs in respect of any Casualty Loss.

7.16. Stockholder Litigation

In the event that any stockholder litigation related to this Agreement, the Offer, the Merger or the other transactions contemplated by this Agreement is brought, or, to the Knowledge of the Company, threatened in writing, against the Company and/or the members of the Board of Directors of the Company prior to the Effective Time, the Company shall promptly notify Parent of any such stockholder litigation brought, or, to the Knowledge of the Company, threatened in writing against the Company and/or members of the Board of Directors of the Company and shall keep Parent reasonably informed with respect to the status thereof.  The Company shall reasonably consult with Parent with respect to the defense or settlement of any stockholder litigation against the Company and/or its directors relating to the transactions contemplated by the Offer or this Agreement, and no such settlement shall be agreed to without Parent’s prior written consent (such consent to be granted or withheld in Parent’s sole discretion).

7.17. Company Financing

Parent agrees that from and after the Offer Closing, it shall provide or cause to be provided sufficient funding to the Company and its Subsidiaries to (a) permit them to operate their respective businesses and operations in the ordinary course of business consistent with past practice, including to replace letters of credit issued under the Credit Agreement, and (b) to the extent requested by the Company, to repay any outstanding Indebtedness of the Company and its Subsidiaries that is due and payable in connection with the Offer Closing; provided, that, Parent shall not be required to provide or cause to be provided to the Company funding pursuant to clauses (a) and (b) in excess of $1.0 billion in the aggregate.  Parent further agrees that in connection with the Offer Closing and/or the Closing, no credit support will be provided by the Company or any of its Affiliates and that no new Indebtedness of the Company or any of its Subsidiaries, nor any assets of the Company or any of its Subsidiaries, may be used to make any payments to holders of Shares in connection with the Offer Closing or in the provision of funding to the Paying Agent for the Exchange Fund.  The Company shall provide reasonable cooperation to Parent and Merger Sub in arranging for the termination of the Credit Agreement at the Acceleration Time or a waiver of any “change of control” provisions thereunder that would be triggered at the Acceleration Time and, if applicable, the procurement of customary payoff letters in connection therewith.

7.18. FCPA Matters

If the Company identifies any activities of the Company or any of its Subsidiaries, including those activities of their respective directors, officers, managers, employees, independent contractors, representatives or agents, that the Company reasonably believes (following due inquiry) to be in violation of the FCPA, the Company shall and shall cause each of its Subsidiaries and Affiliates to cease such activities.  The Company shall and shall cause its Subsidiaries and Affiliates to take all actions required by law to remediate any actions taken by the Company, its Subsidiaries or Affiliates, or any of their respective directors, officers, managers, employees, independent contractors, representatives or agents in violation of the FCPA.

7.19. Confidentiality

(a) From and after the date of this Agreement until the later of (A) the earlier of the Acceleration Time or the Voting Termination Date and (B) the Termination Date, Parent and Merger Sub and the Representatives of Parent and Merger Sub shall treat all Evaluation Material as confidential, unless and to the extent (x) permitted by Section 7.6, or (y) such information (i) is or becomes available to the public generally, other than as a result of disclosure by Parent, Merger Sub or one of their Representatives in breach of the terms of this Agreement or (ii) becomes available to Parent, Merger Sub or their Representatives from a source other than the Company or one of its Representatives, including without limitation prior to the date hereof, provided that such source is not, to the knowledge of Parent, Merger Sub or their Representatives, bound by a confidentiality agreement with, or does not have a contractual, legal or fiduciary obligation of confidentiality to, the Company with respect to such information.

(b) Upon any termination of this Agreement, Parent and Merger Sub shall promptly return to the Company or destroy and, upon the Company’s written request, promptly certify in writing that such return or destruction has occurred, all Evaluation Material received from or on behalf of the Company in connection with the transactions contemplated hereby; provided, however, that Parent and Merger Sub shall be entitled to retain one copy of the Evaluation Information in its legal files for use solely in connection with any litigation, arbitration or like action among Parent, Merger Sub and the Company or involving one or more of Parent, Merger Sub and the Company.

(c) Notwithstanding anything else in this Agreement, Parent and Merger Sub may make any disclosure (i) as it determines in good faith and based upon the advice of counsel is required by, any applicable Law or the applicable rules of any national securities exchange or other market or reporting system to which it is subject (in which event Parent and Merger Sub shall, to the extent legally permissible, notify the Company prior to making such disclosure and consult with the Parent and Merger Sub as early as practicable prior to any such disclosure regarding the nature, timing, extent and form of such disclosure) or (ii) as it determines in good faith and based upon the advice of counsel is required pursuant to the Securities Laws in connection with Merger Sub commencing and consummating the Offer.

(d) In the event this Agreement is terminated by Parent, then, if requested by the Parent, either the Company shall publicly disclose any material non-public information included in the Environmental Report and the Pension Termination Liability and Pension Asset Value analysis (the “Reports”) within five (5) business days of such request and provide Parent with a letter from counsel for the Company (who may be inside counsel) indicating that such counsel has reviewed the Reports and the Company’s public disclosures and is not aware of any non-public information in the Reports that the Company would be required to disclose if the Company were selling or purchasing its own securities in the market.  If the Company fails to provide this letter from counsel within such five (5) business day period, Parent may disclose any portion of the Reports that it concludes should be disclosed to assure that Parent is not in possession of material non-public information.

7.20. Available Funds

.Parent hereby agrees to maintain the availability of the Sufficient Amount until the later of the completion of the Merger and the termination of this Agreement in accordance with Article IX.

7.21. Rights Plan

From the date hereof until the earlier of a Tender Termination or the expiration or termination of the Continuing Offer, the Company agrees that it shall not amend or modify the definition of “Qualifying Offer” in the Rights Agreement in any manner that imposes additional requirements for any tender offer to constitute a “Qualifying Offer” or in any manner inconsistent with the ability of Parent to continue and consummate the Continuing Offer pursuant to Section 1.1(h).

ARTICLE VIII

Conditions

8.1. Conditions to Each Party’s Obligation to Effect the Merger

The respective obligation of each party to effect the Merger is subject to the satisfaction or waiver at or prior to the Effective Time of each of the following conditions:

(a) Stockholder Approval.  If required by applicable Law, this Agreement shall have been duly adopted by holders of Shares constituting the Company Requisite Vote in accordance with applicable Law and the certificate of incorporation and bylaws of the Company.

(b) No Injunction.  No Order (whether temporary, preliminary or permanent) by any Governmental Entity of competent jurisdiction prohibiting, restraining, enjoining or rendering illegal the consummation of the Merger shall have been issued and be continuing in effect, and the consummation of the Merger and the other transactions contemplated hereby shall not be prohibited or illegal under any applicable Law.

(c) Purchase of Shares in the Offer.  Unless the Offer shall have terminated in accordance with Section 1.1(f), Parent shall have accepted for payment and paid for all Shares validly tendered and not validly withdrawn pursuant to the Offer.

8.2. Conditions to Obligations of Parent and Merger Sub

Solely to the extent the Offer Closing shall not have occurred, the obligations of Parent and Merger Sub to effect the Merger are also subject to the satisfaction or waiver by Parent at or prior to the Effective Time of the following conditions:

(a) Representations and Warranties.  (i)  The representations and warranties of the Company set forth in this Agreement other than those referenced in clause (ii) below (without giving effect to any materiality or Company Material Adverse Effect qualifications set forth therein) shall be true and correct as of the date of this Agreement and as of the Closing Date as though made on and as of such date and time (except to the extent that any such representation and warranty expressly speaks as of an earlier date, in which case such representation and warranty shall, subject to the qualifications below, be true and correct as of such earlier date) except where the failures of any such representations and warranties to be so true and correct, individually or in the aggregate, would not reasonably be expected to have a Company Material Adverse Effect; (ii) the representations and warranties set forth in (x) Section 6.1(b)(i), Section 6.1(c) and Section 6.1(k) shall be true and correct in all respects as of the date of this Agreement and as of the Closing Date as though made on and as of such date and time (except to the extent that any such representation and warranty expressly speaks of an earlier date, in which case such representation and warranty shall be true and correct as of such earlier date) (except with respect to the representations and warranties of the Company set forth in Section 6.1(b)(i), for such inaccuracies as are de minimis relative to Section 6.1(b)(i) taken as a whole) and (y) Section 6.1(f)(i) shall be true and correct without disregarding the Company Material Adverse Effect qualification contained therein as of the date of this Agreement and as of the Closing Date as through made on and as of date and time (except to the extent that any such representation and warrants expressly speaks of an earlier date, in which case such representation and warranty shall be true and correct as of such earlier date); and (iii) Parent shall have received at the Closing a certificate signed on behalf of the Company by a senior executive officer of the Company to the effect that such officer has read this Section 8.2(a) and the conditions set forth in this Section 8.2(a) have been satisfied.

(b) Performance of Obligations of the Company.  The Company shall have performed in all material respects all obligations required to be performed by it under this Agreement at or prior to the Closing Date, and Parent shall have received a certificate signed on behalf of the Company by a senior executive officer of the Company to such effect.

(c) Regulatory Consents.  (i) The waiting period applicable to the consummation of the Merger under the HSR Act shall have been terminated or shall have expired, and (ii) the Company Required Governmental Approvals set forth on Section 8.1(b)(i) of the Company Disclosure Letter shall have been obtained and such approvals shall have become Final Orders.

8.3. Conditions to Obligation of the Company

Solely to the extent the Offer Closing shall not have occurred, the obligation of the Company to effect the Merger is also subject to the satisfaction or waiver by the Company at or prior to the Effective Time of the following conditions:

(a) Representations and Warranties.  (i)  The representations and warranties of Parent set forth in this Agreement shall be true and correct in all material respects as of the date of this Agreement and as of the Closing Date as though made on and as of such date and time (except to the extent that any such representation and warranty expressly speaks as of an earlier date, in which case such representation and warranty shall be true and correct in all material respects as of such earlier date), except where the failure of such representations and warranties to be so true and correct does not materially and adversely affect the ability of Parent or Merger Sub to consummate the Merger and the other transactions contemplated by this Agreement, and (ii) the Company shall have received at the Closing a certificate signed on behalf of Parent by a senior executive officer of Parent to the effect that such officer has read this Section 8.3(a) and the conditions set forth in this Section 8.3(a) have been satisfied.

(b) Performance of Obligations of Parent and Merger Sub

.  Each of Parent and Merger Sub shall have performed in all material respects all obligations required to be performed by it under this Agreement at or prior to the Closing Date, and the Company shall have received a certificate signed on behalf of Parent and Merger Sub by a senior executive officer of Parent to such effect.

(c) Regulatory Consents.  (i) The waiting period applicable to the consummation of the Merger under the HSR Act shall have been terminated or shall have expired, and (ii) the Company Required Governmental Approvals set forth on Section 8.1(b)(i) of the Company Disclosure Letter shall have been obtained and such approvals shall have become Final Orders.

8.4. Frustration of Closing Conditions

None of the Company, Parent or Merger Sub may rely on the failure of any condition set forth in Section 8.2 or 8.3, as the case may be, to be satisfied to excuse such party’s obligation to effect the Merger if such failure was caused by such party’s failure to use the standard of efforts required from such party to consummate the Merger and the other transactions contemplated by this Agreement, including as required by and subject to Section 7.5.

ARTICLE IX

Termination

9.1. Termination by Mutual Consent

This Agreement may be terminated and the Offer and the Merger may be abandoned at any time prior to the Effective Time, whether before or after the adoption of this Agreement by the stockholders of the Company referred to in Section 8.1(a), by mutual written consent of the Company and Parent by action of their respective boards of directors.

9.2. Termination by Either Parent or the Company

This Agreement may be terminated and the Offer and the Merger may be abandoned at any time prior to the Effective Time by action of the board of directors of either Parent or the Company if (a) the Merger shall not have been consummated by February 28, 2011, whether such date is before or after the date of the adoption of this Agreement by the Stockholders of the Company referred to in Section 8.1(a) (such date, as it may be extended pursuant to this Section 9.2, the “Termination Date”); provided, that if on February 28, 2011 any of the conditions to Closing in Article VIII shall not have been fulfilled or waived but remain capable of being satisfied, then either of Parent or the Company may, by written notice to the other delivered on or prior to the Termination Date, extend the Termination Date from February 28, 2011 to April 30, 2011 (which shall then be the “Termination Date”); provided, further, that (A) Parent shall not have the right to terminate this Agreement pursuant to this Section 9.2(a) if the Company has the right to terminate this Agreement pursuant to Section 9.3(b), and (B) the Company shall not have the right to terminate this Agreement pursuant to this Section 9.2(a) if Parent has the right to terminate this Agreement pursuant to Section 9.4(b)); provided, further, that neither Parent nor the Company may terminate this Agreement pursuant to this Section 9.2(a) if the Offer Closing occurs prior to the Termination Date; (b) the Stockholders Meeting shall have been held and completed and adoption of this Agreement by the stockholders of the Company referred to in Section 8.1(a) shall not have been obtained at such Stockholders Meeting or at any adjournment or postponement thereof; provided, that, neither Parent nor the Company may terminate this Agreement pursuant to this Section 9.2(b) if the Offer Closing shall have occurred; or (c) any Order permanently restraining, enjoining, rendering illegal or otherwise prohibiting consummation of the Offer or the Merger shall become final and non-appealable (whether before or after the adoption of this Agreement by the stockholders of the Company referred to in Section 8.1(a)); provided, that the right to terminate this Agreement pursuant to this Section 9.2 shall not be available to any party whose failure to fulfill any obligation or other breach under this Agreement has been the primary cause of, or the primary factor that resulted in, the failure of any Tender Offer Condition or a condition to the consummation of the Merger to have been satisfied on or before the Termination Date.

9.3. Termination by the Company

This Agreement may be terminated and the Merger may be abandoned by the Company:

(a) at any time prior to the earlier of the Offer Closing and the time the Company Requisite Vote is obtained, if (i) the Board of Directors of the Company or any committee thereof authorizes the Company, subject to complying with the terms of this Agreement, to enter into an Alternative Acquisition Agreement with respect to a Superior Proposal; (ii) immediately prior to or concurrently with the termination of this Agreement the Company enters into an Alternative Acquisition Agreement with respect to a Superior Proposal; and (iii) the Company immediately prior to or concurrently with such termination pays to Parent or its designee in immediately available funds the Termination Fee; provided, however, that the Company shall not be entitled to terminate this Agreement pursuant to this Section 9.3(a) unless (x) the Company has complied with the requirements of the last paragraph of Section 7.2(e), and (y) the Company did not receive the Superior Proposal as a result of a breach of Section 7.2 in any material respect;

(b) if there has been a breach of any representation, warranty, covenant or agreement made by Parent or Merger Sub in this Agreement, or any such representation and warranty shall have become untrue after the date of this Agreement, which inaccuracy or breach would give rise to a failure of any condition set forth in Section 8.3(a) or 8.3(b), and such breach or condition is not curable or, if curable, is not cured prior to the earlier of (A) thirty (30) calendar days after written notice thereof is given by the Company to Parent or (B) two (2) business days prior to the Termination Date; provided, however, that the Company may not terminate this Agreement pursuant to this Section 9.3(b) if it is in material breach of any of its representations, warranties, covenants or agreements hereunder and has received notice of such breach from Parent and been provided ten days to cure such breach and has not cured such breach within the 10 day period from the date of such notice;

(c) if (i) all of the Tender Offer Conditions shall have been satisfied or waived as of the Expiration Date and Parent fails to consummate the Offer promptly thereafter in accordance with Article I or (ii)(A) the Offer has been terminated in accordance with Section 1.1(f), (B) all of the conditions set forth in Sections 8.1 and 8.2 have been satisfied (other than those conditions that by their nature cannot be satisfied other than at the Closing) and (C) Parent and Merger Sub fail to consummate the Merger within the earlier of (x) two (2) business days after the date the Closing should have occurred pursuant to Section 2.2 and (ii) one (1) Business Day before the Termination Date, and the Company stood ready, willing and able to consummate during such period; or

(d) if Parent fails to commence the Offer by December 22, 2010 or terminates or makes any change to the Offer in violation of the terms of this Agreement in any material respect.

9.4. Termination by Parent

This Agreement may be terminated and the Merger and, if applicable, the Offer, may be abandoned at any time prior to the Effective Time by Parent:

(a) if the Board of Directors of the Company or any committee thereof (i) shall have made and not withdrawn a Change of Recommendation, (ii) shall have approved or recommended to the stockholders of the Company an Acquisition Proposal or (iii) fails (or the Company fails) to include the Company Recommendation in the Proxy Statement or the Schedule 14D-9; or

(b) if there has been a breach of any representation, warranty, covenant or agreement made by the Company in this Agreement, or any such representation and warranty shall have become untrue after the date of this Agreement, which breach or inaccuracy (x) if the Offer has been terminated in accordance with Section 1.1(f), would give rise to a failure of any condition set forth in Section 8.2(a) or 8.2(b) or (y) if the Offer shall not have been terminated in accordance with Section 1.1(f), would give rise to a failure of any Tender Offer Condition set forth in clauses (3) or (4) set forth in Exhibit A, and in each case, such breach or condition is not curable or, if curable, is not cured prior to the earlier of (A) thirty (30) calendar days after written notice thereof is given by Parent to the Company or (B) two (2) business days prior to the Termination Date; provided, however, that Parent may not terminate this Agreement pursuant to this Section 9.4(b) if it is in material breach of any of its representations, warranties, covenants or agreements hereunder and has received notice of such breach from Company and been provided 10 days to cure such breach and has not cured such breach within the 10-day period from the date of such notice.

(c) if the Environmental Report concludes that the Company is subject to a Material Environmental Obligation (“MEO”) and Parent shall have provided written notice to the Company of such determination on or before January 17, 2011. A MEO shall be an obligation for the Company to comply with Environmental Laws as in effect and interpreted on the date hereof that will result in the Company incurring environmental capital expenditures between January 1, 2011 and December 31, 2013 (the “Measurement Period”) plus environmental liabilities as accrued on the Company’s September 30, 2010 balance sheet included in its Quarterly Report on Form 10-Q for the quarter ended September 30, 2010 (as defined and interpreted in accordance with GAAP, except that: (i) where there is a range of reasonably possible costs and outcomes, the Environmental Consultant shall  determine the most credible cost which shall be the basis for the calculations hereunder, and (ii) for purposes of whether a cost to be incurred is estimable, in the opinion of the Environmental Consultant, where it is more likely than not that the cost will be incurred), such that individually or in the aggregate, such costs are more than $250 million in excess of the $395 million currently projected by the Company, in the Company’s additional definitive soliciting materials filed on Schedule 14A with the SEC on November 18, 2010 and the Company’s September 30, 2010 balance sheet included in its Quarterly Report on Form 10-Q for the quarter ended September 30, 2010, for such required expenditures and accruals, taking into account the ability to mitigate such expenditures and accruals through commercially reasonable operational adjustments, such as fuel switching or decommissioning of facilities, provided however, that no more than 25% of the baseload generating capacity can be decommissioned .  Parent shall base its assessment of relevant environmental capital expenditure requirements and environmental liabilities as accrued on the Company’s balance sheet on the conclusions of a written  environmental report prepared by a reputable, nationally recognized environmental consulting firm selected by Parent and reasonably acceptable to the Company (“Environmental Consultant”), and which has been provided to the Company for comment at least three business days in advance of Parent providing any notice to the Company pursuant to this Section 9.4(c) (the “Environmental Report”).  Company agrees that MACTEC, TRC, or URS are all acceptable as the Environmental Consultant.  No invasive soil or groundwater sampling shall be permitted in connection with preparation of the Environmental Report or otherwise under this Agreement.

(d) if the Pension Termination Liability less the Pension Asset Value exceeds $250 million; provided, that Parent shall not be permitted to terminate the Agreement pursuant to this Section 9.4(d) unless it has delivered written notice of such termination to the Company on or prior to January 17, 2011.  For purposes of this Section 9.4(d), “Pension Termination Liability” means the aggregate PBGC termination liability as of December 31, 2010 for the Company’s Title IV Company Plans as determined in accordance with Section 4044 of ERISA and related regulations and the assumptions set forth on Section 9.4(d) of the Company Disclosure Letter, and “Pension Asset Value” means the aggregate fair market value of the assets in the trusts for the Company’s Title IV Company Plans as of November 30, 2010.  For the avoidance of doubt, the first sentence of this Section shall be deemed to have occurred if the consequences of  effecting a standard termination of the Title IV Company Plans in accordance with Section 4041(b) ERISA, including the cost of purchasing distribution annuities and paying related administrative costs, requires  additional contributions to the Title IV Company Plans of more than $250 million, in the aggregate.

9.5. Effect of Termination and Abandonment

(a) In the event this Agreement is terminated pursuant to Article IX, this Agreement shall become void and of no effect with no liability to any Person on the part of any party hereto (or of any of its Representatives or Affiliates); provided, however, and notwithstanding anything in the foregoing to the contrary, that (i) except as otherwise provided herein no such termination shall relieve the Company of any liability to pay the Termination Fee pursuant to this Section 9.5, (ii) except as otherwise provided herein, no such termination will relieve any party hereto of any liability to the other party hereto for any breach of this Agreement, (iii) no such termination shall affect the approval of the Continuing Offer by the Board for purposes of Section 203 of the DGCL and such approval shall remain in full force and effect to the extent the Continuing Offer continues to constitute a Continuing Offer, and (iv) this Section 9.5 and Article X shall survive the termination of this Agreement.

(b) In the event that:

(i) (x) before obtaining the Company Requisite Vote, this Agreement is terminated pursuant to Section 9.2(a) (the section relating to the Termination Date), or Section 9.2(b) (the section relating to failure to receive stockholder approval) and (y) within eighteen (18) months of such termination the Company shall have consummated an Acquisition Proposal (provided that for purposes of this clause (y) the references to “20%” in the definition of “Acquisition Proposal” shall be deemed to be references to “50%”) as a result of which the holders of Shares shall be entitled to receive, either directly or indirectly, consideration (whether cash or otherwise) having an aggregate value of more than $5.50 per Share;

(ii) this Agreement is terminated by Parent pursuant to Section 9.4(a) (the section relating to Parent’s right to terminate for a Change of Recommendation) or by Parent or the Company pursuant to another provision of Article IX at a time when Parent had the right to terminate this Agreement pursuant to 9.4(a); or

(iii) this Agreement is terminated by the Company pursuant to Section 9.3(a) (the section relating to an Alternative Acquisition Agreement with respect to a Superior Proposal);

(iv) (x) before obtaining the Company Requisite Vote, this Agreement is terminated pursuant to Section 9.2(a) (the section relating to the Termination Date), or Section 9.2(b) (the section relating to failure to receive stockholder approval), (y) any Person shall have made or publicly announced a bona fide Acquisition Proposal after the date of this Agreement but prior to such termination, and such Acquisition Proposal shall not have been publicly withdrawn without qualification in a manner that would reasonably be expected to adversely affect the receipt of the Company Requisite Vote in any material respect at least ten (10) calendar days prior to, with respect to Section 9.2(a), the date of termination, or at least five (5) business days prior to, with respect to a termination pursuant to Section 9.2(b), the Stockholders Meeting and (z) within eighteen (18) months of such termination the Company shall have consummated an Acquisition Proposal (whether or not such Acquisition Proposal is the same Acquisition Proposal referred to in clause (y) of this Section 9.5(b)(iv)) (provided that for purposes of this clause (z) the references to “20%” in the definition of “Acquisition Proposal” shall be deemed to be references to “50%”);

then the Company shall (A) in the case of clause (i) above, within three (3) business days after the date on which the Company consummates the Acquisition Proposal referred to in sub-clause (i)(y), (B) in the case of clause (ii) above, no later than three (3) business days after the date of such termination, (C) in the case of clause (iii) above, immediately prior to or concurrently with such termination, and (D) in the case of clause (iv) above, within three (3) business days after the date the Company consummates the Acquisition Proposal referred to in sub-clause (iv)(z); pay Merger Sub or its designee the Termination Fee (as defined below) by wire transfer of immediately available funds (it being understood that in no event shall the Company be required to pay the Termination Fee on more than one occasion). “Termination Fee” shall mean an amount equal to $16.3 million less any Parent Expenses previously paid by the Company.

(c) In the event of termination of this Agreement by (i) either party pursuant to Section 9.2(b) (or a termination by the Company pursuant to a different section of Section 9.2 at a time when this Agreement was terminable pursuant to Section 9.2(b)) or (ii) Parent pursuant to Section 9.4(b), then the Company shall promptly, but in no event later than three (3) business days after being notified of such by Parent pay Merger Sub or its designee in respect of expenses incurred by Parent, Merger Sub and their respective Affiliates in connection with this Agreement and the transactions contemplated by this Agreement and as consideration for entering into this Agreement an amount equal to $5 million (the “Parent Expenses”) by wire transfer of same day funds.

(d) The parties acknowledge that the agreements contained in Section 9.5 are an integral part of the transactions contemplated by this Agreement, and that, without these agreements, the parties would not enter into this Agreement; accordingly, if the Company fails to promptly pay the amount due pursuant to Section 9.5(b) or Section 9.5(c) and, in order to obtain such payment, Parent or Merger Sub commences a suit that results in a judgment against the Company for the amount set forth in Section 9.5(b) or Section 9.5(c) or any portion thereof, the Company shall pay to Parent or Merger Sub its costs and expenses (including attorneys’ fees) in connection with such suit, together with interest on such amount or portion thereof at the prime rate of Citibank N.A. in effect on the date such payment was required to be made through the date of payment.

ARTICLE X

Miscellaneous and General

10.1. Survival

This Article X and the agreements of the Company, Parent and Merger Sub contained in Article V and Sections 7.9 (Employee Benefits), 7.10 (Expenses), 7.11 (Indemnification; Directors’ and Officers’ Insurance) and 7.19 (Confidentiality) shall survive the consummation of the Merger.  This Article X and the agreements of the Company, Parent and Merger Sub contained in Section 1.1(f) (Offer Termination), Section 1.1(h) (Continuation of the Offer), the last sentence of Section 1.2(b) (Stockholder Information), Section 7.10 (Expenses), clauses (g) and (h) of Section 7.5 (Filings; Reasonable Best Efforts; Other Actions; Notification), Section 7.12 (Takeover Statutes), Section 7.13 (Parent Vote); Section 7.21 (Rights Plan) and Section 9.5 (Effect of Termination and Abandonment) shall survive the termination of this Agreement.  All other representations, warranties, covenants and agreements in this Agreement shall not survive the consummation of the Merger or the termination of this Agreement.

10.2. Modification or Amendment

.  Subject to the provisions of the applicable Laws, at any time prior to the Effective Time, whether before or after adoption of this Agreement by stockholders of either Constituent Corporation, the parties hereto may modify or amend this Agreement, by written agreement executed and delivered by duly authorized officers of the respective parties; provided that after the consummation of the Offer Closing but prior to the Effective Time, this Agreement may not be amended in a manner that would adversely affect the right of the Company’s stockholders to receive the Per Share Merger Consideration; provided, further that if any such amendment or waiver made after the date the Company Requisite Vote is obtained shall by applicable Law or the rules and regulations of NYSE require further approval of the stockholders of the Company, the effectiveness of such amendment or waiver shall be subject to the approval of the stockholders of the Company.

10.3. Waiver of Conditions

Except as otherwise set forth herein, the Tender Offer Conditions with respect to Parent and Merger Sub and the conditions to each of the parties’ obligations to consummate the Merger are for the benefit of such applicable party and may be waived by such applicable party in whole or in part to the extent permitted by applicable Laws

10.4. Counterparts

This Agreement may be executed in any number of counterparts, each such counterpart being deemed to be an original instrument, and all such counterparts shall together constitute one and the same agreement.

10.5. GOVERNING LAW AND VENUE; WAIVER OF JURY TRIAL; SPECIFIC PERFORMANCE

(a) THIS AGREEMENT SHALL BE DEEMED TO BE MADE IN AND IN ALL RESPECTS SHALL BE INTERPRETED, CONSTRUED AND GOVERNED BY AND IN ACCORDANCE WITH THE LAW OF THE STATE OF DELAWARE WITHOUT REGARD TO THE CONFLICTS OF LAW PRINCIPLES THEREOF.  The parties hereby irrevocably submit to the exclusive personal jurisdiction of the Court of Chancery of the State of Delaware, or to the extent such Court does not have subject matter jurisdiction, any federal court located in the State of Delaware (the “Chosen Courts”) solely in respect of the interpretation and enforcement of the provisions of this Agreement and of the documents referred to in this Agreement, and in respect of the transactions contemplated hereby, and hereby waive, and agree not to assert, as a defense in any action, suit or proceeding for the interpretation or enforcement hereof or of any such document, that it is not subject thereto or that such action, suit or proceeding may not be brought or is not maintainable in the Chosen Courts or that the Chosen Courts are an inconvenient forum or that the venue thereof may not be appropriate, or that this Agreement or any such document may not be enforced in or by such Chosen Courts, and the parties hereto irrevocably agree that all claims relating to such action, suit or proceeding shall be heard and determined in the Chosen Courts.  The parties hereby consent to and grant any such Chosen Court jurisdiction over the person of such parties and, to the extent permitted by Law, over the subject matter of such dispute and agree that mailing of process or other papers in connection with any such action, suit or proceeding in the manner provided in Section 10.6 or in such other manner as may be permitted by law shall be valid, effective and sufficient service thereof.

(b) EACH PARTY ACKNOWLEDGES AND AGREES THAT ANY CONTROVERSY WHICH MAY ARISE UNDER THIS AGREEMENT IS LIKELY TO INVOLVE COMPLICATED AND DIFFICULT ISSUES, AND THEREFORE EACH SUCH PARTY HEREBY IRREVOCABLY AND UNCONDITIONALLY WAIVES ANY RIGHT SUCH PARTY MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY ACTION, SUIT OR PROCEEDING DIRECTLY OR INDIRECTLY ARISING OUT OF OR RELATING TO THIS AGREEMENT, OR THE TRANSACTIONS CONTEMPLATED BY THIS AGREEMENT.  EACH PARTY CERTIFIES AND ACKNOWLEDGES THAT (i) NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT, IN THE EVENT OF SUCH ACTION, SUIT OR PROCEEDING, SEEK TO ENFORCE THE FOREGOING WAIVER, (ii) EACH PARTY UNDERSTANDS AND HAS CONSIDERED THE IMPLICATIONS OF THIS WAIVER, (iii) EACH PARTY MAKES THIS WAIVER VOLUNTARILY, AND (iv) EACH PARTY HAS BEEN INDUCED TO ENTER INTO THIS AGREEMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION 10.5.

(c) The parties agree that irreparable damage for which monetary damages, even if available, would not be an adequate remedy, would occur in the event that the parties hereto do not perform the provisions of this Agreement in accordance with its specified terms or otherwise breach such provisions.  The parties acknowledge and agree that each party hereto shall be entitled to an injunction, specific performance and other equitable relief to prevent breaches of this Agreement and to enforce specifically the terms and provisions hereof, this being in addition to any other remedy to which they are entitled at law or in equity.  Without limitation of the foregoing and notwithstanding anything in this Agreement to the contrary, the parties hereby further acknowledge and agree that prior to the Closing, the Company shall be entitled to specific performance to prevent or cure breaches of this Agreement by Parent or Merger Sub and/or to enforce specifically the terms and provisions of this Agreement, including to cause Parent and/or Merger Sub to consummate the transactions contemplated hereby, including to consummate the Offer and/or to effect the Closing in accordance with Section 2.2, on the terms and subject to the conditions in this Agreement.  Each party hereto agrees that it will not oppose the granting of an injunction, specific performance and other equitable relief on the basis that (x) the other party has an adequate remedy at law or (y) an award of specific performance is not an appropriate remedy for any reason at law or equity.

(d) The parties further agree that (x) the seeking of the remedies provided for in Section 10.5(c) by any party shall not in any respect constitute a waiver by such party of its right to seek any other form of relief that may be available to such party under this Agreement, including under Section 9.5, in the event that this Agreement has been terminated or in the event that the remedies provided for in Section 10.5(c) are not available or otherwise are not granted, and (y) nothing set forth in this Agreement shall require any party to institute any proceeding for (or limit any party’s right to institute any proceeding for) specific performance under Section 10.5(c) prior or as a condition to exercising any termination right under Article IX (and pursuing damages after such termination, which the parties acknowledge and agree shall not be limited to reimbursement of expenses or out-of-pocket costs, and may include to the extent proven the benefit of the bargain lost by a party’s stockholders (taking into consideration relevant matters, including the transaction premium, other transaction opportunities and the time value of money)), nor shall the commencement of any Legal Proceeding pursuant to Section 10.5(c) or anything set forth in this Section 10.5(d) restrict or limit any party’s right to terminate this Agreement in accordance with the terms of Article IX or pursue any other remedies under this Agreement that may be available then or thereafter.

10.6. Notices

Any notice, request, instruction or other document to be given hereunder by any party to the others shall be in writing and delivered personally or sent by registered or certified mail, postage prepaid, by facsimile or by overnight courier:

If to Parent or Merger Sub:

IEP Merger Sub Inc.
c/o Icahn Enterprises Holdings L.P.
767 Fifth Avenue, 47th Floor
New York, NY 10153
Attention:  Deputy General Counsel

Fax.:  (212) 688-1158
Icahn Enterprises Holdings L.P.
767 Fifth Avenue, 47th Floor
New York, NY 10153
Attention:  Chief Financial Officer
Fax.:  (646) 861-7585

If to the Company:

Dynegy Inc.
1000 Louisiana, Suite 5800
Houston, TX 77002
Attention:  General Counsel
Fax: (713) 356-2185

with a copy to

Sullivan & Cromwell LLP
125 Broad Street
New York, NY  10004

Attention:  Joseph B. Frumkin
                          Krishna Veeraraghavan

Fax:  (212) 558-3588

or to such other persons or addresses as may be designated in writing by the party to receive such notice as provided above.  Any notice, request, instruction or other document given as provided above shall be deemed given to the receiving party upon actual receipt, if delivered personally; three (3) business days after deposit in the mail, if sent by registered or certified mail; upon confirmation of successful transmission if sent by facsimile and received by 5:00 p.m. New York time on a business day (otherwise the next business day) (provided that if given by facsimile such notice, request, instruction or other document shall be followed up within one (1) business day by dispatch pursuant to one of the other methods described herein); or on the next business day after deposit with an overnight courier, if sent by an overnight courier.

10.7. Entire Agreement

This Agreement (including any schedules, annexes and exhibits hereto), the Company Disclosure Letter, the Parent Disclosure Letter the Guarantee and the Support Agreement constitute the entire agreement, and supersede all other prior agreements, understandings, representations and warranties both written and oral, among the parties, with respect to the subject matter hereof.  EACH PARTY HERETO AGREES THAT, EXCEPT FOR THE REPRESENTATIONS AND WARRANTIES CONTAINED IN THIS AGREEMENT, NEITHER PARENT AND MERGER SUB NOR THE COMPANY MAKES ANY OTHER REPRESENTATIONS OR WARRANTIES, AND EACH HEREBY DISCLAIMS ANY OTHER REPRESENTATIONS OR WARRANTIES, EXPRESS OR IMPLIED, OR AS TO THE ACCURACY OR COMPLETENESS OF ANY OTHER INFORMATION, MADE BY, OR MADE AVAILABLE BY, ITSELF OR ANY OF ITS REPRESENTATIVES, WITH RESPECT TO, OR IN CONNECTION WITH, THE NEGOTIATION, EXECUTION OR DELIVERY OF THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY, NOTWITHSTANDING THE DELIVERY OR DISCLOSURE TO THE OTHER OR THE OTHER’S REPRESENTATIVES OF ANY DOCUMENTATION OR OTHER INFORMATION WITH RESPECT TO ANY ONE OR MORE OF THE FOREGOING.

10.8. No Third Party Beneficiaries

Subject to Section 10.5(d), except (i) as provided in Section 7.11 (Indemnification; Directors’ and Officers’ Insurance), (ii) only with respect to stockholders and only after the Effective Time, for the provisions set forth in Article V and (iii) to the extent permitted by applicable Laws, Parent and the Company hereby agree that their respective representations, warranties and covenants set forth herein are solely for the benefit of the other party hereto, in accordance with and subject to the terms of this Agreement, and this Agreement is not intended to, and does not, confer upon any Person other than the parties hereto any rights or remedies hereunder, including the right to rely upon the representations and warranties set forth herein.  The parties hereto further agree that the rights of third party beneficiaries under Section 7.11 shall not arise unless and until the Acceleration Time occurs.  The representations and warranties in this Agreement are the product of negotiations among the parties hereto and are for the sole benefit of the parties hereto.  Any inaccuracies in such representations and warranties are subject to waiver by the parties hereto in accordance with Section 10.3 without notice or liability to any other Person.  In some instances, the representations and warranties in this Agreement may represent an allocation among the parties hereto of risks associated with particular matters regardless of the knowledge of any of the parties hereto.  Consequently, Persons other than the parties hereto may not rely upon the representations and warranties in this Agreement as characterizations of actual facts or circumstances as of the date of this Agreement or as of any other date.

10.9. Obligations of Parent and of the Company

Whenever this Agreement requires a Subsidiary of Parent to take any action, such requirement shall be deemed to include an undertaking on the part of Parent to cause such Subsidiary to take such action.  Whenever this Agreement requires a Subsidiary of the Company to take any action, such requirement shall be deemed to include an undertaking on the part of the Company to cause such Subsidiary to take such action and, after the Effective Time, on the part of the Surviving Corporation to cause such Subsidiary to take such action.

10.10. Transfer Taxes

All transfer, documentary, sales, use, stamp, registration and other similar Taxes and fees (including penalties and interest) incurred in connection with the Merger shall be paid by the Surviving Corporation when due.

10.11. Definitions

Each of the terms set forth in Annex A is defined in the Section of this Agreement set forth opposite such term.

10.12. Severability

The provisions of this Agreement shall be deemed severable and the invalidity or unenforceability of any provision shall not affect the validity or enforceability of the other provisions hereof.  If any provision of this Agreement, or the application thereof to any Person or any circumstance, is invalid or unenforceable, (a) a suitable and equitable provision shall be substituted therefor in order to carry out, so far as may be valid and enforceable, the intent and purpose of such invalid or unenforceable provision and (b) the remainder of this Agreement and the application of such provision to other Persons or circumstances shall not be affected by such invalidity or unenforceability, nor shall such invalidity or unenforceability affect the validity or enforceability of such provision, or the application thereof, in any other jurisdiction.

10.13. Interpretation; Construction

(a)  The table of contents and headings herein are for convenience of reference only, do not constitute part of this Agreement and shall not be deemed to limit or otherwise affect any of the provisions hereof.  Where a reference in this Agreement is made to a Section or Exhibit, such reference shall be to a Section of or Exhibit to this Agreement unless otherwise indicated.  Whenever the words “include,” “includes” or “including” are used in this Agreement, they shall be deemed to be followed by the words “without limitation.”  All pronouns and all variations thereof shall be deemed to refer to the masculine, feminine or neuter, singular or plural, as the identity of the Person may require.  Where a reference in this Agreement is made to any agreement (including this Agreement), contract, statute or regulation, such references are to, except as context may otherwise require, the agreement, contract, statute or regulation as amended, modified, supplemented, restated or replaced from time to time (in the case of an agreement or contract, to the extent permitted by the terms thereof); and to any section of any statute or regulation including any successor to the section and, in the case of any statute, any rules or regulations promulgated thereunder.  All references to “dollars” or “$” in this Agreement are to United States dollars.

(b) The parties have participated jointly in negotiating and drafting this Agreement.  In the event that an ambiguity or a question of intent or interpretation arises, this Agreement shall be construed as if drafted jointly by the parties, and no presumption or burden of proof shall arise favoring or disfavoring any party by virtue of the authorship of any provision of this Agreement.

(c) Each party hereto has or may have set forth information in its respective Disclosure Letter in a section thereof that corresponds to the section of this Agreement to which it relates.  The fact that any item of information is disclosed in a Disclosure Letter to this Agreement shall not be construed to mean that such information is required to be disclosed by this Agreement.

10.14. Assignment

This Agreement shall not be assignable by operation of law or otherwise without the written consent of each of the parties hereto; provided, however, that prior to the mailing of the Offer Documents to the Company’s stockholders, Parent may designate, by written notice to the Company, another wholly owned direct or indirect Subsidiary to be a Constituent Corporation and serve as purchaser pursuant to the Offer in lieu of Merger Sub, in which event all references herein to Merger Sub shall be deemed references to such other Subsidiary, except that all representations and warranties made herein with respect to Merger Sub as of the date of this Agreement shall be deemed representations and warranties made with respect to such other Subsidiary as of the date of such designation; provided that any such designation shall not impede or delay the consummation of the Offer, the Merger or the transactions contemplated by this Agreement or otherwise adversely affect the ability of holders of Shares to receive the aggregate Offer Price and/or Per Share Merger Consideration.  Any purported assignment in violation of this Agreement is void.

IN WITNESS WHEREOF, this Agreement has been duly executed and delivered by the duly authorized officers of the parties hereto as of the date first written above.

DYNEGY INC.

By:	/s/ Bruce A. Williamson
	Name:	Bruce A. Williamson
	Title:	Chairman, President and Chief Executive Officer

IEH MERGER SUB LLC

By:	/s/ Daniel Ninivaggi
	Name:	Daniel Ninivaggi
	Title:	President

IEP MERGER SUB INC.

By:	/s/ Daniel Ninivaggi
	Name:	Daniel Ninivaggi
	Title:	President

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ANNEX A

DEFINED TERMS

TermsSection

2011 Bonus Payment Date7.9(c)
Acceleration Time5.3(c)
Acquisition Proposal7.2(d)(i)
Affected Employees7.9(a)
Affiliate6.1(a)(i)
Affiliated Shares5.1(a)
AgreementPreamble
Alternative Acquisition Agreement7.2(e)(ii)
Antitrust Law7.5(d)(i)
Bankruptcy and Equity Exception6.1(c)(i)
business day1.1(d)
Bylaws3.2
Casualty Loss7.15
Certificate5.1(a)
Change of Recommendation7.2(e)(ii)
Charter3.1
Chosen Courts10.5(a)
Closing2.2
Closing Date2.2
Code1.1(g))
Commodity Risk Policy6.1(s)
Common StockRecitals
CompanyPreamble
Company Actions7.2(e)(ii)
Company Disclosure Letter6.1
Company Employees6.1(h)(i)
Company Equity Awards6.1(b)(i)
Company Financial Statements6.1(e)(ii)
Company Intellectual Property6.1(o)(i)
Company Joint Venture6.1(b)(ii)
Company Material Adverse Effect6.1(a)(iv)
Company Material Contracts6.1(r)
Company Performance Awards6.1(b)(i)
Company Plans6.1(h)(i)
Company Recommendation6.1(c)(ii)
Company Reports6.1(e)(i)
Company Required Governmental Approvals6.1(d)(i)
Company Requisite Vote6.1(c)(i)
Company Restricted Stock6.1(b)(i)
Company SEC Reports6.1(e)(i)
Company Stock Options6.1(b)(i)
Company Trading Guidelines6.1(s)
Constituent CorporationsPreamble
Continuing Conditions1.1(h)
Continuing Employees7.9(c)
Continuing Offer1.1(h)
Credit Agreement6.1(b)(v)
Current Assets6.1(n)(ii)
D&O Insurance7.11(b)
Debt Financing7.14
Delaware Certificate of Merger2.3
DGCL1.4(a)
Dissenting Shares5.1(a)
Dissenting Stockholders5.1(a)
DTC5.2(c)
DTC Payment5.2(c)
Effective Time2.3
Environmental Claim6.1(l)(vii)(A)
Environmental Laws6.1(l)(vii)(B)
Environmental Report9.4(c)
Equity Interests7.1(a)(ii)
ERISA6.1(h)(i)
ERISA Affiliate6.1(h)(i)
Evaluation Material7.6
Exchange ActRecitals
Exchange Fund5.2(a)
Excluded Shares5.1(a)
Existing Directors1.3(a)
Expiration Date1.1(d)
Fairness Opinions6.1(c)(ii)
FCC6.1(d)(i)
FCC Pre-Approvals6.1(d)(i)
FCPA6.1(i)(v)
FERC6.1(d)(i)
Final Order5.2(e)
FPA6.1(d)(i)
GAAP6.1(e)(ii)
Go-Shop Period7.2(a)
Governmental Approval Entity7.5(d)(ii)
Governmental Entity6.1(d)(i)
GuaranteeRecitals
GuarantorRecitals
Guarantor SEC Reports6.2(l)
Hazardous Materials6.1(l)(vii)(C)
HSR Act6.1(d)(i)
Indebtedness6.1(q)(ii)
Indemnified Parties7.11(a)
Independent Director Committee1.3(a)
Independent Director Committee Actions1.3(b)
Independent Directors1.3(a)
Information Statement1.3(c)
Intellectual Property6.1(o)(iv)(A)
Knowledge6.1(g)(iv)
Known6.1(g)(iv)
Law5.2(e)
Laws5.2(e)
Leased Real Property6.1(q)(i)
Legal Proceedings6.1(g)(i)
Lien6.1(b)(ii)
MEO9.4(c)
MergerRecitals
Merger SubPreamble
Minimum ConditionExhibit A
No-Shop Period Start Date7.2(b)
NSR Matters6.1(l)(vii)(D)
NYPSC6.1(d)(i)
NYSE1.1(d)
OfferRecitals
Offer Closing1.1(e)
Offer Closing Date1.1(e)
Offer Documents1.1(c)
Offer PriceRecitals
Order6.1(d)(ii)
Other Real Property6.1(q)(i)
Owned Real Property6.1(q)(i)
ParentPreamble
Parent Disclosure Letter6.2
Parent Expenses9.5(c)
Parent Required Governmental Approvals6.2(c)(i)
Parent Shares6.2(h)
Paying Agent5.2(a)
PBGC6.1(h)(ii)
Pension Asset Value9.4(d)
Pension Termination Liability9.4(d)
Per Share Merger Consideration5.1(a)
Permit6.1(d)(ii)
Permitted Liens6.1(q)(i)
Person5.2(e)
Phantom Stock Units6.1(b)(i)
Preferred Shares6.1(b)(i)
Prior Agreement6.1(a)(iv)(D)
Prior Application7.5(h)
Promissory Note1.4(c)
Proxy Statement6.1(d)(i)
Purchase Date1.4(b)
Real Property6.1(q)(i)
Regulatory ConditionExhibit A
Release6.1(l)(vii)(D)
Releasing Persons7.13(b)
Representative7.2(a)
RightRecitals
Rights AgreementRecitals
Schedule 14D-91.2(a)
Schedule TO1.1(c)
SEC1.1(c)
Securities Act6.1(a)(i), 1.4(d)
Securities Laws1.1(c)
SharesRecitals
Significant Subsidiary6.1(a)(iii)
Special CommitteeRecitals
Stock Plans6.1(b)(i)
Stockholder Consent7.4(b)
Stockholders Meeting7.4(c)
Subsequent Transaction7.13(b)
Subsidiary6.1(a)(ii)
Sufficient Amount6.2(e)
Superior Proposal7.2(d)(ii)
Support AgreementRecitals
Support Party7.13(a)
Surviving Corporation2.1
Takeover Statute6.1(j)
Tax6.1(m)(vii)(A)
Tax Return6.1(m)(vii)(B)
Tender Offer Conditions1.1(a)
Tender Termination1.1(f)
Termination Date9.2
Termination Fee9.5(b)
Third Party Investment7.6
Title IV Company Plan6.1(h)(i)
Top-Up Closing1.4(c)
Top-Up Option1.4(a)
Top-Up Option Shares1.4(a)
Trade Secrets6.1(o)(iv)(B)
Transfer7.13(a)
Violation6.1(d)(ii)
Voting Termination Date7.13(e)
Written Consent Information Statement6.1(d)(i)

Annex A-

EXHIBIT A

CONDITIONS OF THE OFFER

Notwithstanding any other provisions of the Offer, Parent shall not be required to accept for payment or, subject to any applicable rules and regulations of the SEC, including Rule 14e-1(c) promulgated under the Exchange Act (relating to Parent’s obligation to pay for or return tendered Shares promptly after termination or withdrawal of the Offer), pay for any Shares tendered pursuant to the Offer (and not theretofore accepted for payment or paid for) if (i) there shall not be validly tendered and not properly withdrawn prior to the Expiration Date for the Offer that number of Shares which, when added to any Shares already owned by Parent, its Subsidiaries and the Support Parties (and for this purpose, Parent, its Subsidiaries and the Support Parties shall be deemed to own Shares that are subject to options to purchase Shares to the extent such options have been irrevocably exercised and paid for by any of them prior to the Expiration Date), represents at least a majority of the outstanding Shares on a fully diluted basis as of the Expiration Date of the Offer (assuming the issuance of all Shares that may be issued upon the vesting of outstanding Company Restricted Stock, plus Shares issuable upon the exercise of all outstanding Company Stock Options, warrants and other rights to purchase Shares with an exercise price per Share less than the Offer Price) (such condition, the “Minimum Condition”), or (ii) at any time on or after the date of the commencement of the Offer and prior to the Expiration Date, any of the following events shall occur and be continuing:

(1) An Order by any Governmental Entity of competent jurisdiction, restraining, or rendering illegal the consummation of the Offer or the Merger shall have been issued and be continuing in effect;

(2) the Agreement shall have been terminated by the Company, Merger Sub or Parent in accordance with its terms;

(3) (i)  the representations and warranties of the Company set forth in the Agreement other than those referenced in clause (ii) below (without giving effect to any materiality or Company Material Adverse Effect qualifications set forth therein) shall not be true and correct as of the date of the Agreement and as of the Expiration Date as though made on and as of such date and time (except to the extent that any such representation and warranty expressly speaks as of an earlier date, in which case such representation and warranty shall, subject to the qualifications below, not be true and correct as of such earlier date) except where the failures of any such representations and warranties to be so not true and correct, individually or in the aggregate, would not reasonably be expected to have a Company Material Adverse Effect; or (ii) the representations and warranties set forth in (x) Section 6.1(b)(i), Section 6.1(c) and Section 6.1(k) of the Agreement shall not be true and correct in all respects as of the date of the Agreement and as of the Expiration Date as though made on and as of such date and time (except to the extent that any such representation and warranty expressly speaks as of an earlier date, in which case such representation and warranty shall not be true and correct as of such earlier date and except, with respect to the representations and warranties of the Company set forth in Section 6.1(b)(i) of the Agreement, for such inaccuracies as are de minimis relative to Section 6.1(b)(i) taken as a whole) or (y) Section 6.1(f)(i) of the Agreement shall not be true and correct without disregarding the Company Material Adverse Effect qualification contained therein as of the date of the Agreement and as of the Expiration Date as though made on and as of such date and time (except to the extent that any such representation and warranty expressly speaks of an earlier date, in which case such representation and warranty shall be true and correct as of such earlier date);

(4) the Company shall have failed to perform in all material respects all obligations required to be performed by it under the Agreement at or prior to the Expiration Date; or

(5) Parent shall not have received a certificate signed on behalf of the Company by a senior executive officer of the Company stating that (i) the Company’s representations and warranties are true and correct in the manner specified in clause (3) of this Exhibit A, and (ii) the Company has performed in all material respects all obligations required to be performed by it under the Agreement prior to the Expiration Date;

(6) (i) The waiting period applicable to the consummation of the Offer under the HSR Act shall not have expired or been terminated, (ii) the approval of the FERC under Section 203 of the FPA shall not have been received, or (iii) the approval, or a determination that no approval is required, of the NYPSC under the New York Public Service Law, as amended, shall not have been received with respect to the consummation of the Offer and the Merger (collectively, the “Regulatory Condition”);

The foregoing conditions shall be for the benefit of Parent and may be asserted by Parent regardless of the circumstances (including any action or inaction by Parent or Merger Sub, other than action or inaction in breach of the Agreement) giving rise to any such conditions and may be waived by Parent in whole or in part at any time and from time to time, in each case except for the Minimum Condition and the Regulatory Condition, in the exercise of the reasonable good faith judgment of Parent and subject to the terms of the Agreement, and the applicable rules and regulations of the SEC.  The failure by Parent at any time to exercise any of the foregoing rights shall not be deemed a waiver of any such right and each such right may be deemed an ongoing right which may be asserted at any time and from time to time.

Ex. A-

EXHIBIT A-2

CONDITIONS OF THE CONTINUING OFFER

Notwithstanding any other provisions of the Continuing Offer, Parent shall not be required to accept for payment or, subject to any applicable rules and regulations of the SEC, including Rule 14e-1(c) promulgated under the Exchange Act (relating to Parent’s obligation to pay for or return tendered Shares promptly after termination or withdrawal of the Continuing Offer), pay for any Shares tendered pursuant to the Continuing Offer (and not theretofore accepted for payment or paid for) if (i) there shall not be validly tendered and not properly withdrawn prior to the expiration date for the Continuing Offer that number of Shares which, when added to any Shares already owned by Parent, its Subsidiaries and the Support Parties (and for this purpose, Parent, its Subsidiaries and the Support Parties shall be deemed to own Shares that are subject to options to purchase Shares to the extent such options have been irrevocably exercised and paid for by any of them prior to the expiration date), represents at least a majority of the outstanding Shares on a fully diluted basis as of the expiration date of the Continuing Offer (assuming the issuance of all Shares that may be issued upon the vesting of outstanding Company Restricted Stock, plus Shares issuable upon the exercise of all outstanding Company Stock Options, warrants and other rights to purchase Shares with an exercise price per Share less than the Offer Price) (such condition, the “Continuing Minimum Condition”), or (ii) at any time on or after the date of the commencement of the Continuing Offer and prior to the expiration date, any of the following events shall occur and be continuing:

(1)           An Order by any Governmental Entity of competent jurisdiction, restraining, or rendering illegal the consummation of the Continuing Offer shall have been issued and be continuing in effect;

(2)           (i) The waiting period applicable to the consummation of the Continuing Offer under the HSR Act shall not have expired or been terminated, (ii) the approval of the FERC under Section 203 of the FPA shall not have been received, or (iii) the approval, or a determination that no approval is required, of the NYPSC under the New York Public Service Law, as amended, shall not have been received with respect: (A) to the consummation of the Continuing Offer and (B) if so determined by Parent, the transaction contemplated in clauses (x) or (y) of clause (v) of the definition of Qualifying Offer in the Rights Agreement.

The foregoing conditions shall be for the benefit of Parent and may be asserted by Parent regardless of the circumstances (including any action or inaction by Parent or Merger Sub, other than action or inaction in breach of the Agreement) giving rise to any such conditions and may be waived by Parent in whole or in part at any time and from time to time, in each case except for the Minimum Condition and the Regulatory Condition, in the exercise of the reasonable good faith judgment of Parent and subject to the terms of the Agreement, and the applicable rules and regulations of the SEC.  The failure by Parent at any time to exercise any of the foregoing rights shall not be deemed a waiver of any such right and each such right may be deemed an ongoing right which may be asserted at any time and from time to time.

Ex. A-2-

EXHIBIT B

CERTIFICATE OF INCORPORATION

OF

DYNEGY INC.

ARTICLE ONE

NAME

The name of the corporation is Dynegy Inc. (hereinafter called the “Corporation”).

ARTICLE TWO

REGISTERED OFFICE AND AGENT

The address of the Corporation’s registered office in the state of Delaware is 1209 Orange Street, City of Wilmington, New Castle County, Delaware 19801.  The name of its registered agent at such address is The Corporation Trust Company.

ARTICLE THREE

PURPOSE

The purpose of the Corporation is to engage in any lawful act or activity for which corporations may be organized under the General Corporation Law of the State of Delaware (the “DGCL”).

ARTICLE FOUR

CAPITAL STOCK

Section 1.                  Authorized Shares. The total number of shares of capital stock which the Corporation has the authority to issue is one hundred ten million (110,000,000) consisting of one hundred million (100,000,000) shares of common stock, all with a par value of one cent ($0.01) per share (the “Common Stock”), and ten million (10,000,000) shares of preferred stock, all with a par value of one cent ($0.01) per share (the “Preferred Stock”). The voting powers, designations, preferences and relative, participating, optional or other special rights, and the qualifications, limitations or restrictions thereof, in respect of the classes of stock of the Corporation are as follows:

Section 2.                  Preferred Stock

(a) The Preferred Stock of the Corporation may be issued from time to time in one or more series of any number of shares, provided that the aggregate number of shares issued and not canceled in any and all such series shall not exceed the total number of shares of Preferred Stock hereinabove authorized.

(b) Authority is hereby vested in the Board of Directors of the Corporation (the “Board of Directors”) from time to time to authorize the issuance of one or more series of Preferred Stock and, in connection with the authorization of such series, to fix by resolution or resolutions providing for the issuance of shares thereof the characteristics of each such series including, without limitation, the following:

(i)
the maximum number of shares to constitute such series, which may subsequently be increased or decreased (but not below the number of shares of that series then outstanding) by resolution of the Board of Directors, the distinctive designation thereof and the stated value thereof if different than the par value thereof;

(ii)	whether the shares of such series shall have voting powers, full or limited, or no voting powers, and if any, the terms of such voting powers;

(iii)
the dividend rate, if any, on the shares of such series, the conditions and dates upon which such dividends shall be payable, the preference or relation which such dividends shall bear to the dividends payable on any other class or classes or on any other series of capital stock and whether such dividend shall be cumulative or noncumulative;

(iv)
whether the shares of such series shall be subject to redemption by the Corporation, and, if made subject to redemption, the times, prices and other terms, limitations, restrictions or conditions of such redemption;

(v)
the relative amounts, and the relative rights or preference, if any, of payment in respect of shares of such series, which the holders of shares of such series shall be entitled to receive upon the liquidation, dissolution or winding-up of the Corporation;

(vi)
whether or not the shares of such series shall be subject to the operation of a retirement or sinking fund and, if so, the extent to and manner in which any such retirement or sinking fund shall be applied to the purchase or redemption of the shares of such series for retirement or to other corporate purposes and the terms and provisions relative to the operation thereof;

(vii)
whether or not the shares of such series shall be convertible into, or exchangeable for, shares of any other class, classes or series, or other securities of the Corporation, and if so convertible or exchangeable, the price or prices or the rate or rates of conversion or exchange and the method, if any, of adjusting same;

(viii)
the limitations and restrictions, if any, to be effective while any shares of such series are outstanding upon the payment of dividends or the making of other distributions on, and upon the purchase, redemption or other acquisition by the Corporation of, the Common Stock (as defined above) or any other class or classes of stock of the Corporation ranking junior to the shares of such series either as to dividends or upon liquidation, dissolution or winding-up;

(ix)
the conditions or restrictions, if any, upon the creation of indebtedness of the Corporation or upon the issuance of any additional stock (including additional shares of such series or of any other series or of any other class) ranking on a parity with or prior to the shares of such series as to dividends or distributions of assets upon liquidation, dissolution or winding-up; and

(x)
any other preference and relative, participating, optional or other special rights, and the qualifications, limitations or restrictions thereof, as shall not be inconsistent with applicable law, this Certificate of Incorporation (this “Certificate”) or any resolution of the Board of Directors pursuant hereto.

Section 3.                  Common Stock

(a) Unless expressly provided by the Board of Directors of the Corporation in fixing the voting rights of any series of Preferred Stock, the holders of the outstanding shares of Common Stock shall exclusively possess all voting power for the election of directors and for all other purposes, each holder of record of shares of Common Stock being entitled to one vote for each share of such stock standing in his name on the books of the Corporation.  No holder of shares of Common Stock of the Corporation shall have the right to cumulate votes.

(b) Subject to the prior rights of the holders of Preferred Stock now or hereafter granted pursuant to this Certificate and applicable law, the holders of Common Stock shall be entitled to receive, when and as declared by the Board of Directors, out of funds legally available for that purpose, dividends payable either in cash, stock or otherwise and other distributions, whether in respect of liquidation or dissolution (voluntary or involuntary) or otherwise.

(c) In the event of any liquidation, dissolution or winding-up of the Corporation, either voluntary or involuntary, after payment shall have been made in full to the holders of Preferred Stock of any amounts to which they may be entitled and subject to the rights of the holders of Preferred Stock now or hereafter granted pursuant to this Certificate, the holders of Common Stock shall be entitled, to the exclusion of the holders of Preferred Stock of any and all series, to share, ratably, according to the number of shares of Common Stock held by them, in all remaining assets of the Corporation available for distribution to its stockholders.

ARTICLE FIVE

[RESERVED]

ARTICLE SIX

BOARD OF DIRECTORS

Section 1.                  Election.  Elections of directors need not be by written ballot unless the Bylaws shall so provide.

Section 2.                  Number.  The number of directors which constitute the entire Board of Directors shall be designed by, or in the manner provided in, the Bylaws.

ARTICLE SEVEN

BYLAW AMENDMENTS

Section 1.                  Amendments by the Board of Directors.  Subject to the rights of stockholders pursuant to Article Seven, Section 2 of this Certificate to propose the adoption, amendment or repeal and/or to adopt, amend, and repeal from time to time Bylaws made by the Board of Directors, the Board of Directors may make, adopt, amend, and repeal from time to time the Bylaws and make from time to time new Bylaws of the Corporation.

Section 2.                  Amendments by the Stockholders.  The Stockholders of the Corporation may, upon the affirmative vote of the holders of at least a majority of the issued and outstanding shares of voting stock entitled to vote thereon (i) adopt, amend or repeal the Bylaws of the Corporation, including but not limited to, those made by the Board of Directors or (ii) make new Bylaws.

ARTICLE EIGHT

SECTION 203

The Corporation expressly elects not to be governed by Section 203 of the General Corporation Law of the State of Delaware.

ARTICLE NINE

LIMITATION OF LIABILITY

To the fullest extent permitted by the DGCL as it now exists or may hereafter be amended, no director of the Corporation shall be liable to the Corporation or its stockholders for monetary damages for breach of fiduciary duty as a director.  Any repeal or modification of this paragraph shall not adversely affect any right or protection of a director of the Corporation existing at the time of such repeal or modification.

The rights conferred on any director by this Article Nine shall not be exclusive of any other rights which any director may have or hereafter acquire under law, this Certificate, the Bylaws, an agreement, vote of stockholders or otherwise.  This Article Nine shall not limit the right of the Corporation, to the extent and in the manner authorized or permitted by law, to indemnify and to advance expenses to persons other than the directors of the Corporation

ARTICLE TEN

AMENDMENT

The Corporation reserves the right to amend, alter, change or repeal any provision contained in this Certificate, in the manner now or hereafter prescribed by statute, and all rights conferred upon stockholders herein are granted subject to this reservation.  To be effective, any amendment, alteration, change or repeal made to this Certificate must be approved by the affirmative vote of the holders of at least a majority of the issued and outstanding shares of voting stock entitled to vote.

ARTICLE ELEVEN

NOTICES

All notices referred to herein shall be in writing or electronic transmission, shall be delivered personally, by courier, facsimile, electronic transmission or by first class mail, postage prepaid, and shall be deemed to have been given when so delivered, sent, transmitted or mailed to the Corporation at its principal executive offices and to any stockholder at such holder’s address as it appears in the stock records of the Corporation (unless otherwise specified in a written notice to the Corporation by such holder).